   As filed with the Securities and Exchange Commission on November 6, 1997

                                                Registration No.  333-__________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                            _______________________
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ______________________
                              WORLD AIRWAYS, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                                                                          94-1358276
(State or Other Jurisdiction of                  13873 Park Center Road, Suite 490                       (I.R.S. Employer
Incorporation or Organization)                       Herndon, Virginia 20171                            Identification No.)
                                                           (703) 834-9200
                                     (Address, including zip code, and telephone number,  inclu-
                                     ding area code, of Registrant's principal executive offices)


                           _________________________
                              Russell L. Ray, Jr.
                                   President
                          and Chief Executive Officer
                              World Airways, Inc.
                    Washington Dulles International Airport
                       13873 Park Center Road, Suite 490
                            Herndon, Virginia 20171
                                (703) 834-9200
               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)

                                  Copies to:
                               David M.  Carter
                               Hunton & Williams
                         Riverfront Plaza, East Tower
                             951 East Byrd Street
                         Richmond, Virginia 23219-4074
                                (804) 788-8200
                           _________________________

      Approximate date of commencement of the proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment, please check the following box.[ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] _________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering.[ ] _________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
      Title of Each Class                           Proposed Maximum Offering
       of Securities to             Amount to be             Price                   Proposed Maximum         Amount of Registration
        be Registered                Registered            Per Share             Aggregate Offering Price              Fee (1)
 -----------------------------------------------------------------------------------------------------------------------------------

8% Convertible Subordinated         $50,000,000              100%                      $50,000,000                    $15,152
   Debentures Due 2004
Common Stock, $0.001 par
value (2)                              (3)                    --                           --                           (3)
 ==================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(i) of Regulation C under the Securities Act of 1933.
(2) Represents shares issuable upon conversion of the Debentures.
(3) Such presently indeterminable number of shares of Common Stock as shall be issuable from time to time upon conversion of the Debentures. Based upon a conversion price of $8.90 per share, 5,617,978 shares of Common Stock are issuable upon conversion of the Debentures, not including an indeterminable number of shares of Common Stock that may become issuable upon conversion of the Debentures in connection with a stock split, stock dividend, recapitalization or similar event. No additional consideration will be received by the Registrant for the shares of Common Stock issued upon conversion of the Debentures and therefore, pursuant to Rule 457(i), no registration fee is required with respect to the registration of Common Stock hereunder.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                                  $50,000,000

                              WORLD AIRWAYS, INC.

             8% Convertible Senior Subordinated Debentures Due 2004
                   Interest Payable February 26 and August 26

                              ------------------

  This Prospectus relates to the public offer and sale of up to $50,000,000 aggregate principal amount of 8% Convertible Senior Subordinated Debentures Due 2004 (the "Debentures") and an indeterminate number of shares of World Airways, Inc. ("World Airways" or the "Company") common stock $0.001 par value ("Common Stock") that are issuable upon conversion of the Debentures (the "Shares" and, together with the Debentures, are sometimes referred to as the "Securities"). The Securities may be offered from time to time for the account of the holders thereof named herein (the "Selling Securityholders"). See "Selling Securityholders" and "Plan of Distribution"). Information concerning the Selling Securityholders may change from time to time which changes will be set forth in an accompanying Prospectus Supplement.

  The Debentures are convertible into the Shares at any time after October 25, 1997 and at or before maturity, unless previously redeemed, at a conversion price of $8.90 per share, subject to adjustment on the occurrence of certain events. The Common Stock of the Company is traded on The Nasdaq National Market System ("Nasdaq") under the symbol "WLDA." On November 3, 1997, the last reported sale price of the Common Stock on Nasdaq was $8.25 per share.

  The Debentures do not provide for a sinking fund and are not redeemable by the Company prior to August 26, 2000. Subject to the foregoing, the Debentures are redeemable at the option of the Company, in whole or in part, at the redemption prices set forth in this Prospectus, together with accrued interest. Upon a Repurchase Event (as defined herein), each holder of Debentures shall have the right, at the holder's option, to require the Company to repurchase such holder's Debentures at a purchase price equal to 100% of the principal amount thereof, plus accrued interest. See "Description of Debentures--Certain Rights to Require Repurchase of Debentures."

  The Debentures are unsecured senior subordinated obligations of the Company and are subordinate to all present and future Senior Indebtedness (as defined herein) of the Company. As of June 30, 1997, Senior Indebtedness was $40.8 million (including $6.7 million attributable to capital lease obligations). The Indenture (as defined herein) will not restrict the incurrence of any other indebtedness or liabilities by the Company or its subsidiaries, if any. See "Description of Debentures--Subordination."

  The Debentures were originally issued by the Company on August 26, 1997, in a private placement (the "Private Placement"), with Furman Selz and Dillon, Read & Co. Inc. as initial purchasers therein (the "Initial Purchasers"). See "Prospectus Summary The Private Placement." As of the date of this Prospectus, the aggregate principal amount of Debentures outstanding is $50,000,000 and no Debentures have been converted into Shares. Prior to the date of this Prospectus, there has been no public market for the Debentures. Although the Debentures are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market of the National Association of Securities Dealers, Inc., there can be no assurance that an active trading market for the Debentures will develop.

  The Company has been advised by the Selling Securityholders that the Selling Securityholders, acting as principals for their own account, directly or through agents, dealers or underwriters to be designated from time to time, may sell the Debentures and the Shares from time to time on terms to be determined at the time of the sale through customary brokerage channels or private sales at market prices then prevailing or at negotiated prices then obtainable. To the extent required, the aggregate principal amount of the specific Debentures or the number of Shares to be sold, the names of the Selling Securityholders, the purchase price, the public offering price, the name of any agent, dealer or underwriter, the amount of expenses of the offering and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement or, if appropriate, post-effective amendment to the Registration Statement of which this Prospectus is a part. Each of the Selling Securityholders reserves the right to accept and, together with its agents from time to time, to reject in whole or in part any proposed purchase of the Debentures or Shares to be made directly or through agents. The aggregate proceeds to the Selling Securityholders from the sale of the Debentures and the Shares offered by the Selling Securityholders hereby will be the purchase price of such Debentures or Shares less any discounts or commissions. For information concerning indemnification arrangements between the Company and the Selling Securityholders, see "Plan of Distribution."

  For a description of certain income tax consequences to holders of the Debentures, see "Certain United States Federal Income Tax Consequences."

  See "Risk Factors" beginning on page 11 of this Prospectus for a discussion of certain factors that should be considered by prospective investors.

                      ---------------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                       REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                      ---------------------------------

               The date of this Prospectus is November ___ , 1997

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the Financial Statements of World Airways (including the Notes thereto) appearing elsewhere in this Prospectus or incorporated by reference herein. Unless otherwise indicated, all information contained herein assumes no exercise of the Initial Purchasers' over-allotment option or of options granted pursuant to World Airways' stock option plans. See "Plan of Distribution."

                                  The Company

  World Airways, Inc. ("World Airways" or the "Company") is a global provider of long-range passenger and cargo air transportation outsourcing services to major international airlines under fixed rate, multi-year contracts. The Company's passenger and freight operations currently employ 12 wide-body aircraft which are operated under contracts primarily with Pacific Rim airlines. These contracts generally require the Company to supply aircraft, crew, maintenance and insurance ("ACMI" or "wet lease"), while the Company's customers are responsible for a large portion of the other operating expenses, including fuel. World Airways' airline customers have determined that outsourcing a portion of their wide-body passenger and cargo requirements can be less expensive, and offers greater operational and financial flexibility, than purchasing new aircraft and additional spare parts required for such aircraft.

  World Airways also leads a contractor teaming arrangement that is one of the largest suppliers of commercial airlift services to the United States Air Forces Air Mobility Command ("USAF").

  The Company, which was founded in 1948, has been providing ACMI contract services since 1973. Management believes that, as a result of a July 1996 restructuring of its operations to concentrate on ACMI contract services, and because it is a U.S. certificated "flag" carrier, the Company is well-positioned to benefit from the growth in the global air passenger and air cargo markets, particularly in the Pacific Rim region and South America, where the Company has concentrated a significant amount of its resources.

  World Airways restructured its business in July 1996 to focus on ACMI contract services, taking a one-time charge of $21.0 million as of June 30, 1996. As a result, the Company terminated all scheduled services on October 27, 1996.
World Airways' block hours flown from continuing operations increased approximately 10% in the first six months of 1997 over the first six months of 1996 and increased approximately 23% in the year ended December 31, 1996 over the year ended December 31, 1995. In addition, the Company had operating revenues of approximately $160.7 million and $151.9 million for the first six months of 1997 and 1996, respectively, and operating revenues of approximately $309.6 million and $242.4 million for 1996 and 1995, respectively. Due to accelerated maintenance on two MD-11s in June 1997, the Company's block hours flown from continuing operations increased by 1% in the second quarter of 1997 as compared to the same period of the previous year. These aircraft are now available for operation and are substantially booked for the latter part of 1997. See "Risk Factors -- Aircraft Fleet."

  The Company operates a fleet of eight MD-11 and four DC10-30 wide-body aircraft. The average age of the MD-11 fleet is 3.2 years. World Airways' overall fleet age averages 8.1 years. When appropriate, the Company will add to this fleet to accommodate the needs of new and existing customers. The Company believes that aircraft are available at commercially reasonable rates for this purpose.

                              Operating Philosophy

  World Airways' operating philosophy is to build on its existing ACMI relationships to achieve a strong platform for future growth.


  . Focus on ACMI Contracts. World Airways concentrates on ACMI contracts which shift yield, load factor and certain cost risks to the customer. The customer bears the risk of filling the aircraft with passengers or cargo and assumes a large portion of the operating expenses, including fuel. World Airways has elected to emphasize its ACMI business because the Company perceives a number of opportunities created by a growing global economy, particularly growth in second and third world economies where the demand for airlift exceeds the capacity.

  . Maximize Profitability by Combining Long-Term and Short-Term Contracts. World Airways attempts to maximize profitability by combining its multi-year ACMI contracts with short-term, higher-yielding ACMI agreements which meet the peak seasonal requirements of its customers. The Company responds opportunistically to rapidly changing market conditions by maintaining a flexible fleet of aircraft that can be deployed in a variety of configurations.

  . Maintain Fleet Flexibility. While the Company's aircraft currently serve predominantly passenger customers, World Airways substantially increases its potential customer base by being able to serve both passenger and cargo customers. The Company flies passenger, cargo and passenger/cargo convertible aircraft that it believes permit it to react opportunistically to changing demand. For example, the Company uses convertible aircraft in a passenger configuration to meet peak seasonal flying for Malaysian Airlines System Berhad ("Malaysian Airlines") and P.T. Garuda Indonesia ("Garuda") during the spring of each year. The Company can subsequently use the same convertible aircraft in a cargo configuration for a customer, such as UPS, later in the same year.

  . Concentrate on Growing Regions. World Airways focuses its marketing efforts on the Pacific Rim, Europe, and more recently, South America, where rapid economic development drives demand for the Company's services. The Company believes that its modern fleet of long-range medium-density wide-body MD-11 and DC10-30 aircraft are ideally suited to these less dense international routes and provide superior economics as compared to other popular aircraft, such as the Boeing 747 which has excess capacity. World Airways has operated in the Pacific Rim almost since its inception in 1948, more recently has penetrated the South American market, and believes that it has developed the ability to serve these markets well.

  . Maintain Relationships with Long-Term Customers. World Airways has been providing safe, reliable services for almost 50 years. The Company has flown for the USAF since 1956, for Malaysian Airlines since 1981 and for Garuda since 1973.

                                Growth Strategy

  World Airways' strategy for increasing its revenues and profits focuses on its growing core business of providing ACMI contract services to international airlines by:

  . Expanding Core Carrier Relationships. Over the years, the Company has developed long-term relationships with a number of major international airlines and with the USAF. The Company's growth strategy is based upon providing high quality service to these customers, thereby maintaining and expanding the amount of business obtained through long-term contracts.

  . Marketing ACMI Services, Particularly in the Pacific Rim and South America. The Company's new management team is committed to increasing the Company's marketing efforts, including adding marketing personnel, and has undertaken a targeted marketing effort worldwide, particularly in the Pacific Rim and South America. It has recently entered into a Memorandum of Agreement with Viacao Aereo Sao Paulo ("VASP"), a Brazilian airline. See "Business -- Significant Customer Relationships."

  . Entering into New Strategic Alliances. The Company is seeking to enter new strategic alliances to further the growth of its ACMI business. The Company believes that in the future there will likely be opportunities for consolidation within the ACMI business through acquisitions and alliances. The Company has no present agreements or understandings to acquire or merge with any other businesses.


  World Airways principal executive offices are located at 13873 Park Center Road, Suite 490, Herndon, Virginia 20171, and its telephone number is (703) 834-9200.

                             The Private Placement

  In August 1997, the Company completed a private placement (the "Private Placement") of $50,000,000 in aggregate principal amount of the Debentures pursuant to a Purchase Agreement, dated as of August 21, 1997 (the "Purchase Agreement"), among the Company and the Initial Purchasers. The Debentures were sold to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933 (the "Securities Act"), certain "accredited investors" pursuant to Regulation D under the Securities Act, and certain non-U.S. persons pursuant to Regulation S under the Securities Act.

  The net proceeds to the Company from the Private Placement were approximately $47.5 million, after deducting the discount to the Initial Purchasers and expenses. The Company intends to use a portion of the net proceeds from the Private Placement to repurchase approximately 4.0 million shares of Common Stock. The Company and WorldCorp, Inc. ("WorldCorp") entered into an agreement (the "Agreement") for the purchase by World Airways of up to 4.0 million shares of Common Stock owned by WorldCorp at a purchase price per share of $7.65. The Company has received an opinion from Furman Selz LLC that the terms of the Agreement are fair to the stockholders of the Company from a financial point of view. Closing under the Agreement was subject to certain contractual and regulatory contingencies, including the approval of the Boards of Directors of the Company and WorldCorp. In September 1997, the Boards of Directors of the Company and WorldCorp approved the Agreement. On September 18, 1997, the Company purchased 3,227,000 shares of Common Stock from WorldCorp for approximately $24.7 million in cash in accordance with the terms of the Agreement.

  Discussions with MHS Berhad ("MHS") following the Private Placement could have an impact on the number of shares of Common Stock ultimately repurchased from WorldCorp. MHS has certain rights under a shareholders agreement, dated as of February 3, 1994, as amended, among WorldCorp, MHS and the Company (the "Shareholders Agreement"), the provisions of which are described in "Certain Relationships and Transactions." This agreement includes a provision that provides that if WorldCorp were to dispose of its holdings in the Company with the result that WorldCorp's ownership interest in the Company falls below 51% of the outstanding shares of Common Stock, then MHS may either sell its shares to a third party or require WorldCorp to sell a pro rata number of shares held by MHS to the party purchasing WorldCorp's shares. As a result of the repurchase of 3,227,000 shares of Common Stock by World Airways from WorldCorp, MHS has the right to sell 773,000 shares of Common Stock. Failure by the Company to effect the repurchase of at least 4.0 million shares of Common Stock within 150 days after the original issue of the Debentures is a Repurchase Event. See "Description of Debentures--Certain Rights to Require Repurchase of Debentures."

  Prior to completion of the Private Placement, WorldCorp, MHS and the Company engaged in preliminary discussions as to a potential repurchase of Common Stock owned by MHS. The MHS-nominated representatives to the Company's Board of Directors notified the Company's other Directors that they were not in favor of using proceeds from the Private Placement to repurchase Common Stock from both WorldCorp and MHS. The Company anticipates that these discussions will continue, although there can be no assurance that these discussions will result in any stock repurchases from MHS. Should MHS not exercise its right to sell the 773,000 shares of Common Stock, the Company currently intends to repurchase the 773,000 shares from WorldCorp.

  The Company applied approximately $3.8 million of the net proceeds of the Private Placement to repay borrowings outstanding under the Company's bank credit agreement (the "Credit Agreement"). Remaining net proceeds of the Private Placement will be used for working capital and general corporate purposes, capital expenditures, such as leasing of additional aircraft and the purchase of engines and spare parts, and the repayment of other indebtedness. Pending such uses, the Company may invest proceeds of the Private Placement in income producing investments, including, but not limited to, investments in commercial paper, government securities or money market funds that invest in government securities.

  Pursuant to a Registration Rights Agreement, dated as of August 26, 1997 (the "Registration Rights Agreement"), among the Company and the Initial Purchasers, the Company has agreed to file a shelf registration statement under the Securities Act (together with all exhibits, schedules and amendments thereto, the "Registration

Statement"), of which this Prospectus forms a part, relating to resales of the Debentures and the Shares. The Company is required under the Registration Rights Agreement to maintain the effectiveness of the Registration Statement for a period of two years from the completion of the Private Placement or, if shorter, when (i) all the Securities have been sold pursuant to the Registration Statement or (ii) the date on which there ceases to be outstanding any Securities. See "Description of Debentures--Registration Rights; Liquidated Damages."


Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995:

  World Airways desires to take advantage of the new "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. World Airways wishes to caution readers that this Prospectus contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of significant financial leverage, competition, demand and market acceptance risks, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in World Airways' filings with the Securities and Exchange Commission and set forth herein, including risk factors disclosed in World Airways' Form 10-K for the fiscal year ended December 31, 1996 and those discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." See "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." These risks could cause World Airways' actual results for 1997 and beyond to differ materially from those expressed in any forward looking statements made by, or on behalf of, World Airways.

                                  The Offering

Securities Offered.................  $50,000,000 principal amount of 8% Convertible Senior Subordinated Debentures due
                                     2004 and shares of Common Stock of the Company issuable upon conversion thereof, subject to adjustment under certain circumstances.

Payment of Interest................  February 26 and August 26, commencing February 26, 1998.

Conversion.........................  Convertible into Common Stock of the Company at the option of the holder at any time after October 25, 1997 and at or before maturity, unless previously redeemed, at $8.90 per share, subject to adjustment upon the occurrence of certain events.  See "Description of Debentures--Conversion Rights."

Subordination......................  Subordinated to all present and future Senior Indebtedness (as defined) of the
                                     Company.  The Debentures will be senior subordinated indebtedness of the Company ranking pari passu with all future senior subordinated indebtedness of the
                                     Company and senior to all existing and future Subordinated Indebtedness (as defined) of the Company.  As of June 30, 1997, Senior Indebtedness of the Company
                                     was $40.8 million, no indebtedness of the Company was outstanding which would have ranked pari passu in right of payment with the Debentures, no Subordinated
                                     Indebtedness was outstanding and the Company had no firm arrangements to issue any significant Subordinated Indebtedness as of such date.  The Indenture contains no limitation on the incurrence of indebtedness (including Senior
                                     Indebtedness) or other liabilities by the Company.  See "Description of
                                     Debentures--Subordination."

Redemption.........................  The Debentures are not redeemable by the Company prior to August 26, 2000.
                                     Subject to the foregoing, the Debentures are redeemable in whole or in part, at the option of the Company, at the redemption prices set forth herein, together with accrued interest.  See "Description of Debentures--Optional Redemption."

Redemption at Holder's Option......  In the event that there shall occur a Repurchase Event (as defined herein), each holder of the Debentures shall have the right, at the holder's option, to require the Company to repurchase such holder's Debentures at 100% of their principal amount, plus accrued interest.  The Company's ability to repurchase the
                                     Debentures following a Repurchase Event is dependent upon the Company having sufficient funds and may be limited by the terms of the Company's Senior
                                     Indebtedness or the subordination provisions of the Indenture.  There is no assurance that the Company will be able to repurchase the Debentures upon the occurrence of a Repurchase Event.  See "Description of Debentures--Certain Rights
                                     to Require Repurchase of Debentures."

Registration Rights................  The Debentures and the Shares are currently subject to certain restrictions on transfer.  However, pursuant to a registration rights agreement between the
                                     Company and the Initial Purchasers (the "Registration Rights Agreement"), the
                                     Company has agreed to file a shelf registration statement under the Securities
                                     Act with the Securities and Exchange Commission (the "Commission") relating to resales of the Debentures and the Shares.  The Registration Statement of which this Prospectus is a part is being filed pursuant to such agreement.  The Company will not receive any of the proceeds from the sales of the Debentures or the
                                     Shares by the Selling Security Holders pursuant to this Prospectus.  The Selling
                                     Security Holders will receive all the net proceeds from any sale of the
                                     Debentures or Shares offered hereby.  See "Description of
                                     Debentures--Registration Rights; Liquidated Damages."

Form and Denomination..............  The Debentures initially sold by the Initial Purchasers to qualified institutional buyers are represented by a Rule 144A Global Security in fully registered form deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company ("DTC").  Beneficial interests in the
                                     Rule 144A Global Security will be shown on, and transfers thereof will be effected through, records maintained by DTC and its Participants (as defined herein).  Debentures initially sold by the Initial Purchasers within the United
                                     States to accredited investors who are not qualified institutional buyers are in certificated form, and cannot be traded through the facilities of DTC except in connection with a transfer to a qualified institutional buyer or a transfer pursuant to Regulation S.  The Debentures initially sold by the Initial
                                     Purchasers to non-U.S. persons pursuant to Regulation S under the Securities Act are represented by a Regulation S Temporary Global Security.  Beneficial
                                     interests in the Regulation S Temporary Global Security may be held only through
                                     Euroclear and Cedel Bank.  The Regulation S Permanent Global Security is expected to be deposited with the Trustee as custodian for DTC, and beneficial interests therein may be held through Euroclear, Cedel Bank or any other  Participant.

Absence of Public Market For the     Prior to the date of this Prospectus, there has been no public market for the
 Notes.............................  Debentures and there can be no assurance regarding the future development of a market for the Debentures.  The Debentures are eligible for trading on the PORTAL
                                     Market; however, no assurance can be given as to the liquidity of, or trading market for, the Debentures.  The Company has been advised by the Initial
                                     Purchasers that they intend to make a market in the Debentures.  However, the
                                     Initial Purchasers are not obligated to do so and any market-making activities with respect to the Debentures may be discontinued at any time without notice.
                                     Accordingly, no assurance can be given as to the liquidity of or the trading market for the Debentures.  The Common Stock is traded on Nasdaq under the symbol
                                     "WLDA."  See "Plan of Distribution."

                                  Risk Factors

  For a discussion of certain factors that should be considered by prospective investors, see "Risk Factors."

                      Summary Financial and Operating Data
          (Dollars in thousands, except operating and per share data)

  The following table sets forth selected income statement data, operating data and balance sheet data for the Company for the periods indicated. The historical financial information for, and as of the end of, each of the years ended December 31, 1992, 1993, 1994, 1995 and 1996 is derived from the audited financial statements of the Company for such years. This information should be read in conjunction with, and is qualified by reference to, the financial statements of the Company and the notes thereto included in the Prospectus. The following selected financial data for the six months ended June 30, 1996 and 1997 is derived from the Company's unaudited financial statements. In the opinion of management of the Company, such unaudited financial statements include all adjustments necessary for a fair presentation of the results of operations for such periods. Operating results for the six months ended June 30, 1997, are not necessarily indicative of results that may be expected for the entire year ending December 31, 1997. The data appearing under the caption "Operating Data" is derived from the records of the Company. The unaudited as adjusted income statement data for the year ended December 31, 1996 and the six months ended June 30, 1997 give effect to the Private Placement, the repayment of borrowings under the Credit Agreement, and the purchase of 3,227,000 shares of Common Stock from WorldCorp as if they were completed on January 1, 1996 and the unaudited as adjusted balance sheet data give effect to these transactions as if they were completed on June 30, 1997.


                                                                            Years Ended December 31,
                                                       ------------------------------------------------------------------
                                                           1992         1993         1994        1995(1)       1996(1)
                                                       ------------  -----------  -----------  ------------  ------------
Income Statement Data:
Operating revenues..................................... $180,293     $  178,736   $  180,715    $242,386      $309,587
Operating expenses.....................................  173,028      186,065(2)   185,916(3)    226,488       287,942
                                                        --------     ----------   ----------    --------      --------
Operating income (loss)................................    7,265(5)      (7,329)      (5,201)     15,898        21,645
Other income (expense).................................    1,389         (1,656)      (3,826)     (1,150)       (2,613)
Earnings (loss) from continuing operations before
 income taxes and change in accounting principle.......    8,654         (8,985)      (9,027)     14,748        19,032
Income tax expense (benefit)...........................      236             64          (26)        602           679
Earnings (loss) from continuing operations before
 change in accounting principle........................    8,418         (9,048)      (9,001)     14,146        18,353
Net earnings (loss)....................................    6,445(6)      (9,048)      (9,001)      8,896       (14,022)
Earnings (loss) per common share from continuing
 operations............................................ $   0.94     $    (1.01)  $    (0.91)   $   1.34      $   1.55
Net earnings (loss) per common share................... $   0.72     $    (1.01)  $    (0.91)   $   0.84      $  (1.19)
Cash dividends per common share........................ $   2.16     $       --   $       --    $     --      $     --
Ratio of earnings to fixed charges(7)..................    1.65x             --           --       1.58x         1.60x
Deficiency in earnings to cover fixed charges(7).......       --     $    8,984   $    9,027          --            --
EBITDA(8).............................................. $ 12,186     $   (1,756)  $   (1,195)   $ 21,954      $ 29,677
Operating Data:
Block hours flown(9):
 from continuing operations............................   22,263         23,462       26,455      35,628        43,897
 from discontinued operations(1).......................       --             --           --       1,714         6,628
                                                        --------     ----------   ----------    --------      --------
   Total...............................................   22,263         23,462       26,455      37,342        50,525
                                                        ========     ==========   ==========    ========      ========
Average aircraft equivalents(10):......................      7.2            8.8          8.2        10.3          14.1
Daily aircraft utilization (in block hours)(11):.......      8.4            7.3          8.8         9.9           9.8
Operating income (loss) per continuing block
 hour(12).............................................. $    326     $     (312)  $     (197)   $    446      $    493


                                                               Six Months Ended
                                                                   June 30,
                                                           -------------------------
                                                             1996(1)        1997
                                                           ------------  -----------
Income Statement Data:
Operating revenues.....................................     $151,873     $  160,676
Operating expenses.....................................      139,927      147,842(4)
                                                            --------     ----------
Operating income (loss)................................       11,946         12,834
Other income (expense).................................         (859)        (1,818)
Earnings (loss) from continuing operations before
 income taxes and change in accounting principle.......       11,087         11,016
Income tax expense (benefit)...........................          315            350
Earnings (loss) from continuing operations before
 change in accounting principle........................       10,772         10,666
Net earnings (loss)....................................      (21,933)        10,666
Earnings (loss) per common share from continuing
 operations............................................     $   0.90     $     0.95
Net earnings (loss) per common share...................     $  (1.83)    $     0.95
Cash dividends per common share........................     $     --     $       --
Ratio of earnings to fixed charges(7)..................        1.79x          1.58x
Deficiency in earnings to cover fixed charges(7).......           --             --
EBITDA(8)..............................................     $ 15,840     $   17,165
Operating Data:
Block hours flown(9):
 from continuing operations............................       22,007         24,150
 from discontinued operations(1).......................        2,534             --
                                                            --------     ----------
   Total...............................................       24,541         24,150
                                                            ========     ==========
Average aircraft equivalents(10):......................         13.3           13.7
Daily aircraft utilization (in block hours)(11):.......         10.2            9.8
Operating income (loss) per continuing block
 hour(12)..............................................     $    543     $      531

                                                                                                         At June 30, 1997
                                                                                                      ---------------------
                                                                                                                      As
                                                                                                       Actual    Adjusted(13)
                                                                                                      ---------  ------------
As Adjusted Balance Sheet Data:
Cash and restricted short-term investments............................................................$  9,471      $ 29,272
Working capital (deficit)............................................................................. (31,852)      (10,851)
Net equipment and property............................................................................  73,147        73,147
Total assets.......................................................................................... 127,669       149,020
Notes payable and long-term obligations (including current maturities)................................  40,764        86,802
Accumulated deficit................................................................................... (18,340)      (18,340)
Total stockholders' equity (deficit)..................................................................  18,896        (5,791)

                                                                               For the year ended         For the six months ended
                                                                                December 31, 1996               June 30, 1997
                                                                          ---------------------------  -----------------------------
                                                                             Actual    As Adjusted(13)    Actual     As Adjusted(13)
                                                                          ----------  ---------------  -----------  ----------------
As Adjusted Income Statement Data:
Operating revenues......................................................... $309,587      $309,587      $  160,676       $160,676
Operating expenses.........................................................  287,942       287,942       147,842(4)      $147,842
                                                                            --------      --------      ----------       --------
Operating income...........................................................   21,645        21,645          12,834         12,834
Other income (expense).....................................................   (2,613)       (6,059)         (1,818)      $ (3,628)
                                                                            --------      --------      ----------       --------
Earnings from continuing operations before income taxes....................   19,032        15,586          11,016          9,206
Income tax expense.........................................................     (679)         (607)           (350)          (312)
                                                                            --------      --------      ----------       --------
Earnings from continuing operations........................................   18,353        14,979          10,666          8,894
Discontinued operations....................................................  (32,375)      (32,447)             --             --
                                                                            --------      --------      ----------       --------
Net earnings (loss)........................................................ $(14,022)     $(17,468)     $   10,666       $  8,894
                                                                            ========      ========      ==========       ========
Primary earnings (loss) per common share:
 Continuing operations..................................................... $   1.55      $   1.74      $     0.95       $   1.11
 Discontinued operations................................................... $  (2.74)     $  (3.76)     $       --       $     --
                                                                            --------      --------      ----------       --------
 Net earnings (loss)....................................................... $  (1.19)     $ (2.02)      $     0.95       $   1.11
                                                                            ========      ========      ==========       ========
 Weighted average shares outstanding (in thousands)........................   11,806         8,628          11,234          8,007
Fully diluted earnings (loss) per common share:
 Continuing operations..................................................... $   1.55      $      *      $     0.95       $   0.80
 Discontinued operations................................................... $  (2.74)     $      *      $       --       $     --
                                                                            --------      --------      ----------       --------
 Net earnings (loss)....................................................... $  (1.19)     $      *      $     0.95       $   0.80
                                                                            ========      ========      ==========       ========
 Weighted average shares outstanding (in thousands)........................   11,806             *          11,236         13,627

Ratio of earnings to fixed charges(7)......................................    1.60x         1.45x           1.58x          1.45x
EBITDA(8).................................................................. $ 29,677      $ 29,677      $   17,165       $ 17,165

--------------
 *   Fully diluted earnings per share are anti-dilutive.
(1) Operating revenues and expenses for 1995 and 1996 exclude discontinued operations, consisting of the Company's scheduled passenger and charter operations.
(2) Operating expenses in 1993 include $2.3 million of termination fees related to the early return of three DC10-30 aircraft.
(3) Operating expenses in 1994 include a $4.2 million reversal of excess accrued maintenance reserves associated with the expiration of three DC10-30 aircraft leases during 1994.
(4) Operating expenses for the six months ended June 30, 1997, include a $1.0 million reversal of accrued maintenance expense in excess of the cost of an overhaul of a DC-10 aircraft.
(5) Operating income in 1992 includes $4.1 million related to settlement of contract claims with the U.S. Government related to Operation Desert Shield/Desert Storm.
(6) Cumulative effect of change in accounting principle from the adoption of FAS #106, Employers Accounting For Post-Retirement Benefits Other Than Pensions.
(7) For purposes of computing this ratio, earnings consist of earnings (loss) from continuing operations before income taxes and change in accounting principle and fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs and one-third of rent expense which is deemed to be representative of interest expense.
(8) EBITDA represents operating income (loss) excluding depreciation and amortization. The Company has included EBITDA to provide additional information related to the Company's ability to service debt. EBITDA should not be considered as an alternative measure of the Company's net income or cash flow (which are determined in accordance with generally accepted accounting principles), operating performance or liquidity.
(9) "Block hours flown" for an aircraft represents the elapsed time computed from the moment the aircraft first moves under its own power at the point of origin to the time it comes to rest at its destination.
(10) "Average aircraft equivalents" represents the total number of aircraft in service during each day of a given period divided by the number of days in the given period.
(11) "Daily aircraft utilization" is determined by dividing the block hours flown during such period by the number of days during such period that the aircraft were leased by the Company.
(12) "Operating income (loss) per continuing block hour" for any period represents the amount determined by dividing operating income (loss) for such period by the total block hours flown for such period.
(13) Adjusted to give effect to the sale by the Company of the Debentures in the Private Placement, the repayment of borrowings under the Credit Agreement, as described in "Prospectus Summary--The Private Placement," and the purchase of 3,227,000 shares of Common Stock from WorldCorp. The as adjusted amounts do not assume any interest earnings on the net proceeds from the Private Placement. In the event that the Company repurchases additional shares of Common Stock, as described in "Prospectus Summary--The Private Placement," total stockholders' equity would be reduced by the amount of the purchase price for such Common Stock. See "Capitalization."

                                  RISK FACTORS

  In evaluating an investment in the Debentures or the Shares, prospective investors should consider carefully the following risk factors, in addition to the other information in this Prospectus and in the documents incorporated by reference herein.

Risks Related to World Airways and the Debentures:

 Significant Financial Leverage

  World Airways is highly leveraged and will be substantially more leveraged upon completion of the Private Placement. World Airways incurred substantial debt and lease commitments during the past three years in connection with its acquisition of MD-11 aircraft and related spare parts. In addition, World Airways has significant future long-term obligations under aircraft lease obligations relating to its aircraft.

  As of June 30, 1997, the Company had outstanding $29.1 million in long-term debt and capital leases, with expected debt service and capital lease expense of $5.9 million for the six months ending December 31, 1997 and $13.3 million for the year ending December 31, 1998. As of June 30, 1997, after giving effect to the Private Placement and use of proceeds therefrom, the Company's total indebtedness would have been approximately $86.8 million, $36.8 million of which would have been Senior Indebtedness, including $6.7 million attributable to capital lease obligations, no indebtedness of the Company would have ranked pari passu with the Debentures, and no indebtedness would have been Subordinated Indebtedness. On September 18, 1997, the Company purchased 3,227,000 shares of its Common Stock from WorldCorp for approximately $24.7 million in cash. In the event that the Company repurchases additional shares of Common Stock, as described in "Prospectus Summary--The Private Placement," total stockholders' equity would be reduced by the amount of purchase price for such Common Stock. See "Capitalization." The Indenture does not limit the amount of additional indebtedness, including Senior Indebtedness, which World Airways can create, incur, assume or guarantee. See "Description of Debentures--Subordination."

  The Company currently has incurred, and after the consummation of the Private Placement will continue to incur, significant annual cash fixed charge expenses. After giving effect to the Private Placement, the as adjusted ratio of earnings to fixed charges for the fiscal year ended December 31, 1996 would have been
1.45 to 1 compared to 1.60 to 1 before the Private Placement. See "Prospectus Summary--The Private Placement" and "Capitalization."

  The Company's ability to make interest payments on the Debentures will be dependent on the Company's future operating performance, which is itself dependent on a number of factors, many of which are beyond the Company's control. The Company's ability to repay the Debentures at maturity will depend upon these same factors and the ability of the Company to raise additional funds. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The degree to which World Airways is leveraged could have important consequences to holders of the Debentures and, upon conversion, holders of the Shares, including the following: (i) World Airways' ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes may be limited; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness; (iii) World Airways' degree of leverage and related debt service obligations, as well as its obligations under operating leases for aircraft, may make it more vulnerable than some of its competitors in a prolonged economic downturn; (iv) World Airways' ability to meet its payment obligations under existing and future indebtedness, capital leases and operating leases may be limited; and (v) World Airways' financial position may restrict its ability to pursue new business opportunities and limit its flexibility in responding to changing business conditions.

 Liquidity and Capital Resources

  World Airways' cash and cash equivalents at June 30, 1997 and December 31, 1996 were $8.3 million and $7.0 million, respectively. As is common in the airline industry, World Airways operates with a working capital deficit. At June 30, 1997, World Airways' current assets were $33.5 million and current liabilities were $65.3 million. World Airways has substantial long-term aircraft lease obligations with respect to its current aircraft fleet. Although there can be no assurances, World Airways believes that its existing contracts and additional business which it expects to obtain in the near term, along with its existing cash and financing arrangements and the net proceeds from the Private Placement will be sufficient to allow World Airways to meet its cash requirements related to debt service and the operating and capital requirements for its continuing operations for the next 12 months.

  In 1996, World Airways instituted a program to purchase up to one million shares of its publicly-traded Common Stock pursuant to open market transactions. As of June 30, 1997, World Airways had purchased 770,000 shares of Common Stock at an aggregate cost of approximately $7.8 million pursuant to such program. WorldCorp and World Airways have entered into an agreement for the repurchase of Common Stock owned by WorldCorp. Failure by the Company to effect the repurchase of at least 4.0 million shares of Common Stock within 150 days after the original issue of the Debentures is a Repurchase Event. On September 18, 1997, the Company purchased 3,227,000 shares of Common Stock from WorldCorp at a purchase price of $7.65 per share. See "Prospectus Summary--The Private Placement" and "Description of Debentures--Certain Rights to Require Repurchase of Debentures."

  In the event that World Airways enters into leases for additional aircraft, World Airways will need to make capital expenditures for additional spare engines and parts. No assurances can be given, however, that World Airways will obtain all of the financing required for such capital expenditures.

 Dependence Upon Key Customers

  World Airways' business relies heavily on its contracts with Malaysian Airlines, Philippine Airlines, Inc. ("Philippine Airlines"), Garuda and the USAF. For the first six months of 1997, these customers provided 27%, 36%, 19% and 15%, respectively, of World Airways' revenues and 30%, 38%, 20% and 8%, respectively, of total block hours. In 1996, these customers accounted for 34%, 15%, 13% and 25%, respectively, of World Airways' revenues and 42%, 17%, 14%, and 17%, respectively, of total block hours flown from continuing operations.
As a result of teaming arrangements, World Airways has been awarded one of the largest USAF fixed awards under the Civil Reserve Air Fleet ("CRAF") program for the U.S. Government's 1997-98 fiscal year. World Airways, however, cannot determine how the reduction in overall Defense Department spending may affect arrangements with the USAF in future years. The loss of any of these contracts with these key customers, a renegotiation of the terms of these contracts or a substantial reduction in business from any of them, if not replaced, could have a material adverse effect on the financial condition or results of operations of World Airways. Although World Airways' customers bear the financial risk of filling the World Airways' aircraft with passengers or cargo, World Airways can be affected adversely if its customers are unable to operate its aircraft profitably, or if one or more of World Airways' customers experience a material adverse change in their market demand, financial condition or results of operations. Under these circumstances, World Airways can be adversely affected by receiving delayed or partial payments or by receiving customer demands for rate and utilization reductions, flight cancellations, and/or early termination of their agreements.

  As of June 30, 1997, World Airways operated four MD-11 passenger aircraft for Philippine Airlines under an agreement with high minimum monthly utilization levels. Philippine Airlines, however, is experiencing financial difficulties, and since March 1997 had been making monthly lease payments to the Company on an installment basis according to a payment plan agreed to by the Company and Philippine Airlines at the beginning of each month. On July 11, 1997, World Airways agreed to shift two MD-11s currently operating for Philippine Airlines to other customers of the Company. See "Business--Significant Customer Relationships." As of the date hereof, Philippine Airlines is in compliance with its agreements with the Company and has reconfirmed its commitment to operate the remaining two MD-11s currently in its fleet until February 1998. Failure by Philippine Airlines to meet its aircraft lease obligations, if not offset by other business, would have a material adverse effect on the financial condition, cash flows and results of operations of the Company.

  On July 3, 1997, World Airways entered a binding Memorandum of Agreement with VASP for the lease of two MD-11 passenger aircraft for a six-month term with a six-month renewal option. The Company is currently negotiating the terms of this lease with VASP, with commencement anticipated for no earlier than late 1997. The Company is also leasing a cargo plane to VASP under an ACMI contract which began in June 1997. See "Business--Significant Customer Relationships." The loss of this agreement, a renegotiation of its terms or a substantial reduction of business for VASP, if not replaced, could have a material adverse effect on the financial condition or results of operations of World Airways.

 Geographic Concentration

  World Airways derives a significant percentage of its revenues and block hours from its operations in the Pacific Rim region. While World Airways believes the Pacific Rim region is a growth market for air transportation, any economic decline or any military or political disturbance in this area may interfere with World Airways' ability to provide service and could have a material adverse effect on the financial condition or results of operations of World Airways.

 Operating Losses

  While World Airways generated operating income each year from 1987 through 1992 and in 1995, it sustained operating losses in 1993 and 1994 of $7.3 million and $5.2 million, respectively, and net losses of $9.0 million in each of these two years. For the year ended December 31, 1996, World Airways incurred a net loss of $14.0 million, which resulted from operating losses incurred in World Airways' scheduled service operations, which were discontinued in 1996, and the related estimated loss on disposal. Earnings from continuing operations were $18.4 million for 1996. While World Airways generated operating income for the six months ended June 30, 1997 of $12.8 million, there can be no assurance that World Airways will be able to generate operating income for the remainder of 1997 or future years.

 Debentures Represent Unsecured, Subordinated Claims; No Limitation on Additional Indebtedness

  The Debentures are subordinate in right of payment to all current and future Senior Indebtedness of World Airways and rank pari passu with all future senior subordinated indebtedness of the Company and rank senior in right of payment to all existing and future Subordinated Indebtedness of the Company. Senior Indebtedness includes, among other things, all secured indebtedness and capital lease obligations of World Airways, whether existing on or created or incurred after the date of the issuance of the Debentures, and all indebtedness for money borrowed that is not made subordinate to or pari passu with the Debentures by the instrument creating the indebtedness. At June 30, 1997, the aggregate amount of Senior Indebtedness outstanding was approximately $40.8 million (including $6.7 million attributable to capital lease obligations), no indebtedness of the Company was outstanding that would have ranked pari passu with the Debentures, and no Subordinated Indebtedness was outstanding. As of June 30, 1997, after giving effect to the repayment of approximately $4.0 million of indebtedness with proceeds from the Private Placement, World Airways will have approximately $86.8 million of indebtedness outstanding, of which $36.8 million would constitute Senior Indebtedness, no indebtedness of the Company would rank pari passu with the Debentures, and no indebtedness would constitute Subordinated Indebtedness. In the event the Company has subsidiaries that incur debt, the Debentures would be effectively subordinated to such debt. The Indenture does not limit the amount of additional indebtedness, including Senior Indebtedness, which World Airways can create, incur, assume or guarantee. By reason of such subordination of the Debentures, in the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of World Airways or upon a default in payment with respect to any Senior Indebtedness of World Airways or an event of default with respect to such indebtedness resulting in the acceleration thereof, the assets of World Airways will be available to pay the amounts due on the Debentures only after all Senior Indebtedness of World Airways has been paid in full. See "Description of Debentures."

 Limitations on Repurchase of Debentures Upon a Repurchase Event

  In the event of a Repurchase Event, each holder of the Debentures will have the right, at the holder's option, to require World Airways to repurchase all or a portion of such holder's Debentures at a purchase price equal to 100% of the principal amount thereof plus accrued interest to the repurchase date. World Airways' ability to repurchase the Debentures upon a Repurchase Event may be limited by the terms of World Airways' Senior Indebtedness and the subordination provisions of the Indenture. The right to require the Company to repurchase Debentures as a result of the occurrence of a Repurchase Event could create an event of default under Senior Indebtedness of the Company, as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Debentures. See "Description of Debentures--Subordination." Failure by the Company to repurchase the Debentures when required will result in an Event of Default with respect to the Debentures whether or not such repurchase is permitted by the subordination provisions. The Company's ability to pay cash to the holders of Debentures upon a repurchase may be limited by financial covenants contained in the Company's Senior Indebtedness. Further, the ability of World Airways to repurchase Debentures upon a Repurchase Event will be dependent on the Company's ability to raise sufficient funds through additional borrowings or equity sales and compliance with applicable securities laws. Accordingly, there can be no assurance that World Airways will be able to repurchase the Debentures upon a Repurchase Event. The term "Repurchase Event" is limited to certain specified transactions and may not include other events that might adversely affect the financial condition of World Airways, nor would the requirement that World Airways offer to repurchase the Debentures upon a Repurchase Event necessarily afford holders of the Debentures protection in the event of a highly leveraged reorganization, merger or similar transaction involving World Airways. See "Description of Debentures."

 Utilization of Aircraft

  Due to the large capital costs of leasing and maintaining World Airways' aircraft, each of World Airways' aircraft must have high utilization at attractive rates in order for World Airways to operate profitably. Although World Airways' strategy is to enter into long-term contracts with its customers, the terms of World Airways' existing customer contracts are substantially shorter than the terms of World Airways' lease obligations with respect to the aircraft. Approximately 70% and 13% of World Airways' contract backlog at June 30, 1997, relates to its multi-year contracts with Malaysian Airlines and Philippine Airlines, respectively. In addition, a significant portion of World Airways' current contracts expire near the end of 1997. There can be no assurance that World Airways will be able to enter into additional contracts with new or existing customers or that it will be able to obtain enough additional business to fully utilize each aircraft. World Airways' financial results could be materially adversely affected even by relatively brief periods of low aircraft utilization and yields. In order to maximize aircraft utilization, World Airways does not intend to acquire new aircraft unless such aircraft would be necessary to service existing needs or World Airways has obtained additional ACMI contracts for the aircraft to service. World Airways is seeking to obtain additional ACMI contracts with new and existing customers, to which such new aircraft would be dedicated when placed in service, but World Airways can provide no assurance that it will obtain new ACMI contracts or that existing ACMI contracts will be renewed or extended.

 Aircraft Fleet

  Each of the aircraft in World Airways' existing fleet is to a large extent contractually dedicated by World Airways to the service of one or more customers, with limited aircraft available to provide back-up capability. Therefore, in the event the use of one or more of World Airways' aircraft was lost, World Airways might have difficulty fulfilling its obligations under one or more of these contracts, if it were unable to obtain substitute aircraft. On October 24, 1997 one of the Company's MD-11 aircraft was damaged upon landing. The aircraft will be out of service for approximately two months while certain repairs are made. The Company expects insurance to cover repair and certain related costs, but expects that the Company's loss of revenues that would have been generated by the aircraft's use will have an adverse effect on the Company's financial condition and results of operations for the fourth quarter of 1997. Also, if World Airways is successful in entering into additional agreements to use its aircraft fleet on a year-round as opposed to seasonal basis, World Airways will have fewer aircraft available to meet the peak seasonal demands for its traditional customers such as Garuda for the Hadj pilgrimage and the USAF for short-term expansion flying. To continue to meet the peak seasonal demand requirements of its customers, World Airways will have to acquire additional aircraft on short-term leases. World Airways has historically been successful in obtaining

MD-11 and DC10-30 aircraft and the financing necessary for the acquisition of such aircraft. There can be no assurance, however, that World Airways will be able to lease such aircraft or a satisfactory substitute, that the terms of such leases will be favorable to World Airways or that World Airways will be able to obtain satisfactory financing necessary for the acquisition of such aircraft in the future. Moreover, World Airways may decline to renew most of its MD-11 leases, which are renewable at the Company's option for 10 one-year extensions in years six through 15 of the lease term. However, the failure to renew such leases would result in penalties. See "Business--Aircraft Fleet."

 Aging DC10-30 Aircraft

  World Airways' existing fleet includes four DC10-30 aircraft which were manufactured between 1974 and 1988. Manufacturer Service Bulletins ("Service Bulletins") and the FAA's Airworthiness Directives ("Directives") issued under its "Aging Aircraft" program could cause DC10-30 aircraft operators to be subject to extensive aircraft examinations and require DC10-30 aircraft to undergo structural inspections and modifications to address problems of corrosion and structural fatigue at specified times. It is possible that Service Bulletins or Directives applicable to the types of aircraft or engines included in World Airways' fleet could be issued in the future. The cost of compliance with Directives and Service Bulletins cannot currently be estimated, but could be substantial and could have a material adverse effect on the financial condition or results of operations of World Airways.

 Reliance on Others

  World Airways has entered into agreements with contractors, including other airlines, to provide certain facilities and services required for its operations, including all of World Airways' off-wing engine maintenance and most airframe maintenance. World Airways has also entered into agreements with contractors to provide security, ground handling and personnel training. Although World Airways believes that there are many advantages to outsourcing these activities, the failure of these contractors to provide essential services that are not otherwise entirely within the control of World Airways could have a material adverse effect on the financial condition or results of operations of World Airways.

 Maintenance

  Engine maintenance accounts for most of World Airways' annual maintenance expenses. Typically, the hourly cost of engine maintenance increases as the aircraft ages. World Airways outsources major airframe maintenance and power plant work to several suppliers. World Airways has a 10-year contract expiring in August 2003 with United Technologies Corporation's Pratt & Whitney Group for all off-wing maintenance on the PW 4462 engines that power its MD-11 aircraft. Under this contract, the manufacturer agreed to provide such maintenance services at a cost not to exceed specified rates per engine flight hour during the term of the contract. World Airways' maintenance costs associated with the MD-11 aircraft and PW 4462 engines have been significantly reduced due in part to manufacturer guarantees and warranties, which began to expire in 1995 and which will fully expire by 1998. In addition, the specified rate per engine flight hour is subject to annual escalation, increasing substantially in 1998. Accordingly, while World Airways believes the terms of this agreement have resulted in lower engine maintenance costs than it otherwise would incur, engine maintenance costs will increase substantially during the last five years of the agreement. World Airways has begun to accrue these increased expenses in 1997 and such expenses will continue to increase during the remainder of the term of the contract as World Airways' aircraft fleet ages. See "Business-- Maintenance."

 Shareholders Agreement with MHS; Limitation on Voting by Foreign Citizens

  MHS currently owns 24.9% of the outstanding Common Stock. Under the Shareholders Agreement, WorldCorp has agreed to vote its shares of World Airways Common Stock to elect the number of directors nominated by MHS that represent MHS' proportionate interest in World Airways, but in no event less than two directors. In addition, World Airways is not permitted to consummate the sale of all or substantially all of its business or make a fundamental change in its line of business without the approval of the directors designated by MHS. Accordingly, MHS could block World Airways from entering into a transaction or taking actions that could be in the best interests of stockholders. Notwithstanding any other provision of the Shareholders Agreement, if without the prior written consent of MHS, World Airways sells all or substantially all of its business or fundamentally changes its line of business, then MHS has the right to require WorldCorp to purchase all or part of MHS' shares at fair market value, which could have the effect of discouraging WorldCorp from taking certain actions that could be in the best interests of other stockholders of World Airways. See "-- World Airways' NOLs." The Shareholders Agreement terminates if either WorldCorp's or MHS' ownership interest falls below 5% of the outstanding capital stock of World Airways. The Shareholders Agreement provides that if WorldCorp were to dispose of its holdings in the Company with the result that WorldCorp's ownership interest in the Company falls below 51% of the outstanding shares of Common Stock, then MHS may either sell its shares to a third party or require WorldCorp to sell a pro rata number of shares held by MHS to the party purchasing WorldCorp's shares.

  Under applicable regulatory restrictions, because World Airways is a U.S. certificated flag carrier, no more than 25% of the voting stock of World Airways may be owned or controlled, directly or indirectly, by persons who are not U.S. citizens ("Foreign Citizens"). World Airways' Certificate of Incorporation and Bylaws provide that no shares of capital stock may be voted by or at the direction of Foreign Citizens unless such shares are registered on a separate stock record (the "Foreign Stock Record"). No shares of Common Stock owned by Foreign Citizens will be registered on the Foreign Stock Record of World Airways to the extent that the aggregate ownership by Foreign Citizens reflected in the Foreign Stock Record would exceed 25% of World Airways' outstanding shares of Common Stock.

 Employee Relations

  World Airways' flight attendants are represented by the International Brotherhood of Teamsters (the "Teamsters") under a collective bargaining agreement which expires in August 2000. World Airways' flight attendants challenged the use of foreign flight attendant crews on World Airways' flights for Malaysian Airlines and Garuda which has historically been World Airways' operating procedure. World Airways is contractually obligated to permit its Southeast Asian customers to deploy their own flight attendants. While the arbitrator in this matter recently denied the union's request for back pay to affected flight attendants for flying relating to the 1994 Hadj, the arbitrator concluded that World Airways' contract with its flight attendants requires World Airways to first actively seek profitable business opportunities that require using World Airways' flight attendants, before World Airways may accept wet lease business opportunities that use the flight attendants of World Airways' customers. World Airways can provide no assurances as to how the imposition of this requirement will affect World Airways' financial condition or results of operations. World Airways' cockpit crew members, who are also represented by the Teamsters, are subject to a four-year collective bargaining agreement expiring in June 1998. World Airways is unable to predict whether any of its employees not currently represented by a labor union, such as World Airways' maintenance personnel, will elect to be represented by a labor union or collective bargaining unit. The election of such employees for representation in such an organization could result in employee compensation and working condition demands that could have a material adverse effect on the financial condition or results of operations of World Airways.

 World Airways' NOLs

  As of December 31, 1996, World Airways had net operating loss carryforwards ("NOLs") for federal income tax purposes of $103.8 million ($29.0 million of which is subject to a $6.9 million annual limitation as a result of an ownership change of World Airways for tax purposes in 1991). These NOLs, if not utilized to offset taxable income in future periods, would expire between 1998 and 2011. Use of World Airways' NOLs in future years could be further limited if an ownership change were to occur in the future. World Airways believes that neither the sale of common stock in its initial public offering nor the purchase of 3,227,000 shares of its Common Stock from WorldCorp (see "Prospectus Summary--The Private Placement") caused an ownership change. However, the application of the Internal Revenue Code (the "Code") in this area is subject to interpretation by the Internal Revenue Service. The NOLs are subject to examination by the IRS and, thus, are subject to adjustment or disallowance resulting from any such IRS examination. In addition, conversion of the Debentures or future transactions in the Common Stock, (see "Prospectus Summary--The Private Placement") or the common stock of the Company's stockholders may cause an ownership change, which could result in a substantial reduction in the annual limitation in the use of the NOLs and the loss of a substantial portion of the NOLs available to the Company.
Accordingly, prospective purchasers of the Debentures should not assume the availability of any portion of World Airways' currently existing or future
NOLs, if any, in making their investment decisions.

 Seasonality

  Historically, World Airways' business has been significantly affected by seasonal factors. During the first quarter, World Airways typically experiences lower levels of utilization and yields due to lower demand for passenger and cargo services relative to other times of the year. World Airways experiences higher levels of utilization and yields in the second quarter, principally due to peak demand for commercial passenger services associated with the annual Hadj pilgrimage. In 1997, World Airways' flight operations associated with the Hadj pilgrimage occurred from March 15 to May 20. Because the Islamic calendar is a lunar-based calendar, the Hadj pilgrimage occurs approximately 10 to 12 days earlier each year relative to the Western (Gregorian) calendar. As a result, revenues resulting from future Hadj pilgrimage contracts will continue to shift from the second quarter to the first quarter over the next several years. World Airways believes that its contracts with Malaysian Airlines and the USAF should lessen the effect of these seasonal factors.

 Legal and Administrative Proceedings

  World Airways has periodically received correspondence from the FAA with respect to minor noncompliance matters. In November 1996, as the FAA has increased its scrutiny of U.S. airlines, World Airways was assessed a preliminary fine of $810,000 in connection with certain security violations by ground handling crews contracted by World Airways for services at foreign airport locations. Under 49 U.S.C. 46301, any violation of pertinent provisions of 49 U.S.C. 40101 or related rules is subject to a civil penalty for each violation. Upon review of the evidence or facts and circumstances relating to the violation, the statute allows for the compromise of proposed civil penalties. The penalties were proposed by the FAA in connection with recent inspections at foreign airport facilities and relate primarily to ground handling services provided by World Airways' customers in connection with their operations; specifically, the inspection procedures of its aircraft, passengers and associated cargo. In each of these instances, World Airways was in compliance with international regulations, but not the more stringent U.S. requirements, despite the fact that the flights in question did not originate or terminate in the United States. World Airways has taken steps to comply with the U.S. requirements. In September 1997, the Company entered into a consent order and settlement agreement with the FAA in connection with the above-mentioned alleged violations. Pursuant to such agreement, the Company is liable for a sum of $610,000, of which $405,000 was paid in September. The remaining $205,000 was suspended and will be forgiven if the Company complies with the provisions of the settlement agreement, including not incurring any security violations during the one-year period following execution of the settlement agreement. While World Airways believes it is currently in compliance in all material respects with all appropriate standards and has all required licenses and authorities, any material non-compliance by World Airways therewith or the revocation or suspension of licenses or authorities could have a material adverse effect on the financial condition or results of operations of World Airways.

  In addition, World Airways is party to routine litigation and administrative proceedings incidental to its business, none of which is believed by World Airways to be likely to have a material adverse effect on the financial condition of World Airways. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Legal and Administrative Proceedings."

 Possible Volatility of Stock Price

  The market price of the Common Stock has been subject to significant fluctuations in response to World Airways' operating results and other factors. The market price of the shares of the Common Stock has varied significantly and may be volatile depending on news announcements and changes in general market conditions. In particular, news announcements regarding quarterly results of operations, competitive developments, litigation or governmental regulatory actions impacting the Company may adversely affect the Common Stock price and, consequently, the price of the Debentures. In addition, because the number of shares of Common Stock held by the public is relatively small, the sale of substantial number of shares of the Common Stock in a short period of time could adversely affect the market price of the Common Stock and, consequently, the price of the Debentures. In addition, the stock market has from time to time experienced extreme price and volume volatility. These fluctuations may be unrelated to the operating performance of particular companies whose shares are traded. Market fluctuations may adversely affect the market price of the Common Stock and the Debentures. There can be no assurance that the market price of the Common Stock and the Debentures will not decline in the future.

 Absence of an Existing Market for the Debentures; Possible Volatility of Debenture and Common Stock Prices

  The Debentures constitute a new issue of securities with no established trading market. There can be no assurance as to the liquidity of any market that may develop for the Debentures, the ability of the holders to sell their Debentures or the price at which holders of the Debentures may be able to sell their Debentures. Future trading prices of the Debentures will depend on many factors, including, among other things, prevailing interest rates, World Airways' operating results, the price of the Common Stock and the market for similar securities. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Debentures, they are not obligated to do so and any such market making may be discontinued at any time without notice. In addition such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the period of effectiveness of the shelf registration statement to be filed in connection with the sale of the Debentures. Accordingly, there can be no assurance as to the development or liquidity of any market for the Debentures. The Debentures have been designated for trading in the PORTAL market by eligible investors. The Company does not intend to apply for listing of the Debentures on any securities exchange or for quotation through any automated quotation system. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Debentures. There can be no assurance that, if a market for the Debentures were to develop, such a market would not be subject to similar disruptions. The liquidity of, and the trading market for, the Debentures may also be materially adversely affected by the declines in the market for debt securities generally. Such a decline may materially and adversely affect such liquidity and trading independent of the financial performance of, and prospects for, the Company. Depending on the prevailing interest rates, the market for similar securities, the financial condition of the Company and other factors, the Debentures may trade at a discount from their principal amount. See "Prospectus Summary The Private Placement," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Certain Relationships and Transactions" and "Description of Debentures."

 Anti-takeover Provisions; Certain Provisions of Delaware Law, Certificate of Incorporation and Bylaws

  Certain provisions of Delaware law, World Airways' Certificate of Incorporation and Bylaws and the Shareholders Agreement could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of World Airways. Certain of these provisions allow World Airways to issue preferred stock with rights senior to those of the Common Stock without any further vote or action by the holders of Common Stock. The issuance of preferred stock of World Airways could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock and, consequently the market price of the Debentures. In addition, the Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. Classification of the Board of Directors expands the time required to change the composition of a majority of directors and may tend to discourage an acquisition proposal for World Airways.

 Control by WorldCorp; Potential Conflicts of Interest

  As of September 30, 1997, WorldCorp owned approximately 46.3% of the outstanding Common Stock. WorldCorp is a holding company that owns positions in two companies: InteliData Technologies Corporation and World Airways. WorldCorp is highly leveraged and therefore requires substantial funds to cover debt service each year. As a holding company, all of WorldCorp's funds are generated through its subsidiaries, neither of which is expected to pay dividends in the foreseeable future. As a result of WorldCorp's cash requirements, it may be required to sell additional shares of Common Stock during 1997, and such sales, or the threat of such sales, could have a material adverse effect on the market price of the Common Stock. Except as limited by contractual arrangements with MHS, WorldCorp also is in a position to control the outcome of many issues submitted to World Airways' stockholders, including the election of all of World Airways' Board of Directors, adoption of amendments to World Airways' Certificate of Incorporation, and approval of mergers.

Risks Related to the Air Transportation Industry

 Cyclical Nature of Air Carrier Business

  World Airways operates in a challenging business environment. The air transportation industry is highly sensitive to general economic conditions. Since a substantial portion of passenger airline travel (both business and personal) is discretionary, the industry tends to experience severe adverse financial results during general economic downturns and can be adversely affected by unexpected global political developments. The financial results of air cargo carriers are also adversely affected by general economic downturns due to the reduced demand for air cargo transportation. In 1993 and 1994, the combination of a generally weak global economy and the depressed state of the air transportation industry adversely affected World Airways' operating performance. Although World Airways recently has experienced a growth in demand for its services, such that block hours flown from continuing operations increased 10% for the first six months of 1997 over the same period in 1996 and by 23% for 1996 over 1995, there can be no assurance that this level of growth will continue.


 Competition

  The market for outsourcing air passenger and cargo ACMI services is highly competitive. Certain of the passenger and cargo air carriers against which World Airways competes possess substantially greater financial resources and more extensive facilities and equipment than those which are now, or will in the foreseeable future become, available to World Airways. World Airways believes that the most important bases for competition in the ACMI outsourcing business are the age of the aircraft fleet, the passenger, payload and cubic capacities of the aircraft, and the price, flexibility, quality and reliability of the air transportation service provided. Competitors in the ACMI outsourcing market include MartinAir Holland, Tower Air and American TransAir and all-cargo carriers, such as Atlas Air, Gemini Air Cargo, Polar Air Cargo and Kitty Hawk, and scheduled and non-scheduled passenger carriers which have substantial belly capacity. The ability of World Airways to continue to grow depends upon its success in convincing major international airlines that outsourcing some portion of their air passenger and cargo business remains more cost-effective than undertaking passenger or cargo operations with their own incremental capacity and resources. The allocation of military air transportation contracts by the USAF is based upon the number and type of aircraft a carrier, alone or through a teaming arrangement, makes available for use in times of national emergencies. The formation of competing teaming arrangements comprised of larger partners than those sponsored by World Airways, an increase by other air carriers in their commitment of aircraft to the emergency program, or the withdrawal of World Airways' current partners, could adversely affect the size of the USAF contracts, if any, which are awarded to World Airways in future years.

 Regulation

  World Airways is subject to government regulation and control under the laws of the United States and the various other countries in which it operates. It is also governed by bilateral air transport services agreements between the U.S. and the countries to which World Airways provides airline service. World Airways is subject to Title 49 of the United States Code (the "Transportation Code"), under which the Department of Transportation (the "DOT") and the Federal Aviation Administration (the "FAA") exercise regulatory authority. Additionally, foreign governments assert jurisdiction over air routes and fares to and from the U.S., airport operation rights and facilities access. Due to its participation in CRAF, World Airways is subject to inspections approximately every two years by the USAF as a condition to retaining its eligibility to provide military charter flights. The USAF may terminate its contract with World Airways if World Airways fails to pass such inspection or otherwise fails to maintain satisfactory performance levels. World Airways has periodically received correspondence from the FAA with respect to minor noncompliance matters. See "Business--Regulation."

 Insurance Coverage and Expenses

  World Airways is exposed to potential losses that may be incurred in the event of an aircraft accident. Any such accident could involve not only repair or replacement of a damaged aircraft and the consequent temporary or permanent loss from service, but also significant potential claims of injured passengers and others. World Airways is required by the DOT to carry liability insurance on each of its aircraft. Although World Airways believes its current insurance coverage is adequate and consistent with the current industry practice, there can be no assurance that the amount of such coverage will not be changed or that World Airways will not bear substantial losses from accidents. Substantial claims resulting from an accident in excess of related insurance coverage could have a material adverse effect on the financial condition or results of operations of World Airways. In addition, World Airways' insurance expenses could significantly increase if World Airways were to provide service to destinations where military action is taking place. Any such increases in expenses could have a material adverse effect on the financial condition or results of operations of World Airways. As is customary in the airline business, World Airways has no business interruption insurance. Any extended interruption of World Airways' operations due to the loss, or unavailability due to unscheduled servicing or repair, or lack of availability of substitute aircraft could have a material adverse effect on the financial condition or results of operations of World Airways. See "Business--Insurance."

 Aviation Fuel

  The air transportation industry in general is affected by the price and availability of aviation fuel. Both the cost and availability of aviation fuel are subject to many economic and political factors and events occurring throughout the world and remain subject to the various unpredictable economic and market factors that affect the supply of all petroleum products. Fluctuations in the price of fuel have not had a significant impact on World Airways' operations in recent years because, in general, World Airways' ACMI contracts with its customers limit World Airways' exposure to increases in fuel prices. However, a substantial increase in the price or the unavailability of aviation fuel could have a material adverse effect on the air transportation industry in general and the financial condition and results of operations of World Airways.

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the sales of the Debentures or the Shares by the Selling Securityholders. See " Selling Securityholders" for a list of those persons and entities receiving the proceeds from the sales of the Debentures or the Shares pursuant to this Prospectus. The Company will not receive any proceeds from the issuance of Shares upon conversion of the Debentures.

                          PRICE RANGE OF COMMON STOCK

  The Common Stock is quoted on Nasdaq under the symbol "WLDA." The following table sets forth, for the periods indicated the high and low sales prices of the Common Stock as reported by Nasdaq for each quarter following the Company's October 1995 initial public offering:

                                                          High          Low
                                                       -----------  ------------
1995
Fourth Quarter (beginning October 5)..................   $12 3/4        $9

1996
First Quarter.........................................    11 1/8         6
Second Quarter........................................    11 1/4         6 3/4
Third Quarter.........................................     7 3/4         4 3/4
Fourth Quarter........................................    11 1/8         6 5/8

1997
First Quarter.........................................    10 1/2         7
Second Quarter........................................     9 3/4         6 1/4
Third Quarter.........................................     9 1/2         5 1/4


   Fourth Quarter (through November 3)...................  9 1/2         7 7/16


                           PRICE RANGE OF DEBENTURES

     The Debentures were originally issued on August 26, 1997. As of the date hereof, there is no public market for the Debentures, although the Debentures have been eligible for trading in the PORTAL Market.

                                DIVIDEND POLICY

  The Company has not declared or paid any cash dividends or distributions on its Common Stock since the payment of a distribution to WorldCorp in 1992. The Company currently intends to retain its future earnings, if any, to fund the development and growth of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. Any future decision concerning the payment of dividends on the Common Stock will depend upon the results of operations, financial condition and capital expenditure plans of the Company, as well as such other factors as the Board of Directors, in its sole discretion, may consider relevant.

  The Credit Agreement contains restrictions on the Company's ability to pay dividends on the Common Stock. The Credit Agreement provides that the Company shall not declare, pay or make any dividends or distributions in any six-month period which aggregate in excess of the lesser of $4.5 million or 50% of the Company's net income for the previous six months and requires that the Company have a cash balance of not less than $7.5 million after giving effect to such dividend or distribution. Additionally, WorldCorp is subject to the provisions of an indenture, expiring in 2004, which causes the Company not to pay dividends upon the occurrence of any events of default by WorldCorp under the indenture. However, the indenture is not applicable to World Airways if WorldCorp's ownership percentage is below 50% of the issued and outstanding shares of Common Stock. As of September 30, 1997, WorldCorp owned approximately 46.3% of the outstanding Common Stock. This percentage could increase if the Company purchases shares from other stockholders. See "Prospectus Summary--The Private Placement."

                                 CAPITALIZATION

  The following table sets forth the capitalization of World Airways at June 30, 1997, and as adjusted to give effect to the completion of the Private Placement and the application of the net proceeds therefrom. See "Prospectus Summary--The Private Placement." This information should be read in conjunction with the Company's Financial Statements and the Notes thereto appearing elsewhere in this Prospectus or incorporated by reference herein. Except as otherwise noted below, the information set forth in the table assumes no exchange or redemption of the Debentures.

                                                                                            At June 30, 1997
                                                                        --------------------------------------------------------
                                                                            Actual         As Adjusted(1)       Pro Forma(2)
                                                                        ---------------  ------------------  -------------------
                                                                                       (Dollars in thousands)
Notes payable and current maturities of long-term obligations.........        $ 11,694          $ 10,494             $ 10,494
                                                                              ========          ========             ========
Long-term obligations, net of current maturities (including
 capital lease obligations)...........................................        $ 29,070          $ 76,308             $ 76,308
Stockholders' equity:
  Preferred stock, $0.001 par value; none authorized, issued and outstanding; 5,000,000 shares authorized and none
    issued and outstanding as adjusted.................................             --                --                   --
  Common stock, $0.001 par value; 40,000,000 shares
    authorized, 12,000,064 shares issued and 11,230,064
    outstanding(3)......................................................            12                12                   12
  Additional paid-in capital............................................        42,522            42,522               42,522
  Contributed capital...................................................         3,000             3,000                3,000
  ESSOP guaranteed bank loan............................................          (461)             (461)                (461)
  Accumulated deficit...................................................       (18,340)          (18,340)             (18,340)
  Treasury stock, at cost...............................................        (7,837)          (32,524)             (38,437)
                                                                              --------          --------             --------
     Total stockholders' equity (deficit)...............................        18,896            (5,791)             (11,704)
                                                                              --------          --------             --------
        Total capitalization............................................      $ 47,966          $ 70,517             $ 64,604
                                                                              ========          ========             ========

--------------
(1) Adjusted to reflect the completion of the Private Placement, the repayment of borrowings under the Credit Agreement and the purchase of 3,227,000 shares of Common Stock from WorldCorp for approximately $24.7 million in cash. On September 18, 1997, the Company purchased 3,227,000 shares of Common Stock from WorldCorp at a purchase price of $7.65 per share. As a result, Common Stock outstanding was reduced to 8,003,064 shares. These as adjusted amounts do not include the effect of additional repurchases of Common Stock from WorldCorp or MHS which may occur as described in "Prospectus Summary--The Private Placement."
(2) Assumes the Company repurchases an additional 773,000 shares of Common Stock at a purchase price of $7.65 per share pursuant to the Agreement as described in "Prospectus Summary--The Private Placement." As a result, Common Stock outstanding would be reduced to 7,230,064 shares. Consummation of any further stock repurchases pursuant to the Agreement is subject to certain contractual and regulatory contingencies. Therefore, there can be no assurances that any such repurchases shall occur. Failure by the Company to effect the repurchase of at least 4.0 million shares of Common Stock within 150 days after the original issue of the Debentures, is a Repurchase Event. See "Description of Debentures--Certain Rights to Require Repurchase of Debentures" and "Prospectus Summary--The Private Placement."
(3) These data exclude 1.2 million shares of Common Stock reserved for issuance upon the exercise of options granted to date pursuant to the Company's stock option plans, and the shares of Common Stock reserved for issuance upon conversion of Debentures.

                     SELECTED FINANCIAL AND OPERATING DATA
          (Dollars in thousands, except operating and per share data)

  The following table sets forth selected income statement, operating data and balance sheet data for World Airways for the periods indicated. The historical financial information for, and as of the end of, each of the years ended December 31, 1992, 1993, 1994, 1995 and 1996 are derived from the audited financial statements of World Airways for such years. This information should be read in conjunction with, and is qualified by reference to, the financial statements of World Airways and the notes thereto included in this Prospectus. The following selected financial data for the six months ended June 30, 1996 and 1997 are derived from World Airways' unaudited financial statements. In the opinion of management of World Airways, such unaudited financial statements include all adjustments necessary for a fair presentation of the results of operations for such periods. Operating results for the six months ended June 30, 1997, are not necessarily indicative of results that may be expected for the entire year ending December 31, 1997. The data appearing under the caption "Operating Data" are derived from the records of World Airways. The unaudited as adjusted income statement data for the year ended December 31, 1996 and the six months ended June 30, 1997, give effect to the Private Placement, the repayment of borrowings under the Credit Agreement, and the purchase of 3,227,000 shares of Common Stock from WorldCorp as if they were completed on January 1, 1996 and the unaudited as adjusted balance sheet data give effect to these transactions as if they were completed on June 30, 1997.


                                                                                  Years Ended December 31,
                                                             ------------------------------------------------------------------
                                                                 1992           1993          1994        1995(1)       1996(1)
                                                             ------------    -----------   -----------  ------------  ------------
Income Statement Data:
Operating revenues...........................................    $180,293    $  178,736     $  180,715      $242,386      $309,587
Operating expenses...........................................     173,028       186,065(2)     185,916(3)    226,488       287,942
                                                                 --------    ----------     ----------      --------      --------
Operating income (loss)......................................       7,265(5)     (7,329)        (5,201)       15,898        21,645
Other income (expense).......................................       1,389        (1,656)        (3,826)       (1,150)       (2,613)
                                                                 --------    ----------     ----------      --------      -------
Earnings (los) from continuing operations before income
 taxes and change in accounting principle....................       8,654        (8,985)        (9,027)       14,748        19,032
Income tax expense (benefit).................................         236            64            (26)          602           679
                                                                 --------    ----------     ----------      --------      --------
Earnings (loss) from continuing operations before change
 in accounting principle.....................................       8,418        (9,048)        (9,001)       14,146        18,353
Discontinued operations......................................          --            --             --        (5,250)      (32,375)
Cumulative effect of change in accounting principle(6).......      (1,973)           --             --            --            --
                                                                 --------    ----------     ----------      --------      --------
Net earnings (loss)..........................................       6,445        (9,048)        (9,001)        8,896       (14,022)
                                                                 ========    ==========     ==========      ========      ========

Weighted average common stock and common equivalent
 shares outstanding (in thousands)...........................       9,000         9,000          9,939        10,572        11,806
Earnings (loss) per common share from continuing
 operations..................................................    $   0.94    $    (1.01)    $    (0.91)     $   1.34      $   1.55
Net earnings (loss) per common share.........................    $   0.72    $    (1.01)    $    (0.91)     $   0.84      $  (1.19)
Cash dividends per common share..............................    $   2.16            --             --            --            --

Ratio of earnings to fixed charges(7)........................       1.65x            --             --         1.58x         1.60x
Deficiency in earnings to cover fixed charges(7).............          --    $    8,984     $    9,027            --            --
EBITDA(8)....................................................    $ 12,186    $   (1,756)    $   (1,195)     $ 21,954      $ 29,677

Operating Data:
Block hours flown(9):
 from continuing operations..................................   22,263           23,462         26,455        35,628        43,897
 from discontinued operations(1).............................       --               --             --         1,714         6,628
                                                              --------       ----------     ----------      --------      --------
   Total.....................................................   22,263           23,462         26,455        37,342        50,525
                                                              ========       ==========     ==========      ========      ========
Average aircraft equivalents(10).............................      7.2              8.8            8.2          10.3          14.1
Daily aircraft utilization (in block hours)(11)..............      8.4              7.3            8.8           9.9           9.8
Operating income (loss) per continuing block hour(12)........ $    326       $     (312)    $     (197)     $    446      $    493


                                                                    Six Months Ended
                                                                        June 30,
                                                                -------------------------
                                                                  1996(1)        1997
                                                                ------------  -----------
Income Statement Data:
Operating revenues..........................................     $151,873     $  160,676
Operating expenses..........................................      139,927        147,842(4)
                                                                 --------     ----------
Operating income (loss).....................................       11,946         12,834
Other income (expense)......................................         (859)        (1,818)
                                                                 --------     ----------
Earnings (loss) from continuing operations before income
 taxes and change in accounting principle...................       11,087         11,016
Income tax expense (benefit)................................          315            350
                                                                 --------     ----------
Earnings (loss) from continuing operations before change
 in accounting principle....................................       10,772         10,666
Discontinued operations.....................................      (32,705)            --
Cumulative effect of change in accounting principle(6)......           --             --
                                                                 --------     ----------
Net earnings (loss).........................................      (21,933)        10,666
                                                                 ========     ==========

Weighted average common stock and common equivalent
 shares outstanding (in thousands)..........................       12,000         11,236
Earnings (loss) per common share from continuing
 operations.................................................     $   0.90     $     0.95
Net earnings (loss) per common share........................     $  (1.83)    $     0.95
Cash dividends per common share.............................           --             --

Ratio of earnings to fixed charges(7).......................        1.79x          1.58x
Deficiency in earnings to cover fixed charges(7)............           --             --
EBITDA(8)...................................................     $ 15,840     $   17,165

Operating Data:
Block hours flown(9):
 from continuing operations.................................       22,007         24,150
 from discontinued operations(1)............................        2,534             --
                                                                 --------     ----------
   Total....................................................       24,541         24,150
                                                                 ========     ==========
Average aircraft equivalents(10)............................         13.3           13.7
Daily aircraft utilization (in block hours)(11).............         10.2            9.8
Operating income (loss) per continuing block hour(12).......     $    543     $      531

                                                                                   At December 31,
                                                                -----------------------------------------------------  At June 30,
                                                                  1992       1993       1994       1995       1996         1997
                                                                ---------  ---------  ---------  ---------  ---------  ------------
Balance Sheet Data:
Cash and restricted short-term investments  .................... $12,958   $ 11,746   $  4,722   $ 26,180   $  8,075      $  9,471
Working capital (deficit)  .....................................  (8,305)   (17,441)   (25,794)    (8,883)   (29,556)      (31,852)
Net equipment and property  ....................................  26,957     28,700     24,666     52,429     65,002        73,147
Total assets  ..................................................  66,486     88,512     78,051    130,695    130,124       127,669
Notes payable and long-term obligations (including current
 maturities)  ..................................................  13,076     42,256     33,826     37,112     50,538        40,764
Accumulated deficit  ...........................................  (5,831)   (14,879)   (23,880)   (14,984)   (29,006)      (18,340)
Total stockholders' equity (deficit)  ..........................   1,292     (7,756)    (1,367)    30,340      8,362        18,896

                                                                             For the year ended            For the six months
                                                                              December 31, 1996           ended June 30, 1997
                                                                           Actual    As Adjusted(13)    Actual     As Adjusted(13)
                                                                         ----------  ---------------  -----------  --------------
As Adjusted Income Statement Data:
Operating revenues  ....................................................  $309,587      $309,587      $  160,676      $160,676
Operating expenses  ....................................................   287,942       287,942         147,842(4)    147,842
                                                                          --------      --------      ----------      --------
Operating income  ......................................................    21,645        21,645          12,834        12,834
Other income (expense)  ................................................    (2,613)       (6,059)         (1,818)       (3,628)
                                                                          --------      --------      ----------      --------
Earnings from continuing operations before income taxes  ...............    19,032        15,586          11,016         9,206
Income tax expense  ....................................................      (679)         (607)           (350)         (312)
                                                                          --------      --------      ----------      --------
Earnings from continuing operations  ...................................    18,353        14,979          10,666         8,894
Discontinued operations  ...............................................   (32,375)      (32,447)             --            --
                                                                          --------      --------      ----------      --------
Net earnings (loss)  ...................................................  $(14,022)     $(17,468)     $   10,666      $  8,894
                                                                          --------      --------      ==========      ========
Primary earnings (loss) per common share:
 Continuing operations  ................................................  $   1.55      $   1.74      $     0.95      $   1.11
 Discontinued operations  ..............................................  $  (2.74)     $  (3.76)     $       --      $     --
                                                                          --------      --------      ----------      --------
 Net earnings (loss)  ..................................................  $  (1.19)     $  (2.02)     $     0.95      $   1.11
                                                                          --------      --------      ==========      ========
 Weighted average shares outstanding (in thousands)  ...................    11,806         8,628          11,234         8,007
Fully diluted earnings (loss) per common share:
 Continuing operations  ................................................  $   1.55      $      *      $     0.95      $   0.80
 Discontinued operations  ..............................................  $  (2.74)     $      *      $       --      $     --
                                                                          --------      --------      ----------      --------
 Net earnings (loss)  ..................................................  $  (1.19)     $      *      $     0.95      $   0.80
                                                                          --------      ========      ==========      ========
 Weighted average shares outstanding (in thousands)  ...................    11,806             *          11,236        13,627
Ratio of earnings to fixed charges(7)  .................................     1.60x         1.45x           1.58x         1.45x
EBITDA(8)  .............................................................  $ 29,677      $ 29,677      $   17,165      $ 17,165

                                                                                                             At June 30, 1997
                                                                                                        ------------------------
                                                                                                         Actual    As Adjusted(13)
                                                                                                        ---------  -------------
As Adjusted Balance Sheet Data:
Cash and restricted short-term investments  ........................................................    $  9,471      $ 29,272
Working capital (deficit)  .........................................................................     (31,852)      (10,851)
Net equipment and property  ........................................................................      73,147        73,147
Total assets  ......................................................................................     127,669       149,020
Notes payable and long-term obligations (including current maturities)  ............................      40,764        86,802
Accumulated deficit  ...............................................................................     (18,340)      (18,340)
Total stockholders' equity (deficit)  ..............................................................      18,896        (5,791)

--------------
 *   Fully diluted earnings per share are anti-dilutive.
(1 ) Operating revenues and expenses for 1995 and 1996 exclude discontinued operations, consisting of the Company's scheduled passenger and charter operations.
(2) Operating expenses in 1993 include $2.3 million of termination fees related to the early return of three DC10-30 aircraft.
(3) Operating expenses in 1994 include a $4.2 million reversal of excess accrued maintenance reserves associated with the expiration of three DC10-30 aircraft leases during 1994.
(4) Operating expenses for the six months ended June 30, 1997, include a $1.0 million reversal of accrued maintenance expense in excess of the cost of an overhaul of a DC-10 aircraft.
(5) Operating income in 1992 includes $4.1 million related to settlement of contract claims with the U.S. Government related to Operation Desert Shield/Desert Storm.
(6) Cumulative effect of change in accounting principle from the adoption of FAS #106, Employer's Accounting For Post-Retirement Benefits Other Than Pensions.
(7) For purposes of computing this ratio, earnings consist of earnings (loss) from continuing operations before income taxes and change in accounting principle and fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs and one-third of rent expense which is deemed to be representative of interest expense.
(8) EBITDA represents operating income (loss) excluding depreciation and amortization. The Company has included EBITDA to provide additional information related to the Company's ability to service debt. EBITDA should not be considered as an alternative measure of the Company's net income or cash flow (which are determined in accordance with generally accepted accounting principles), operating performance or liquidity.
(9) "Block hours flown" for an aircraft represents the elapsed time computed from the moment the aircraft first moves under its own power at the point of origin to the time it comes to rest at its destination.
(10) "Average aircraft equivalents" represents the total number of aircraft in service during each day of a given period divided by the number of days in the given period.
(11) "Daily aircraft utilization" is determined by dividing the block hours flown during such period by the number of days during such period that the aircraft were leased by the Company.
(12) "Operating income (loss) per continuing block hour" for any period represents the amount determined by dividing operating income (loss) for such period by the total block hours flown for such period.
(13) Adjusted to give effect to the sale by the Company of the Debentures in the Private Placement, the repayment of borrowings under the Credit Agreement, as described in "Prospectus Summary--The Private Placement," and the purchase of 3,227,000 shares of Common Stock from WorldCorp. The as adjusted amounts do not assume any interest earnings on the net proceeds from the Private Placement. In the event that the Company repurchases additional shares of Common Stock, as described in "Prospectus Summary--The Private Placement," total stockholders' equity would be reduced by the amount of the purchase price for such Common Stock. See "Capitalization."

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

  The following discussion and analysis should be read in conjunction with the Audited and Unaudited Financial Statements (including the Notes thereto) appearing elsewhere in this Prospectus.

  Management's Discussion and Analysis of Financial Condition and Results of Operations presented below relates to the operations of World Airways as reflected in its financial statements. World Airways was organized in March 1948 and became a wholly owned subsidiary of WorldCorp in a holding company reorganization in 1987. In February 1994, pursuant to an October 1993 agreement, WorldCorp sold 24.9% of its ownership to MHS. Effective December 31, 1994, WorldCorp increased its ownership in the Company to 80.1% through the purchase of 5% of World Airways common stock held by MHS. In October 1995, the Company completed an initial public offering in which 2,000,000 shares were issued and sold by the Company and 900,000 shares were sold by WorldCorp. On September 18, 1997, WorldCorp sold 3,227,000 shares of Common Stock to the Company. See "Prospectus Summary--The Private Placement." At September 30, 1997, WorldCorp and MHS owned 46.3% and 24.9%, respectively, of the outstanding common stock of World Airways. The balance was publicly traded.

  The Company had an overall contract backlog at June 30, 1997 of $338.7 million, compared to $532.6 million at June 30, 1996. Approximately $116.8 million of the backlog relates to operations during the remainder of 1997. The Company's backlog for each contract is determined by multiplying the minimum number of block hours (defined as the elapsed time computed from the moment the aircraft first moves under its own power at the point of origin to the time it comes to rest at its destination) guaranteed under the applicable contract by the specified hourly rate under such contract. Approximately 70% and 13% of the backlog relates to its contracts with Malaysian Airlines and Philippine Airlines, respectively. In addition, a significant portion of the Company's current contracts expire near the end of 1997. Although there can be no assurance that it will be able to secure additional business to reduce this excess capacity, the Company is actively seeking customers for 1998 and beyond. The Company's financial results and financial condition would be affected adversely if the Company is unable to secure additional business to reduce this excess capacity.

Results of Operations

 Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996

  Total block hours, including discontinued operations, decreased 391 hours, or 2%, to 24,150 hours in the first six months of 1997 from 24,541 hours in 1996, with an average of 13.7 available aircraft per day in 1997 compared to 13.3 in 1996. Average daily utilization (block hours flown per day per aircraft) decreased to 9.8 hours in 1997 from 10.2 hours in 1996. In 1997, wet lease contracts accounted for 90% of total block hours, an increase from 74% for the six months ended June 30, 1996. Total operating revenues increased $8.8 million, or 6%, to $160.7 million in 1997 from $151.9 million in 1996.


 Continuing Operations

  Block hours from continuing operations increased 2,143 hours, or 10%, to 24,150 hours in the first six months of 1997 from 22,007 hours in 1996.

  Operating Revenues. Revenues from flight operations increased $13.7 million, or 9%, to $158.5 million in 1997 from $144.8 million in 1996. This increase was primarily attributable to the increase in block hours flown, partially offset by a shift in its mix of business during 1997 with an increase in wet lease operations and a decrease in full service operations.

  Operating Expenses. Total operating expenses increased $7.9 million, or 6%, in 1997 to $147.8 million from $139.9 million in 1996.

  Flight operations expenses include all expenses related directly to the operation of the aircraft other than aircraft costs, fuel and maintenance. Also included are expenses related to flight dispatch and flight operations administration. Flight operations expenses decreased $0.2 million in 1997 to $33.1 million from $33.3 million in 1996. This decrease resulted primarily from the shift in the mix of business from full service to wet lease operations, partially offset by higher crew costs. The Company expects that it will experience increased training costs during the remainder of 1997 as a result of crewmember attrition.

  Maintenance expenses increased $4.1 million, or 13%, in 1997 to $34.6 million from $30.5 million in 1996. This increase resulted primarily from the increase in the number of aircraft dedicated to the Company's continuing operations, the integration of additional aircraft into the fleet, and a corresponding increase in block hours flown. In addition, the Company experienced an increase in costs of approximately $1.2 million associated with the MD-11 aircraft and related engines as a result of certain manufacturer guarantees and warranties which began to expire in 1995 and will fully expire by 1998. The Company expects its maintenance expense to increase further in 1997 and 1998 due to escalations in the specified rates per hour under the Company's maintenance agreement. The increase was partially offset by a reversal in 1997 of $1.0 million of accrued maintenance expense in excess of the cost of an overhaul of a DC-10 aircraft.

  Aircraft costs increased $7.9 million, or 19%, in 1997 to $49.4 million from $41.5 million in 1996. This increase resulted from the increase in the number of aircraft dedicated to the Company's continuing operations, primarily due to the lease of two MD-11ER aircraft in March 1996, and the lease of additional spare engines necessary to maintain the expanded fleet.

  Fuel expenses decreased $2.4 million, or 30%, in 1997 to $5.7 million from $8.1 million in 1996. This decrease is due primarily to the shift from full service to wet lease operations where the Company is not responsible for fuel costs. This decrease was partially offset by an increase in price per gallon.

  Promotions, sales and commissions increased $1.1 million in 1997 to $4.7 million from $3.6 million in 1996. This increase resulted primarily from expenses incurred in connection with a customer contract.

  Depreciation and amortization increased $0.4 million in 1997 to $4.3 million from $3.9 million in 1996. This increase resulted primarily from an increase in spare parts required to support the additional MD-11 aircraft described above, offset by a decrease in the amortization of certain intangible assets.

  General and administrative expenses increased $2.7 million, or 24%, in 1997 to $13.8 million from $11.1 million in 1996. This increase was primarily due to the hiring of additional administrative personnel, beginning in the second quarter of 1996, necessary to support the growth in the Company's core business and an increase in property tax accruals. As part of its strategy to increase its marketing efforts, the Company is currently increasing its sales and marketing staff. As a result, the Company expects a modest increase in general and administrative expenses during the second half of 1997.

  Other Income (Expense). Other expenses increased by $0.9 million, or 100%, in 1997 to $1.8 million from $0.9 million in 1996. This increase was primarily attributable to additional interest expense associated with the purchase of additional spare engines related to the MD-11ERs, along with a decrease in interest income due mainly to a decrease in cash balances.


 Discontinued Operations

  The Company commenced scheduled service between Tel Aviv and New York in July 1995. In the first quarter of 1996, the Company generated $4.2 million in losses related to these operations. In the second quarter of 1996, the Company expanded its scheduled service operations with service between the United States and South Africa and introduced scheduled charter operations between the United States and various destinations within Europe. As the Company was unable to operate these scheduled service operations profitably, in July 1996, the Company announced its decision to exit its scheduled service operations by October 1996 and focus its operations on its core wet lease operations. Consistent with this decision, World Airways ceased all scheduled operations as of October 27, 1996.

As a result, the Company's scheduled service operations were reflected as discontinued operations as of June 30, 1996, and prior period results were restated to reflect scheduled service operations as discontinued operations.


 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Total block hours increased 13,183 hours, or 35%, to 50,525 hours in 1996 from 37,342 hours in 1995, with an average of 14.1 available aircraft per day in 1996 compared to 10.3 in 1995. Average daily utilization (block hours flown per day per aircraft) decreased to 9.8 hours in 1996 from 9.9 hours in 1995. In 1996, the Company continued to obtain a higher percentage of its revenues under wet lease contracts as opposed to full service contracts. In 1996, wet lease contracts accounted for 68% of total block hours, consistent with 70% in 1995. Total operating revenues increased $67.2 million, or 28%, to $309.6 million in 1996 from $242.4 million in 1995.

 Continuing Operations

  Block hours from continuing operations increased 8,269 hours, or 23%, to 43,897 hours in 1996 from 35,628 hours in 1995.

  Operating Revenues. Revenues from flight operations increased $64.3 million, or 28%, to $296.9 million in 1996 from $232.6 million in 1995. This increase was primarily attributable to an increase in military flying and an increase in revenues generated from its 1996 Hadj operations and services to certain international carriers, partially offset by a decrease in cargo operations resulting from a shift in the mix of business during 1996.

  Operating Expenses. Total operating expenses increased $61.4 million, or 27%, in 1996 to $287.9 million from $226.5 million in 1995.

  Flight operations expenses increased $5.9 million, or 9%, in 1996 to $71.1 million from $65.2 million in 1995. This increase resulted primarily from an increase in block hours flown and higher crew costs and up-front training expenses in connection with the integration of additional aircraft into the fleet. These increases were partially offset by a decrease in accrued profit sharing expenses. In 1995, the Company accrued profit sharing expenses as a result of earnings experienced during that period. No such accrual is necessary in 1996 as a result of losses from the discontinuation of scheduled service operations. In addition, the Company expects that its training costs will increase in 1997 as a result of crewmember attrition.

  Maintenance expenses increased $18.7 million, or 45%, in 1996 to $60.5 million from $41.8 million in 1995. This increase resulted primarily from the integration of additional aircraft into the fleet and a corresponding increase in block hours flown. In addition, the Company experienced an increase in costs associated with the MD-11 aircraft and related engines as a result of certain manufacturer guarantees and warranties which began to expire in 1995 and will fully expire by 1998. As discussed previously, the Company expects its maintenance expense to increase in 1997 due to escalations in the specified rates per hour under the Company's maintenance agreement.

  Aircraft costs increased $17.9 million, or 27%, in 1996 to $85.2 million from $67.3 million in 1995. This increase was primarily due to the lease of two MD-11ER aircraft in the first quarter of 1996 and the lease of incremental DC10-30 aircraft which began in the second and fourth quarters of 1995 and the first quarter of 1996, partially offset by the return of two DC10-30 aircraft to the lessor in the third quarter of 1995.

  Fuel expenses increased $2.6 million, or 16%, in 1996 to $19.3 million from $16.7 million in 1995. This increase is due primarily to an increase in fuel utilized in connection with its military operations and a slight increase in price per gallon.

  Promotions, sales and commissions increased $4.2 million in 1996 to $6.2 million from $2.0 million in 1995. This increase resulted primarily from expenses incurred in connection with a customer contract and an increase in teaming arrangement expenses associated with the larger fixed-award contract received from the U.S. Air Force beginning October 1995.

  Depreciation and amortization increased $1.9 million, or 31%, in 1996 to $8.0 million from $6.1 million in 1995. This increase resulted primarily from an increase in spare parts required to support the additional MD-11 aircraft and incremental DC10-30 aircraft described above.

  General and administrative expenses increased $6.5 million, or 36%, in 1996 to $24.7 million from $18.2 million in 1995. This increase was primarily due to the hiring of additional administrative personnel necessary to support the growth in the Company's core business and an increase in certain legal and professional fees.

 Discontinued Operations

  World Airways ceased all scheduled operations as of October 27, 1996. As a result, the Company's scheduled service operations were reflected as discontinued operations as of June 30, 1996, and prior period results have been restated to reflect scheduled service operations as discontinued operations. Loss from discontinued operations (net of income tax effect) approximated $11.7 million for the year ended December 31, 1996. In addition, an estimated loss on disposal of $21.0 million (net of income tax effect) which was recorded as of June 30, 1996, included the following: $13.6 million for estimated operating losses during the phase-out period; a $2.6 million estimated loss to be incurred in connection with sub-leasing DC-10 aircraft which will not be utilized in the Company's operations subsequent to the phase-out of scheduled service operations; a $2.3 million write-off of related leasehold improvements; and $2.0 million for passenger reprotection expenses. The Company incurred approximately $18.9 million of these costs during the six months ended December 31, 1996 and the Company believes that its remaining accrual for estimated losses on disposal will be adequate to meet the remaining costs to be incurred during the phase-out period.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Total block hours increased 10,885 hours, or 41%, to 37,342 hours in 1995 from 26,457 hours in 1994, with an average of 10.3 available aircraft per day in 1995 compared to 8.2 in 1994. Average daily utilization (block hours flown per day per aircraft) increased to 9.9 hours in 1995 from 8.8 hours in 1994. In 1995, the Company continued to obtain a higher percentage of its revenues under wet lease contracts as opposed to full service contracts. In 1995, wet lease contracts accounted for 70% of total block hours, up from 63% in 1994. Total operating revenues increased $78.8 million, or 44%, to $259.5 million in 1995 from $180.7 million in 1994.

 Continuing Operations

  Block hours from continuing operations increased 9,171 hours, or 35%, to 35,628 hours in 1995 from 26,457 hours in 1994.

  Operating Revenues. Revenues from flight operations increased $58.7 million, or 34%, to $232.6 million in 1995 from $173.9 million in 1994. This increase was primarily attributable to a $58.4 million increase in revenues generated from the new multi-year contracts with Malaysian Airlines. Average daily utilization for these contracts was 11.2 hours in 1995. In addition, the Company realized an increase in revenues associated with services to certain international carriers. Partially offsetting these increases was a decrease in revenues associated with the 1995 summer charter programs to Europe.

  Revenues from flight operations subcontracted to other carriers increased $3.2 million for 1995 to $8.6 million from $5.4 million in 1994. This increase resulted primarily from the Company's need to subcontract certain flights to other carriers due to peak airlift requirements for the 1995 Hadj pilgrimage. This increase was partially offset by the subservice of certain contracts in the fourth quarter of 1994 primarily to make aircraft capacity available for the commencement of operations under the Company's multi-year contracts with Malaysian Airlines.


  Operating Expenses. Total operating expenses increased $40.6 million, or 22%, in 1995 to $226.5 million from $185.9 million in 1994.

  Flight operations expenses increased $7.4 million, or 13%, in 1995 to $65.2 million from $57.8 million in 1994. This increase resulted primarily from the following: an increase in block hours flown; higher cockpit crew levels associated with the integration of additional aircraft into the fleet in 1995; and an increase in accruals under the

Company's profit sharing plans for its crewmembers during 1995. These factors were partially offset by a shift from full service to basic contracts.

  Maintenance expenses increased $15.6 million, or 60%, in 1995 to $41.8 million from $26.2 million in 1994. This increase resulted primarily from a non-recurring 1994 reversal of $4.2 million of excess reserves associated with the expiration of three DC10-30 aircraft leases and the increase in block hours flown in 1995 and lower costs associated with reduced maintenance requirements of new MD-11 aircraft and the guarantees and warranties received from the engine and aircraft manufacturers of the MD-11 aircraft and related engines, which guaranties and warranties began to expire in 1995.

  Aircraft costs increased $13.4 million, or 25%, in 1995 to $67.3 million from $53.9 million in 1994. This increase was primarily due to the lease of two additional MD-11 convertible aircraft in the first quarter of 1995 and the short-term lease of incremental DC10-30 aircraft which began in the fourth quarter of 1994 and second quarter of 1995, partially offset by the return of three lower-cost DC10-30 aircraft to the lessor in the third quarter of 1994.

  Fuel expenses decreased $0.2 million in 1995 to $16.7 million from $16.9 million in 1994. This decrease is due primarily to a shift from full service to wet leases in 1995 under which the Company is not responsible for fuel, partially offset by an increase in fuel uplifted for military and scheduled service operations.

  Promotions, sales and other related expenses increased $0.9 million in 1995 to $2.0 million from $1.1 million in 1994. This increase resulted primarily from an increase in joint venture expenses associated with the larger fixed-award contract received from the U.S. Air Force beginning October 1995.

  Depreciation and amortization increased $2.1 million, or 53%, in 1995 to $6.1 million from $4.0 million in 1994. This increase resulted primarily from an increase in spare parts required to support the additional MD-11 aircraft and incremental DC10-30 aircraft described above as well as the amortization of certain MD-11 aircraft integration costs and other deferred costs.

  General and administrative expenses decreased $2.3 million, or 11%, in 1995 to $18.2 million from $20.5 million in 1994. This decrease was primarily due to a decrease in certain legal and professional fees, partially offset by the hiring of additional marketing personnel.

  Other Income (Expense). Other expenses decreased $2.6 million, or 68%, in 1995 from 1994 primarily due to a $0.7 million loss on the sale of a DC10 engine by the Company in 1994. In addition, the Company recognized a $0.8 million gain in 1995 resulting from a settlement with the lessor relating to the return of two DC10 aircraft in 1993.

Liquidity and Capital Resources

  The Company is highly leveraged. The Company incurred substantial debt and lease commitments during the past three years in connection with its acquisition of MD-11 aircraft and related spare parts. In addition, the Company has significant future long-term obligations under aircraft lease obligations relating to its aircraft.

  As of June 30, 1997, the Company had outstanding $29.1 million in long-term debt and capital leases, with expected debt service and capital lease expense of $5.9 million for the six months ending December 31, 1997 and $13.3 million for the year ending December 31, 1998. As of June 30, 1997, after giving effect to the Private Placement, the Company's total indebtedness would have been approximately $86.8 million, $36.8 million would have been Senior Indebtedness, including $6.7 million attributable to capital lease obligations, no indebtedness of the Company would have ranked pari passu with the Debentures, and no indebtedness would have been Subordinated Indebtedness. In August 1997, the Company completed the Private Placement. The Debentures are unsecured obligations, convertible into shares of Common Stock, and subordinated to all present and future senior indebtedness of the Company. The Company intends to use the net proceeds from the Private Placement to repurchase approximately 4.0 million shares of Common Stock, repay certain indebtedness, increase working capital and for general corporate purposes. See "Prospectus Summary--The Private Placement." Failure by the Company to effect the repurchase of at least 4.0 million shares of Common Stock within 150 days after the original issue of the Debentures constitutes a Repurchase Event whereby each holder of the Debentures would have the right, at the holder's option, to require the Company to repurchase such holder's Debentures at 100% of their principal amount, plus accrued interest. The ability of the Company to repurchase the Debentures upon a Repurchase Event will be dependent on the Company's ability to raise sufficient funds through additional borrowings or equity sales and compliance with applicable securities laws. Accordingly, there can be no assurance that the Company will be able to repurchase the Debentures upon a Repurchase Event.

  In connection with the Private Placement, the Company and WorldCorp entered into an agreement for the purchase by World Airways of up to 4.0 million shares of Common Stock owned by WorldCorp at a purchase price per share of $7.65. On September 18, 1997, the Company purchased 3,227,000 shares of Common Stock from WorldCorp for approximately $24.7 million in cash in accordance with the Agreement. Discussions with MHS following the Private Placement could have an impact on the number of shares of Common Stock ultimately repurchased from WorldCorp. MHS has certain rights under the Shareholders Agreement. This agreement includes a provision that provides that if WorldCorp were to dispose of its holdings in the Company with the result that WorldCorp's ownership interest in the Company falls below 51% of the outstanding shares of Common Stock, then MHS may either sell its shares to a third party or require WorldCorp to sell a pro rata number of shares held by MHS to the party purchasing WorldCorp's shares. As a result of the repurchase of 3,227,000 shares of Common Stock by World Airways from WorldCorp, MHS has the right to sell 773,000 shares of Common Stock. WorldCorp, MHS and the Company engaged in preliminary discussions as to the potential repurchase of Common Stock owned by MHS. The Company anticipates that these discussions will continue, although there can be no assurance that these discussions will result in any stock repurchases from MHS. Should MHS not exercise its right to sell the 773,000 shares of Common Stock, the Company currently intends to repurchase the shares from WorldCorp.

  The Company's ability to make interest payments on the Debentures will be dependent on the Company's future operating performance, which is itself dependent on a number of factors, many of which are beyond the Company's control. The Company's ability to repay the Debentures at maturity will depend upon these same factors and the ability of the Company to raise additional funds.

  The degree to which World Airways is leveraged could have important consequences to holders of the Debentures and upon conversion, holders of the Shares, including the following: (i) World Airways' ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes may be limited; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness; (iii) World Airways' degree of leverage and related debt service obligations, as well as its obligations under operating leases for aircraft, may make it more vulnerable than some of its competitors in a prolonged economic downturn; (iv) World Airways' ability to meet its payment obligations under existing and future indebtedness, capital leases and operating leases may be limited; and (v) World Airways' financial position may restrict its ability to pursue new business opportunities and limit its flexibility in responding to changing business conditions.

  World Airways' cash and cash equivalents at June 30, 1997 and December 31, 1996 were $8.3 million and $7.0 million, respectively. As is common in the airline industry, World Airways operates with a working capital deficit. At June 30, 1997, World Airways' current assets were $33.5 million and current liabilities were $65.3 million. World Airways has substantial long-term aircraft lease obligations with respect to its current aircraft fleet. Although there can be no assurances, World Airways believes that its existing contracts and additional business which it expects to obtain in the near term, along with its existing cash and financing arrangements and net proceeds from the Private Placement will be sufficient to allow World Airways to meet its cash requirements related to debt service and the operating and capital requirements for its continuing operations for the next 12 months.

  In 1996, World Airways instituted a program to purchase up to one million shares of its publicly-traded Common Stock pursuant to open market transactions. As of June 30, 1997, World Airways had purchased 770,000 shares of Common Stock at an aggregate cost of approximately $7.8 million pursuant to such program. WorldCorp and World Airways have entered into an agreement for the repurchase of Common Stock owned by WorldCorp and, pursuant to such agreement, the Company repurchased 3,227,000 shares of Common Stock from WorldCorp on September 18, 1997. See "Prospectus Summary--The Private Placement."

  In the event that World Airways enters into leases for additional aircraft, World Airways will need to make capital expenditures for additional spare engines and parts. No assurances can be given, however, that World Airways will obtain all of the financing required for such capital expenditures.

 Cash Flows from Operating Activities

  Operating activities provided $22.7 million in cash for the six months ended June 30, 1997 compared to using $1.0 million in the comparable period in 1996. This increase in cash in 1997 resulted primarily from an increase in net earnings and a decrease in accounts receivable, partially offset by a decrease in accounts payable, accrued expenses, and other liabilities.

  Operating activities used $1.5 million in cash for the year ended December 31, 1996 compared to providing $18.7 million of cash in the comparable period in 1995. This decrease in cash in 1996 resulted primarily from an increase in losses from discontinued operations and the loss on disposal of discontinued operations, an increase in accounts receivable, and a decrease in unearned revenue, partially offset by an increase in accounts payable, accrued expenses, and other liabilities.

 Cash Flows from Investing Activities

  Investing activities used $4.2 million in cash for the six months ended June 30, 1997, compared to $4.5 million in the comparable period in 1996. In 1997, cash was used primarily for the purchase of rotable spare parts, a spare engine, and engine upgrades required for two MD-11 aircraft.

  Investing activities used $9.1 million in cash for the year ended December 31, 1996, compared to $22.5 million in the comparable period in 1995. In 1996, cash was used primarily for the purchase of rotable spare parts required for the integration of two MD-11 aircraft and incremental DC-10 aircraft and leasehold improvements required on one of the DC-10 aircraft obtained in late 1995.

 Cash Flows from Financing Activities

  Financing activities used $17.3 million in cash for the six months ended June 30, 1997 compared to using $0.9 million in the comparable period in 1996. This decrease in cash resulted primarily from an increase in repayments of the Company's net borrowings and the purchase of shares of the Company's common stock for an aggregate cost of $0.5 million in 1997.

  Financing activities used $7.6 million in cash for the year ended December 31, 1996 compared to providing $25.0 million in the comparable period in 1995. This decrease in cash resulted primarily from the purchase of shares of Common Stock for an aggregate cost of $7.4 million in 1996, as compared to proceeds of $22.8 million from the sale of common stock in 1995.

 Capital Commitments

  In October 1992 and January 1993, the Company signed a series of agreements to lease seven new MD-11 aircraft for initial lease terms of two to five years, renewable for up to 10 years (and in the case of one aircraft, for 13 years) by the Company with increasing rent costs. As of March 1995, the Company had taken delivery of all seven aircraft, consisting of four passenger MD-11 aircraft, one freighter MD-11, and two passenger/cargo convertible MD-11s. As part of the lease agreements, the Company was assigned purchase options for four additional MD-11 aircraft. In 1992, the Company made non-refundable deposits of $1.2 million toward the option aircraft and the purchase options were terminated. In March 1996, the Company signed an agreement with the manufacturer to lease two MD-11ER aircraft. Under the agreement, the Company leased each aircraft for a term of 24 years with an option to return the aircraft after a seven-year period with certain fixed termination fees. As part of the agreement, the above-mentioned deposits were applied towards the deposits required on these two aircraft. In addition, the Company agreed to assume an existing lease of two additional MD-11 freighter aircraft for 20 years, beginning in 1999, in the event that the existing lessee terminates its lease with the manufacturer at that time. As of June 30, 1997, annual minimum payments required under the Company's aircraft and lease obligations totaled $43.6 million for the remainder of 1997 and $84.9 million for 1998.

  As of June 30, 1997, World Airways has long-term leases for four DC10-30 aircraft. Three of the leases expire in 1998 and one expires in 2003.

  In August 1995, the Company amended its aircraft spare parts facility under the Credit Agreement to provide for a variable rate borrowing. Approximately $2.5 million of this facility was used to pay off the previously outstanding balance of the spare parts loan facility and $0.8 million was used to purchase additional spare parts for MD-11s required during the remainder of 1995. The balance of this loan facility was used to increase cash balances which were drawn down during the first half of 1995 to purchase MD-11 spare parts.

  In September 1995, the Company agreed to purchase a spare engine which was delivered in March 1996. The engine cost approximately $8.0 million. The Company entered into an agreement with the engine's manufacturer to finance 80% of the purchase price over a seven-year term. The Company made payments of $1.2 million and $0.4 million towards this purchase in September 1995 and January 1996, respectively.

  As discussed above, the Company signed an agreement for the lease of two MD-11ER aircraft beginning in the first quarter of 1996 to provide additional capacity for growth opportunities. As part of the agreement for the MD-11 aircraft, the Company received spare parts financing from the lessor of $9.0 million of which $3.0 million was made available with the delivery of each aircraft, and the remaining $3.0 million was made available in December 1996. As of June 30, 1997, approximately $7.4 million had been received. In January 1996, the Company agreed to purchase an additional engine and received a commitment from the engine manufacturer to finance 85% of its purchase price over a seven-year term with an interest rate to be fixed at the time of delivery. In June 1997, the Company took delivery of the engine and signed a note for $6.3 million. The note bears interest at a rate of 8.18% and is payable over an 84-month period at approximately $48,000 per month with the balance of $2.2 million due on June 18, 2004.

  The Company anticipates that its total capital expenditures in 1997, which includes the spare engine, will approximate $13.0 million of which the Company will receive approximately $6.3 million in financing. The Company expects that the remaining balance will be funded from its operating cash flow and proceeds from the Private Placement.

  As of June 30, 1997, the Company held approximately $3.6 million (at book value) of aircraft spare parts currently available for sale.


Income and Other Taxes

  As of December 31, 1996, World Airways had NOLs for federal income tax purposes of $103.8 million ($29.0 million of which is subject to a $6.9 million annual limitation as a result of an ownership change of World Airways for tax purposes in 1991). These NOLs, if not utilized to offset taxable income in future periods, would expire between 1998 and 2011. Use of World Airways' NOLs in future years could be further limited if an ownership change were to occur in the future. World Airways believes that neither the sale of common stock in its initial public offering nor the purchase of 3,227,000 shares of its Common Stock from WorldCorp (see "Prospectus Summary--The Private Placement") caused an ownership change. However, the application of the Internal Revenue Code in this area is subject to interpretation by the Internal Revenue Service. The NOLs are subject to examination by the Internal Revenue Service and, thus, are subject to adjustment or disallowance resulting from any such IRS examination. In addition, conversion of the Debentures or future transactions in the Common Stock (see "Prospectus

Summary--The Private Placement") or the common stock of the Company's stockholders may cause an ownership change, which could result in a substantial reduction in the annual limitation in the use of the NOLs and the loss of a substantial portion of the NOLs available to the Company. Accordingly, prospective purchasers of the Debentures should not assume the availability of any portion of World Airways' currently existing or future NOLs, if any, in making their investment decisions.

Legal and Administrative Proceedings

  World Airways has periodically received correspondence from the FAA with respect to minor noncompliance matters. In November 1996, as the FAA increased its scrutiny of U.S. airlines, World Airways was assessed a preliminary fine of $810,000 in connection with certain security violations by ground handling crews contracted by World Airways for services at foreign airport locations. Under 49 U.S.C. 46301, any violation of pertinent provisions of 49 U.S.C. 40101 or related rules is subject to a civil penalty for each violation. Upon review of the evidence or facts and circumstances relating to the violation, the statute allows for the compromise of proposed civil penalties. The penalties were proposed by the FAA in connection with recent inspections at foreign airport facilities and relate primarily to ground handling services provided by World Airways' customers in connection with their operations; specifically, the inspection procedures of its aircraft, passengers and associated cargo. In each of these instances, World Airways was in compliance with international regulations, but not the more stringent U.S. requirements, despite the fact that the flights in question did not originate or terminate in the United States. World Airways has taken steps to comply with the U.S. requirements. In September 1997 the Company entered into a consent order and settlement agreement with the FAA in connection with the above-mentioned alleged violations.
Pursuant to this Agreement, the Company is liable for a sum of $610,000, of which $405,000 was paid in September. The remaining $205,000 was suspended and will be forgiven if the Company complies with the provisisons of the settlement agreement, including not incurring any security violations during the one-year period following the execution of the settlement agreement. While World Airways believes it is currently in compliance in all material respects with all appropriate standards and has all required licenses and authorities, any material non-compliance by World Airways therewith or the revocation or suspension of licenses or authorities could have a material adverse effect on the financial condition or results of operations of World Airways.

  World Airways and WorldCorp (the "World Defendants") were defendants in litigation brought by the Committee of Unsecured Creditors of Washington Bancorporation in August 1992, captioned Washington Bancorporation v. Boster et. al., Adv. Proc. 92-0133 (Bankr. D.D.C.) (the "Boster Litigation").
Under a settlement agreement, the plaintiff agreed to dismiss with prejudice the Boster Litigation against all defendants, including the World Defendants, with each party to bear its own costs. Under the settlement agreement, the World Defendants do not have any further liability in the Boster Litigation.

  In connection with the discontinuance of World Airways' scheduled service operations, World Airways is subject to claims by various third parties and may be subject to further claims in the future. One claim which had been filed in connection with World Airways' discontinuance of scheduled service to South Africa, and which sought approximately $37.8 million in compensatory and punitive damages, has been settled by the parties for approximately $0.7 million.

  In addition, World Airways is party to routine litigation and administrative proceedings incidental to its business, none of which is believed by World Airways to be likely to have a material adverse effect on the financial condition of World Airways.

New Accounting Standards

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128 ("FAS #128") Earnings per Share, and SFAS No. 129 ("FAS #129") Disclosure of Information About Capital Structure. FAS #128 was issued to simplify the computation of earnings per share and to make the U.S. standard more compatible with the standards of other countries and that of the International Accounting Standards Committee. FAS #128 replaces primary and fully diluted earnings per share with basic earnings and diluted earnings per share. FAS #129 will change some of the required disclosures about capital structure. It is not expected that these statements will have a material effect on the Company's financial statements in the future. The SFASs are effective for the year ending December 31, 1997.

Inflation

  The Company believes that inflation has not had a material effect on the Company's revenues during the past three years.

                                    BUSINESS

General

  World Airways is a global provider of long-range passenger and cargo air transportation outsourcing services to major international airlines under fixed rate, multi-year contracts. World Airways' passenger and freight operations currently employ 12 wide-body aircraft which are operated under contracts primarily with Pacific Rim airlines. These contracts generally require World Airways to supply aircraft, crew, maintenance and insurance ("ACMI" or "wet lease"), while World Airways' customers are responsible for a large portion of the other operating expenses, including fuel. World Airways' airline customers have determined that outsourcing a portion of their wide-body passenger and cargo requirements can be less expensive, and offers greater operational and financial flexibility, than purchasing new aircraft and additional spare parts required for such aircraft.

  World Airways also leads a contractor teaming arrangement that is one of the largest suppliers of commercial airlift services to the USAF.

  World Airways restructured its business in July 1996 to focus on ACMI contract services, taking a one-time charge of $21.0 million as of June 30, 1996. As a result, the Company terminated all scheduled services on October 27, 1996.
World Airways' block hours flown from continuing operations increased approximately 10% in the first six months of 1997 over the first six months of 1996 and increased approximately 23% in the year ended December 31, 1996 over the year ended December 31, 1995. In addition, the Company had operating revenues of approximately $160.7 million and $151.9 million for the first six months of 1997 and 1996, respectively, and operating revenues of approximately $309.6 million and $242.4 million for 1996 and 1995, respectively. Due to accelerated maintenance on two MD-11s in June 1997, the Company's block hours flown from continuing operations increased by 1% in the second quarter of 1997 as compared to the same period of the prior year. These aircraft are now available for operation and are substantially booked for the latter part of 1997. See "Risk Factors--Aircraft Fleet."

  The Company operates a fleet of eight MD-11 and four DC10-30 wide-body aircraft. The average age of the MD-11 fleet is 3.2 years. World Airways' overall fleet age averages 8.1 years. When appropriate, the Company will add to this fleet to accommodate the needs of new and existing customers. The Company believes that aircraft are available at commercially reasonable rates for this purpose.

  World Airways' operating philosophy is to build on its existing ACMI relationships to achieve a strong platform for future growth. World Airways concentrates on ACMI contracts which shift yield, load factor and certain cost risks to the customer. The customer bears the risk of filling the aircraft with passengers or cargo and assumes a large portion of the operating expenses, including fuel. World Airways has elected to emphasize its ACMI business because the Company perceives a number of opportunities created by a growing global economy, particularly growth in second and third world economies where the demand for airlift exceeds capacity. World Airways attempts to maximize profitability by combining its multi-year ACMI contracts with short term, higher-yielding ACMI agreements which meet the peak seasonal requirements of its customers. The Company responds opportunistically to rapidly changing market conditions by maintaining a flexible fleet of aircraft that can be deployed in a variety of configurations.

  While the Company's aircraft currently serve predominantly passenger customers, World Airways substantially increases its potential customer base by being able to serve both passenger and cargo customers. The Company flies passenger, cargo and passenger/cargo convertible aircraft that it believes permit it to react opportunistically to changing demand. For example, the Company uses convertible aircraft in a passenger configuration to meet peak seasonal flying for Malaysian Airlines and Garuda during the spring of each year. The Company can subsequently use the same convertible aircraft in a cargo configuration for a customer, such as UPS, later in the same year.


  World Airways focuses its marketing efforts on the Pacific Rim, Europe and more recently South America, where rapid economic development drives demand for the Company's services. The Company believes that its modern fleet of long-range medium-density wide-body MD-11 and DC10-30 aircraft are ideally suited to these less dense international routes and provide superior economics as compared to other popular aircraft, such as the Boeing 747 which has excess capacity. World Airways has operated in the Pacific Rim almost since its inception in 1948, more recently has penetrated the South American market, and believes that it has developed the ability to serve these markets well.

  World Airways has been providing safe, reliable ACMI services for almost 50 years. World Airways has flown for the USAF since 1956, for Malaysian Airlines since 1981 and for Garuda since 1973. On July 3, 1997, World Airways entered into a multi-aircraft agreement with VASP.

Business Strategy

  World Airways' strategy for increasing its revenues and profits focuses on its growing core business of providing ACMI contract services to international airlines by:

  . Expanding Core Carrier Relationships. Over the years, the Company has developed long-term relationships with a number of major international airlines and with the USAF. The Company's growth strategy is based upon providing high quality service to these customers, thereby maintaining and expanding the amount of business obtained through long-term contracts.

  . Marketing ACMI Services, Particularly in the Pacific Rim and South America. The Company's new management team is committed to increasing the Company's marketing efforts, including adding marketing personnel and has undertaken a targeted marketing effort worldwide, particularly the Pacific Rim and South America. The Company has recently entered into a Memorandum of Agreement with VASP. See "Business--Significant Customer Relationships."

  . Entering into New Strategic Alliances. The Company is seeking to enter new strategic alliances to further the growth of its ACMI business. The Company believes that in the future there will likely be opportunities for consolidation within the ACMI business through acquisitions and alliances. The Company from time to time has engaged in discussions concerning possible acquisitions, strategic alliances, investments or joint ventures. The Company currently has no present understandings, commitments or agreements with respect to any such transaction and there can be no assurance that any such transaction will occur. The Company expects that it will continue to pursue such transactions aggressively to further the growth of its ACMI business.

  Management believes that, as a result of July 1996 restructuring of its operations to concentrate on its ACMI contract services, and because it is a U.S. certificated "flag" carrier, the Company is well-positioned to benefit from the growth in the global air passenger and air cargo markets, particularly in the Pacific Rim region and South America, where the Company has concentrated a significant amount of its resources. The Company believes that anticipated continued growth in the demand for passenger and cargo air transportation in Southeast Asia, the Pacific Rim and South America, combined with the need of the national airlines of these countries to manage their own rapid expansion by utilizing the Company's operating experience and aircraft, should provide the Company with the opportunity to expand its outsourcing services and is indicative of the demand for airlift services in the developing world in general. The Company also believes that the U.S. military will continue to outsource a substantial amount of its commercial airlift requirements in order to meet its need for mobility.

Competitive Advantages

  The Company believes that it possesses several key competitive advantages that allow it to offer efficient, reliable and cost-effective outsourcing services to its customers on a profitable basis:


  . Concentration in Two of the World's Fastest Growing Regions. The Company has found a profitable niche providing highly reliable long-range medium-density airlift capacity to rapidly growing national airlines in Southeast Asia. The Company has also recently begun to penetrate the fast-growing South American market. The Pacific Rim is the fastest growing market in the world for both air passenger and air cargo services.

     Over the past two years, the Pacific Rim (excluding Japan) GDP growth has averaged approximately 7%, while worldwide GDP growth has averaged only approximately 2.5%. In the Pacific Rim market, air traffic generally grows at close to two times the underlying GDP growth rate. The airlines of the Pacific Rim and South America principally desire access to the Company's 49 years of operating experience, modern fleet, and U.S. route authorities.

  . Long-term Customer Contracts Which Stabilize Revenue and Minimize Cost Risks. The Company has entered into several long-term contracts which help to stabilize the Company's revenue base and minimize the Company's cost risks. The Company's contractual arrangements with its customers provide for its customers to guarantee monthly minimum aircraft utilization levels at fixed hourly rates and are in force for periods of one to five years, subject to certain termination provisions. These contracts typically are ACMI arrangements in which the Company's customers bear a substantial portion of the other operating expenses, including the costs of fuel and fuel servicing, marketing associated with obtaining passengers or cargo, airport passenger handling and ticketing, aircraft ground handling, and aircraft push-back and de-icing services. The Company believes that customers prefer the ACMI arrangements because they pay a simple per-hour fee for a complete service package that includes everything required to complete the flight, except passengers, fuel and flight attendants. Consequently, few additional assets or investments are required by the customer. The customer is able to increase revenues without assuming the asset risk or related costs of the aircraft. The Company prefers the ACMI arrangement because, unlike a full-service contract, the customer bears the load factor and yield risk; the Company is essentially paid to provide and operate the aircraft. In addition, with long-term ACMI contracts, the Company's profit margins are less volatile than in scheduled markets, and revenues and cash flows are more predictable. The Company currently has five ACMI contracts with at least one aircraft dedicated to each contract, and the Company is currently in preliminary discussions with respect to other possible ACMI contracts.

  . Attractive Fleet Characteristics. The Company operates a fleet of eight MD-11 and four DC10-30 wide-body aircraft in a variety of configurations which provide significant marketing advantages to the Company. Both the MD-11 and the DC10-30 aircraft are long-range, medium density, wide-body aircraft. The Company's fleet is designed to meet the requirements of its target markets and customers as well as to provide the Company with the flexibility to redeploy its aircraft to meet worldwide passenger or cargo demand. The Company's fleet has three principal advantages: young age, low cost and flexibility. The average age of the Company's MD-11 fleet is 3.2 years and the average age of its overall fleet is 8.1 years. Typically, national carriers served by the Company demand newer aircraft with medium-density long-haul capabilities such as the Company's MD-11 fleet. These younger aircraft have higher fuel efficiencies and lower maintenance costs. In addition to the operating benefits, newer aircraft are perceived by the public to be safer. Many of the routes served by the Company's customers cannot be served efficiently by larger wide-body aircraft such as the Boeing 747 because such aircraft provide too much capacity relative to existing demand. The Company's older DC10-30 fleet meets the needs of customers who seek an aircraft with characteristics similar to those of the MD-11, but desire a low-cost alternative for their passenger or cargo needs. The Company believes that it acquired the majority of its MD-11's on favorable lease terms due to the airline manufacturing recession of 1993. These leases are renewable at the Company's option for 10 one-year extensions in years six through 15 of the lease terms. However, failure to renew such contracts would result in penalties.

  Pursuant to its strategy of maintaining a flexible fleet, in March 1996, World Airways entered into two leases with McDonnell Douglas for a new extended-range model of the McDonnell Douglas MD-11. World Airways has leased each MD-11ER aircraft for a term of 24 years with an option to return the aircraft after a seven-year period with certain fixed termination fees. The MD-11ER, is capable of flying nonstop between such cities as Zurich and Santiago, New York and Johannesburg, and Los Angeles and Shanghai. The aircraft's increased range is due to a combination of engineering and aerodynamic improvements and innovations.


Significant Customer Relationships

  Over the years, the Company has developed long-term relationships with a number of major international airlines and with the USAF. The Company's growth strategy is based upon providing high quality service to these customers, thereby maintaining and expanding the amount of business being done through long-term contracts. These contracts have increased the year-round usage of the Company's aircraft fleet, reduced the seasonality of the Company's business and contributed to its recently improved operating performance.

  Malaysian Airlines. World Airways has provided wet lease services to Malaysian Airlines since 1981, providing wet lease services for Malaysian Airlines' scheduled passenger and cargo operations as well as transporting passengers for the annual Hadj pilgrimage. MHS, which owned 24.9% of the Company as of September 30, 1997, also owns 29.1% of Malaysian Airlines. Malaysian Airlines accounted for 27% and 34% of World Airways' revenues and 30% and 42% of total block hours for the first six months of 1997 and for the year ended December 31, 1996, respectively. Certain of the Company's previous long-term contracts with Malaysian Airlines have recently expired.

  In 1997, the Company entered into a new 32-month agreement for year-round operations (including the Hadj) with Malaysian Airlines whereby the Company will provide two passenger aircraft with cockpit crews, maintenance and insurance to Malaysian Airlines' newly-formed charter division through May 1999. The Company provided three aircraft for 1997 Hadj operations.

  The Company has a long-term contract to operate three MD-11 cargo aircraft for Malaysian Airlines. However, beginning in July 1996, and as mutually agreed by the parties, World Airways redeployed two cargo aircraft, which had been operating under these contracts, into the Philippine Airlines contract. The Company and Malaysian Airlines are currently discussing the future redeployment of these aircraft back into Malaysian Airlines' operations in order to meet the contracts' original obligations. The Company can provide no assurances, however, that the Company will, in fact, be able to do so. Revenues associated with these contractual obligations are included in the Company's backlog amount included herein.

  Garuda. The Company has flown for Garuda periodically since 1973 and yearly since 1988. Since 1988, the Company has been one of the largest providers of passenger services to Indonesia for the Hadj pilgrimage. The Indonesian Hadj pilgrimage is the world's largest due to the size of Indonesia's Islamic population. In 1997, approximately 40,000 of the 200,000 Indonesians who traveled to Jeddah for the Hadj pilgrimage flew on the Company's aircraft. The Company is currently negotiating an agreement with Garuda to operate six aircraft during the 1998 pilgrimage.

  Philippine Airlines. As of June 30, 1997, World Airways operated four MD-11 passenger aircraft for Philippine Airlines under an agreement with high minimum monthly utilization levels. Philippine Airlines, however, is experiencing financial difficulties and since March 1997 had been making monthly lease payments to the Company on an installment basis according to a payment plan agreed to by the Company and Philippine Airlines at the beginning of each month. On July 11, 1997, World Airways agreed to shift two MD-11s currently operating for Philippine Airlines to other customers of the Company. As of the date hereof, Philippine Airlines is in compliance with its agreements with the Company and has reconfirmed its commitment to operate the remaining two MD-11s currently in its fleet until February 1998. Failure by Philippine Airlines to meet its aircraft lease obligations, if not offset by other business, would have a material adverse effect on the financial condition, cash flows and results of operations of the Company.

  VASP. On July 3, 1997, World Airways entered a binding Memorandum of Agreement with VASP for the lease of two MD-11 passenger aircraft for a six-month term with a six-month renewal option. The Company is currently negotiating the terms of this lease with VASP, with commencement anticipated for no earlier than late 1997. The loss of this agreement, a renegotiation of its terms or a substantial reduction of business for VASP, if not replaced, could have a material adverse effect on the financial condition, cash flow and results of operations of World Airways. The Company is also leasing a cargo plane to VASP under an ACMI contract which began in June 1997.

  USAF. The Company has provided international air transportation to the USAF since 1956. The overall downsizing of the U.S. military places a premium on the mobility of the U.S. armed forces. This is reflected in the stable size over the past several years of the USAF's procurement of commercial airlift services. Although the Company's agreements with the USAF provide for full service contracts with certain minimum performance requirements, the Company has risks similar to an ACMI agreement because the USAF agreements are cost-plus contracts at attractive rates. The Company leads a contractor teaming arrangement that enjoyed a 44% market share of the USAF's overall commercial airlift requirement for 1996-1997. During a period in which the U.S. military downsized substantially, the Company's portion of the fixed USAF award increased from $15.6 million for the government's 1992-93 fiscal year, to $52.8 million for the government's 1996-97 fiscal year. While the prior year's annual contract expired on September 30, 1997, the Company recently received a $73.9 million fixed award for the government's 1997-98 fiscal year.

  The USAF awards points to air carriers acting alone or through teaming arrangements in proportion to the number and type of aircraft such carriers make available to CRAF. The Company utilizes such teaming arrangements to maximize the value of potential awards. The current members of the Company's teaming arrangement include Continental Airlines, Inc., Northwest Airlines, Inc. ("Northwest"), Evergreen International Airlines, Inc., Emery Worldwide Airlines, Inc. and Miami Air International, Inc.

  The Company's teaming arrangement purchases CRAF points from member carriers to increase the size of the arrangements' fixed award and then allocates these points among the team members. In addition, the Company pays commissions to Northwest in exchange for allowing the Company to fly additional routes using Northwest's points. The Company's operating revenues from CRAF are net of these commissions. As a result of the Company's increasingly effective use of teaming arrangements, the Company's fixed awards have generally grown in recent years and the Company has one of the largest fixed awards for the U.S. Government's 1996-97 fiscal year.

  USAF fixed awards provide predictable utilization of the Company's aircraft. Under the 1996-97 contract, the Company operated one MD-11 from St. Louis and Los Angeles to military bases in Japan and Korea for approximately 10 months. The Company also operated one DC10-30 from Philadelphia to military bases in Europe and the Middle East for a minimum of six months. These operating schedules are specified in the contract award and serve as minimum utilization commitments to the Company. The Company believes that predictable aircraft utilization and attractive compensation levels, as well as international routes well suited to the Company's wide-body, long-range fleet, have allowed the Company to operate profitably under USAF contracts.

Aircraft Fleet

  The Company's fleet strategy stresses market flexibility. Utilizing two aircraft types provides the first measure of flexibility. Modern generation MD-11 aircraft are well-suited for providing air transportation services to airlines in the Pacific Rim as well as for serving the USAF's trans-Pacific routes. Proven DC10-30 aircraft are well-suited for operating seasonal programs, such as the annual Hadj pilgrimage, and for serving the USAF's routes to Europe and the Middle East. Furthermore, the Company believes that it achieves an additional measure of flexibility by operating four models of the MD-11 and two models of the DC10-30.

  A DC10-30 operator since 1978, the Company launched a reequipment program in 1993 in which it has acquired the eight MD-11 aircraft that now comprise its core fleet. The MD-11 offers a number of important competitive advantages. First, as a modern generation aircraft, the MD-11 meets the preference of Pacific Rim carriers for the newest technology aircraft. The average age of the Company's eight MD-11s is just 3.2 years. Second, the MD-11's long range allows it to operate nonstop from Pacific Rim locations to destinations in North America, Europe and Africa. The Company's two new MD-11ER aircraft, delivered in 1996, are capable of nonstop flights of over 15 hours. Third, although some models of the Boeing 747 aircraft may provide lower unit costs per seat/mile or ton/mile, the Company believes that the total operating costs of the MD-11 are substantially lower than those of the Boeing 747 over routes that do not produce enough traffic to efficiently utilize the Boeing 747's larger capacity. As a result, the Company believes the MD-11 provides superior operating economics on the Company's routes. Fourth, the MD-11 is produced in a wide range of models, including passenger, extended-range passenger, freighter and convertible freighter.

  The Company has retained DC10-30 aircraft to supplement its MD-11 fleet. Advantages of the DC10-30 include lower fixed cost, and therefore lower break-even aircraft utilization levels (average block hours per day), as well as shorter lease commitments. For these reasons, the acquisition of a DC10-30 involves less financial risk than the acquisition of an MD-11. In addition, the Company believes that the Company's 19 years of experience with the DC10-30 has positioned the Company to support this aircraft type. By supplementing the MD-11 fleet with DC10-30s, the Company is able to target certain seasonal markets and USAF requirements that cannot be profitably served with MD-11 aircraft.

  The Company's strategy allows for fleet growth by acquiring additional MD-11s or DC10-30s. The Company believes that continued growth in demand for services to Pacific Rim and South American carriers would support additions to the MD-11 fleet and growth in demand for seasonal programs with lower aircraft utilization levels would support additions to the DC10-30 fleet.

  The Company returned one MD-11 to the lessor during the third quarter. The MD-11 which was returned was the oldest, least modern MD-11 in the Company's fleet and was one of the first MD-11s to be manufactured by McDonnell-Douglas. Due to favorable market conditions, the Company believes that returning the aircraft to its lessor provides World Airways with an opportunity to upgrade its fleet at an appropriate time with a newer MD-11.

  The following table summarizes the lease term, date of manufacture, engine type, range and capacity of the Company's aircraft fleet as of June 30, 1997:


                                          Lease
Aircraft(1)                            Expiration       Year of     Engine
----------                           (month/year)(2)  Manufacture    Type    Range(3)        Capacity(4)
                                     ---------------  -----------  --------  --------  -----------------------
MD-11ER  .............................   03/2020           1995      PW4462   6700     409 seats
MD-11ER  .............................   03/2020           1995      PW4462   6700     409 seats
MD-11CF  .............................   03/2010           1995      PW4462   6200     410 seats or 90 tons
MD-11CF  .............................   03/2010           1995      PW4462   6200     410 seats or 90 tons
MD-11F  ..............................   03/2009           1994      PW4462   6200     95 tons
MD-11  ...............................   04/2008           1993      PW4462   6200     409 seats
MD-11  ...............................   03/2008           1993      PW4462   6200     409 seats
MD-11  ...............................   09/2008           1992      PW4462   6200     409 seats
DC10-30CF  ...........................   01/2009           1979     CF6-50C2  4700     380 seats or 65 tons
DC10-30  .............................   12/1998           1974     CF6-50C2  4700     350 seats
DC10-30  .............................   09/1998           1988     CF6-50C2  4700     350 seats
DC10-30  .............................   08/1998           1977     CF6-50C2  4700     350 seats

--------------
(1) "F" aircraft are freighters, "CF" aircraft are convertible freighters and may operate in either passenger or freight configuration and aircraft with no letter designation are passenger-only aircraft.
(2) Assumes exercise of all lease extensions.
(3) Range is in nautical miles based on operational take-off weight with full fuel load and no runway constraints.
(4) Number of seats or tons of freight.

  The Company currently leases from the manufacturer two MD-11ER aircraft for a term of 24 years with an option to return the aircraft after a seven-year period with certain fixed termination fees. In addition, the Company received spare parts financing from the lessor of $9.0 million. As of June 30, 1997, $7.4 million had been received. Finally, the Company agreed to assume an existing lease of two additional MD-11 freighter aircraft for 20 years, beginning in 1999, in the event that the other lessee terminates its lease with the manufacturer at that time.

  The Company believes that it acquired the majority of its MD-11's on favorable lease terms due to the airline manufacturing recession of 1993. These leases are renewable at the Company's option for 10 one-year extensions in years six through 15 of the lease term. However, failure to renew such contracts would result in penalties.

  The Company currently leases three DC10-30 aircraft under short-term leases, including two under leases with Malaysian Airlines and one DC10-30 aircraft under a long-term lease. See "Certain Relationships and Transactions." The long-term lease expires in January 2003, and includes renewal options allowing the Company to extend the lease for up to six years. One short-term DC10-30 lease expires in August 1998, with the second expiring in September 1998 and the third in December 1998. All of the DC10-30 leases contain standard default provisions.

  The Company leases certain of its spare engines. Some of the Company's rotable spare parts inventory and certain of the Company's spare engines are subject to mortgages and other security interests granted in favor of the Company's lenders. As of June 30, 1997, the Company owned $3.6 million of DC10-30 aircraft spare parts which are classified as assets held for sale. These spare parts were not required by the Company following its transition in 1993 and 1994 from a fleet of all DC10-30s to a fleet of predominantly MD-11 aircraft. The Company has consigned these parts to be sold by a third party over a reasonable period of time with the objective of maximizing the proceeds from such sale.

  The Company has historically acquired and intends in the future to acquire additional aircraft on short-term leases primarily to meet the peak seasonal demand requirements of certain of its customers. There can be no assurance, however, that reliable aircraft will be available for short-term leases to the Company or, if such aircraft are available, that the Company will be able to lease such aircraft on terms as favorable as its current leases. From time to time the Company may subcontract with other carriers to meet requirements during periods of peak demand.


Maintenance

  The Company outsources its maintenance requirements where it believes that it is uneconomical to keep such requirements within the Company. The Company's maintenance and engineering group is responsible for maintaining the technical condition of its aircraft fleet in compliance with the Company's FAA approved maintenance program. Aircraft maintenance includes six basic activities: maintenance control; line maintenance; scheduled airframe heavy maintenance; power plant maintenance; material services; and quality assurance. These activities are managed in the Company's headquarters near Washington Dulles International Airport. The Company's maintenance control center coordinates routine and non-routine maintenance operations worldwide on a 24-hour basis.

  Engine maintenance accounts for most of the Company's annual maintenance expenses. Typically, the hourly cost of engine maintenance increases as the aircraft ages. The Company outsources major airframe maintenance and power plant work to several suppliers. The Company has a 10-year contract expiring in August 2003 with an option to extend for two years, to be exercised in March 1998, with United Technologies Corporation's Pratt & Whitney Group for all off-wing maintenance on the PW 4462 engines that power its MD-11 aircraft. Under this contract, the manufacturer agreed to provide such maintenance services at a cost not to exceed a specified rate per engine flight hour during the term of the contract. The Company's maintenance costs associated with the MD-11 aircraft and PW 4462 engines have been significantly reduced due in part to manufacturer guarantees and warranties, which began to expire in 1995 and which will fully expire by 1998. In addition, the specified rate per engine flight hour is subject to annual escalation, increasing substantially in 1998. Accordingly, while the Company believes that the terms of this agreement have resulted in lower engine maintenance costs than it otherwise would incur, engine maintenance costs will increase substantially during the last five years of the agreement. The Company has begun to accrue these increased expenses in 1997 and such expenses will continue to increase during the remainder of the term of the contract as the Company's aircraft fleet ages.

  The Company outsources major airframe maintenance to several suppliers. The Company currently has agreements with SwissAir at its facilities in Zurich, KLM at its facilities in Amsterdam, Lufthansa at its facilities in Frankfurt, and TIMCO at its facilities in Greensboro. The Company deploys maintenance representatives to supervise the work of certain of its maintenance contractors. See "Certain Relationships and Transactions."

  Each of the Company's aircraft carries spare parts and support kits, which consist of approximately $1.5 to $3.5 million in parts and special equipment.
In addition, a highly-trained maintenance representative is on board all flights to destinations where the Company does not have on-site maintenance facilities.

  As described above, the Company has entered into agreements with contractors, including other airlines, to provide certain facilities and services required for its operations, including all of the Company's off-wing engine maintenance and most airframe maintenance. The Company has also entered into agreements with contractors to provide security, ground handling and personnel training. Although the Company believes that there are many advantages to outsourcing these activities, the failure of these contractors to provide essential services that are not otherwise entirely within the control of the Company could have a material adverse effect on the financial condition or results of the operations of the Company.

Flight Operations

  Worldwide flight operations (including aircraft dispatching and crew scheduling) are planned and controlled by the Company's flight operations group which is staffed on a 24-hour, seven days a week basis, operating out of the Company's headquarters in Herndon, Virginia. Logistical support necessary for extended operations outside the Company's fixed bases are coordinated through the Company's global communications network.

Physical Facilities

  The Company leases office space in Herndon, Virginia, located near Washington Dulles International Airport, which houses its corporate headquarters and substantially all of the administrative employees of the Company. In addition, the Company leases additional office and warehouse space in Wilmington, Delaware; Philadelphia, Pennsylvania; New York, New York; Los Angeles, California; Kuala Lumpur, Malaysia; Yakota, Japan; and Frankfurt, Germany. Additional small offices and maintenance material storage space are leased at certain airports to provide administrative and maintenance support for commercial and military contracts. The Company considers its present office space and other facilities to be sufficient for its needs.

Aviation Fuel

  The air transportation industry in general is affected by the price and availability of aviation fuel. Both the cost and availability of aviation fuel are subject to many economic and political factors and events occurring throughout the world and remain subject to the various unpredictable economic and market factors that affect the supply of all petroleum products. The price of fuel has not had a significant impact on the Company's operations in recent years. The Company's exposure to fuel risk is limited because (i) under the terms of the Company's wet lease, the customer is responsible for providing fuel, (ii) under the terms of its full service contracts with the U.S. Government, the Company is reimbursed for fuel price increases in excess of 5% of the price agreed upon in the contract, subject to a 10% cap. However, a substantial increase in the price or the unavailability of aviation fuel could have a material adverse effect on the air transportation industry in general and the financial condition or results of operations of the Company.

Security

  The Company believes that its security program complies with the FAA and the U.S. Department of Defense requirements and is tailored to the needs of the markets it serves, including increased security necessary to serve certain customers. See "--Regulation."

Insurance

  The Company carries the types and amounts of insurance that are customary in the airline industry, including coverage for public liability, passenger liability, property damage, aircraft loss or damage, baggage and cargo liability and workers' compensation. The Company maintains insurance coverage with major insurance carriers with coverage of up to $115 million for damage per aircraft and $1.0 billion of third party liability per occurrence. The Company has a low claim experience with its insurers and believes that it enjoys a good reputation with insurance providers. The "Hull War Risks" section of these policies imposes a $445 million annual aggregate limit.

Additionally, the Company carries deductible insurance which lowers its per aircraft deductible from $1 million to $100,000 for any one claim, subject to an aggregate of $4.0 million in claims per policy year. The Company also obtains war risks insurance from the U.S. Government under Title XIII of the Aviation Act ("Title XIII"). Title XIII generally authorizes the U.S. Government to issue insurance with respect to aircraft engaged in operations deemed by the U.S. Government to be necessary to carry out the foreign policy of the U.S. when such insurance is either unavailable or prohibitively expensive when sought from private insurers. Payment of valid claims pursuant to insurance issued under Title XIII is made out of and subject to Congressional appropriations. As is customary in the air transportation business, the Company does not maintain business interruption insurance.

Employees

  As of June 30, 1997, the Company had 946 full-time employees, classified as follows:

                                                                                         Number of
                                                                                         Full-Time
     Classification                                                                      Employees
     --------------                                                               --------------------
     Senior Management  .....................................................                10
     Administrative and Operations  .........................................               313
     Cockpit Crew (including pilots)  .......................................               326
     Flight Attendants  .....................................................               297
                                                                                   ------------------
        Total Employees  ....................................................               946
                                                                                   ==================

  The Company's cockpit crew members are highly trained individuals with significant international flight experience. The Company has 56 cockpit crew members employed by the Company for over 20 years.

  The Company's cockpit crew members, who are represented by the Teamsters, are subject to a four-year collective bargaining agreement expiring in June 1998. The Company's flight attendants, who are also represented by the Teamsters, are subject to a four-year collective bargaining agreement that will expire in August 2000. The Company's flight attendants challenged the use of foreign flight attendant crews on the Company's flights for Malaysian Airlines and Garuda Indonesia. The Company is contractually obligated to permit its Southeast Asian customers to deploy their own flight attendants. While the arbitrator in this matter recently denied the union's request for back pay to affected flight attendants for flying relating to the 1994 Hadj, the arbitrator concluded that the Company's contract with its flight attendants requires the Company to first actively seek profitable business opportunities that require using the Company's flight attendants, before the Company may accept wet lease business opportunities that use the flight attendants of the Company's customers. The Company can provide no assurances as to how the imposition of this requirement will affect the Company's financial condition and results of operations.

  The Company's aircraft dispatchers are represented by the Transport Workers Union (the "TWU"). This contract became subject to renegotiation on June 30, 1993. In May 1995, the parties reached agreement with respect to a new four-year contract, which was ratified in February 1996. Fewer than 12 Company employees are covered by this collective bargaining agreement.

  The Company is unable to predict whether any of its employees not currently represented by a labor union, such as the Company's maintenance personnel, will elect to be represented by a labor union or collective bargaining unit. The election of such employees for representation in such an organization could result in employee compensation and working condition demands that could have a material adverse effect on the financial condition or results of the operations of the Company.

Competition

  The market for outsourcing air passenger and cargo ACMI services is highly competitive. A number of airlines currently provide services for themselves and for others similar to the services offered by the Company, and new airlines may be formed that would also compete with the Company. Such airlines may have substantially greater financial resources and a larger fleet of passenger and cargo aircraft than those which are now, or will in the foreseeable future become, available to the Company. The Company believes that the most important bases for competition in the ACMI outsourcing business are the modernity of the aircraft fleet, the passenger, payload and cubic capacities of the aircraft, and the price, flexibility, quality and reliability of the passenger and cargo transportation service. Competitors in the ACMI outsourcing market include MartinAir Holland, Tower Air and American TransAir and all-cargo carriers, such as Atlas Air, Gemini Air Cargo, Polar Air Cargo and Kitty Hawk, and scheduled and non-scheduled passenger carriers which have substantial belly cargo capacity. The ability of the Company to achieve growth depends upon its success in convincing major international airlines that outsourcing some portion of their air passenger and cargo business remains more cost-effective than undertaking passenger or cargo operations with their own incremental capacity and resources. See "--Business Strategy ." The allocation of military air transportation contracts by the USAF is based upon the number and type of aircraft a carrier, alone or through teaming arrangements, makes available for use in times of national emergency. The formation of competing teaming arrangements that have larger partners than those sponsored by the Company, an increase by other air carriers in their commitment of aircraft to CRAF or the withdrawal of the Company's current partners, could adversely affect the size of the USAF contracts, if any, which are awarded to the Company in future years.

Regulation

  Since it was founded in 1948, the Company has been authorized to engage in commercial air transportation by the DOT or its predecessor agencies. The Company is currently authorized to engage in the scheduled and charter air transportation of combination (persons, property and mail) and all-cargo services between all points in the U.S., its territories and possessions. It also holds worldwide charter authority for both combination and all-cargo operations. In addition, the Company is authorized to conduct scheduled combination services to the foreign points listed in its DOT certificate. The Company also holds certificates of authority to engage in scheduled all-cargo services to a limited number of foreign destinations.

  The Company is subject to the jurisdiction of the FAA with respect to aircraft maintenance and operations, including flight operations, equipment, aircraft noise, ground facilities, dispatch, communications, training, weather observation, flight time, crew qualifications, aircraft registration and other matters affecting air safety. The FAA requires each air carrier to obtain an operating certificate and operations specifications authorizing the carrier to operate to particular airports on approved international routes using specified equipment. These certificates and specifications are subject to amendment, suspension, revocation or termination by the FAA. In addition, all of the Company's aircraft must have and maintain certificates of airworthiness issued or approved by the FAA. The Company currently holds an FAA air carrier operating certificate and operations specifications under Part 121 of the Federal Aviation Regulations. The FAA has the authority to suspend temporarily or revoke permanently the authority of the Company or its licensed personnel for failure to comply with regulations promulgated by the FAA and to assess civil penalties for such failures.

  Under the Airport Noise and Capacity Act of 1990 and related FAA regulations, the Company's aircraft fleet must comply with certain Stage 3 noise restrictions by certain specified deadlines. All of the Company's aircraft currently meet the Stage 3 noise reduction requirement, which is currently the most stringent FAA noise requirement. FAA regulations require compliance with the Traffic Alert and Collision Avoidance System ("TCAS"), approved airborne windshear warning system, digital flight data recorder system and aging aircraft regulations.

  Additional laws and regulations have been proposed from time to time which could significantly increase the cost of airline operations by imposing additional requirements or restrictions on operations. Laws and regulations have been considered from time to time that would prohibit or restrict the ownership and transfer of airline routes or slots. There is no assurance that laws and regulations currently enacted or enacted in the future will not adversely affect the Company's ability to maintain its current level of operating results.

  Several aspects of airline operations are subject to regulation or oversight by Federal agencies other than the DOT or FAA. For instance, labor relations in the air transportation industry are generally regulated under the Railway Labor Act, which vests in the National Mediation Board certain regulatory powers with respect to disputes between airlines and labor unions arising under collective bargaining agreements. In addition, the Company is subject to the jurisdiction of other governmental entities, including (i) the FCC regarding its use of radio facilities pursuant to the Federal Communications Act of 1934, as amended, (ii) the Commerce Department, the Customs Service, the Immigration and Naturalization Service and the Animal and Plant Health Inspection Service of the Department of Agriculture regarding the Company's international operations, (iii) the Environmental Protection Agency (the "EPA") regarding compliance with standards for aircraft exhaust emissions and (iv) the Department of Justice regarding certain merger and acquisition transactions. The EPA regulates operations, including air carrier operations, which affect the quality of air in the U.S. The Company has made all necessary modifications to its operating fleet to meet fuel-venting requirements and smoke emissions standards issued by the EPA.

  The Company's international operations are generally governed by the network of bilateral civil air transport agreements providing for the exchange of traffic rights between governments which then select and designate air carriers authorized to exercise such rights. In the absence of a bilateral agreement, such international air services are governed by principles of comity and reciprocity. Bilateral provisions pertaining to the charter services provided by the Company vary considerably depending on the particular country. Most bilateral agreements into which the U.S. has entered permit either country to terminate the agreement with one year's notification to the other. In the event a bilateral agreement is terminated, international air service between the affected countries is governed by the principles of comity and reciprocity.

  Certain airports served by the Company are subject to slot allocations administered by the governments of the countries in which such airports are located or by coordinating committees comprising airline representatives. A "slot" is an authorization to take off or land at the designated airport within a specified time window. In the past, the Company has generally been successful in obtaining the slots it needs in order to conduct planned operations. There can be no assurance, however, that it will be able to do so in the future because, among other factors, government policies regulating the distribution of slots, both in the U.S. and in foreign countries, are subject to change.

  Pursuant to federal law, no more than 25% of the voting interest in the Company may be owned or controlled by Foreign Citizens. In addition, under existing precedent and policy, actual control must reside in U.S. citizens. As a matter of regulatory policy, the DOT has stated that it would not permit aggregate equity ownership of a domestic air carrier by Foreign Citizens in an amount in excess of 49%. The Company fully complies as of the date hereof with these U.S. citizen ownership requirements. See "Description of Capital Stock."

  Due to its participation in CRAF, the Company is subject to inspections approximately every two years by the military as a condition of retaining its eligibility to perform military charter flights. The last such inspection was undertaken in 1996 and the next is anticipated to occur in 1998. As a result of such inspections, the Company has been required to implement measures, such as the establishment of a crew resource management course, beyond those required by the DOT, FAA and other government agencies. The USAF may terminate its contract with the Company if the Company fails to pass such inspection or otherwise fails to maintain satisfactory performance levels, if the Company loses its airworthiness certificate or if the aircraft pledged to the contracts lose their U.S. registry or are leased to unapproved carriers.

  The Company believes it is in compliance in all material respects with all requirements necessary to maintain in good standing its operating authority granted by the DOT and its air carrier operating certificate issued by the FAA. A modification, suspension or revocation of any of the Company's DOT or FAA authorizations or certificates could have a material adverse effect upon the Company. The Company also is subject to state and local laws and regulations at locations where it operates and the regulations of various local authorities which operate the airports it serves. Certain airport operators have adopted local regulations which, among other things, impose curfews and noise abatement regulations. While the Company believes it is currently in compliance in all material respects with all appropriate standards and has all required licenses and authorities, any material non-compliance by the Company therewith or the revocation or suspension of licenses or authorities could have a material adverse effect on the Company.

                                   MANAGEMENT

Directors and Executive Officers

  Set forth below are the names, ages and positions and a brief description of the business experience of World Airways' directors and executive officers. All directors hold office until the annual meeting of stockholders following the end of their three-year term and until their successors are duly elected and qualified.

              Name                          Age      Position
              ----                          ---      --------
  T.  Coleman Andrews, III(1)  .........    43       Chairman of the Board
  Russell L.  Ray, Jr.(1)  .............    62       Director, President and Chief Executive Officer
  Vance Fort  ..........................    53       Executive Vice President and General Counsel
  Ahmad M.  Khatib  ....................    47       Director and Executive Vice President--Marketing and Sales
  William R.  Lange  ...................    52       Executive Vice President--Operations
  A.  Scott Andrews(2)(3)  .............    38       Director
  John C.  Backus, Jr.  ................    38       Director
  Dato' Wan Malek Ibrahim(1)  ..........    48       Director
  Peter M.  Sontag(2)(3)  ..............    53       Director
  Lim Kheng Yew  .......................    45       Director

--------------
(1)  Member of Executive Committee.
(2)  Member of Compensation Committee.
(3)  Member of Audit Committee.

  T. Coleman Andrews, III has served as Chairman of the Board of the Company since September 1986. Mr. Andrews is a Director and Chairman of the Board of WorldCorp, and has served as a Director of InteliData Technologies Corporation ("InteliData") (and its predecessor U.S. Order, Inc.) ("US Order") since 1990. From 1978 through 1986, he was affiliated with Bain & Company, Inc., an international strategy consulting firm. At Bain, he was elected partner in 1982 and was a founding general partner in 1984 of The Bain Capital Fund, a private venture capital partnership. Prior to his experience with Bain, Mr. Andrews served in several appointed positions in the White House for the Ford Administration. He is the brother of A. Scott Andrews.

  Russell L. Ray, Jr. has served as a Director of the Company since July 1993. Mr. Ray was appointed President and CEO of World Airways on April 4, 1997. Prior to that appointment, Mr. Ray was senior advisor to Winston Partners, a private investment firm. From 1992 to 1993, Mr. Ray served as Executive Vice President of British Aerospace, Inc. From 1991 to 1992, Mr. Ray served as President and Chief Executive Officer of Pan American World Airways. From 1988 to 1991, he served as Vice President and General Manager of Commercial Marketing of McDonnell Douglas Corporation, from 1985 to 1988, he served as President of Pacific Southwest Airlines and from 1971 to 1985, he served as Senior Vice President at Eastern Airlines. Mr. Ray has also served on the boards of directors of a number of public and private companies.

  Vance Fort has served as Senior Vice President--Government Affairs and General Counsel of the Company since July 1993 and currently manages the Human Resources and Management Information Systems departments of the Company. He joined the Company as Senior Vice President--Government and International Affairs, in September 1989. He served as Vice President--International and Government Affairs for the Flying Tiger Line, an air cargo service provider, from September 1987 to September 1989. From 1978 to 1987 he served in various positions at the U.S. Department of Transportation, including service as Deputy Assistant Secretary for Policy and International Affairs.

  Ahmad M. Khatib has served as Executive Vice President--Marketing and Sales since late 1996. Prior to this date, Mr. Khatib was Chief Operating Officer since April 1996 and Director and Executive Vice President--Operations of the Company since February 1994. Mr. Khatib has served as Senior Vice President, in different capacities, since June 1988. He joined the Company in May 1972 as a passenger service agent. During his more than 20 years with the Company, he has held numerous management positions in the areas of sales, planning and services as well as in aircraft leasing and related agreements, becoming Vice President of Marketing and Customer Services in 1987.

  William R. Lange has served as Executive Vice President--Operations since June 19, 1997. Prior to this date, Mr. Lange was the founder and principal of Aero Initiatives, an aviation consulting firm. Mr. Lange was Executive Vice President and Chief Operating Officer of Jetstream Aircraft, Inc. from 1993 until founding Aero Initiatives in 1996, and was Vice President--Jetstream Programs for British Aerospace Holdings, Inc. from 1992. Prior to that, Mr. Lange was President and Chief Operating Officer of Pan Am Express, Inc. from 1989 until 1993 and served in various positions for Pan American World Airways, Inc. from 1973 until 1989.

  A. Scott Andrews has served as a Director of the Company since June 1992. He was a founder and has served as Managing Director of Winston Partners, L.P. a private investment firm, since May 1994. He served as Chief Financial Officer of the Company and WorldCorp from May 1992 until May 1994. Mr. Andrews joined WorldCorp as Treasurer in August 1987 and was elected Vice President--Finance and Treasurer of WorldCorp in April 1988. From August 1985 to February 1987, he was Vice President--Finance of Presidential Airways, a passenger airline. From September 1980 to August 1985, he was associated with J.P. Morgan & Co., a banking firm, most recently as Assistant Vice President. He is the brother of
T.  Coleman Andrews, III.

  John C. Backus, Jr. worked at US Order since its inception in 1990 and served as its President and Chief Operating Officer until US Order was merged into InteliData in November 1996. Upon the effective date of the merger, Mr. Backus became President and Chief Operating Officer of InteliData. Prior to working with US Order, Mr. Backus worked for six years at WorldCorp and its subsidiaries holding a variety of executive positions including Vice President of Corporate Development, Vice President of Finance, and Vice President of Sales and Marketing at World Airways. Prior to joining WorldCorp, Mr. Backus worked at Bain & Company, Inc., a worldwide strategy consulting firm, in its consulting and venture capital groups where he focused on consumer products and services. Mr. Backus serves on the Board of Directors of InteliData and Home Financial Network, Inc.

  Dato' Wan Malek Ibrahim has served as a Director of the Company since February 1994. Mr. Malek is Managing Director and a member of the Board of Directors of Malaysian Airlines. He is a Director of MHS and Polypulp Paper Industries Berhad ("Polypulp"), an industrial paper manufacturer. Pursuant to the Shareholders Agreement, WorldCorp is obligated to vote its shares to elect two directors nominated by MHS. Mr. Malek is one of such nominees.

  Peter M. Sontag has served as a Director of the Company since February 1994. Mr. Sontag currently is Partner, Chairman and Chief Executive Officer of Travelogue, a Travel Management Company. Mr. Sontag served as President of OAG Travel Services, a travel services related company and a subsidiary of Reed Travel Group from July 1995 to March 1996. From January 1995 to July 1995, Mr. Sontag served as Chairman and Chief Executive Officer of Sontag & Associates, Inc., a company providing advice and counsel to entities interested in worldwide travel and travel-related growth. From 1986 to 1994, Mr. Sontag served as Chairman and Chief Executive Officer of USTravel, a travel company he founded in 1986.

  Lim Kheng Yew has served as a Director of the Company since February 1994.
Mr. Lim has served as Managing Director and Chief Executive Officer of MHS since February 1996. Mr. Lim had served as Executive Director of Technology Resources Industries Berhad ("TRI"), a telecommunications company, since prior to 1990. He is a Director of MHS, TRI and Polypulp. Mr. Lim is one of the MHS nominees to the Board.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

  The Company operated as a wholly-owned subsidiary of WorldCorp from June 1987 until February 1994 and has operated since February 1994 as a majority owned subsidiary of WorldCorp. The Company completed an initial public offering of its Common Stock in October 1995. Approximately 28.8% of the Company's outstanding Common Stock is owned by public investors. WorldCorp owns 46.3% of the Company's outstanding Common

Stock. The remaining 24.9% is owned by MHS. Mr. T. Coleman Andrews, III, the Company's Chairman, serves as Chairman of the Board of WorldCorp.

  WorldCorp and the Company historically have utilized a single corporate staff for administrative services, thus permitting the Company to utilize WorldCorp management personnel as needed. Effective January 1, 1995, substantially all of WorldCorp's management personnel became employees of the Company and since such date, the Company has provided certain administrative services to WorldCorp. WorldCorp and the Company have entered into a services agreement pursuant to which the Company and WorldCorp will continue to provide services to each other at negotiated rates, which the Company believes are comparable to those that could be obtained on an arms-length basis. In June 1995, the Company borrowed $1.8 million from WorldCorp pursuant to a demand promissory note with an interest rate of 13.875%. In July 1995, this note was repaid to WorldCorp.

  WorldCorp is subject to an indenture expiring in 2004, that could, under certain circumstances, restrict the Company's ability to pay dividends to all shareholders. The indenture is not applicable to World Airways if WorldCorp's ownership is below 50% of the issued and outstanding shares of Common Stock. As of September 30, 1997, WorldCorp owned approximately 46.3% of the outstanding Common Stock. This percentage could increase if the Company purchases shares from other stockholders. See "Prospectus Summary The Private Placement" and "Dividend Policy."

  Pursuant to the MHS October 1993 Stock Purchase Agreement, the Company and WorldCorp sold 24.9% of the outstanding shares of Common Stock to MHS for $27.4 million (or $11.00 per share) in February 1994. In August 1994, MHS acquired 32% of the common stock, and assumed management control, of Malaysian Airlines, one of the Company's largest customers. Effective December 31, 1994, WorldCorp agreed to pay MHS $8.5 million pursuant to a promissory note due December 31, 1995 in exchange for (i) 5% of the outstanding shares of Common Stock which was held by MHS, and (ii) the execution of a series of multi-year contracts between the Company and Malaysian Airlines. WorldCorp paid the $8.5 million note in full on December 31, 1995. Of the $8.5 million consideration paid by WorldCorp to MHS, $3.0 million was attributable to certain contract enhancements received by the Company as a result of such multi-year contracts with Malaysian Airlines. Such $3.0 million amount is included in the Company's balance sheets in Other Assets and Deferred Charges and in Contributed Capital.

  In connection with the MHS Stock Purchase Agreement, the Company and MHS executed a stock registration rights agreement, dated October 30, 1993 (the "Stock Registration Rights Agreement") and the Company, MHS and WorldCorp executed the Shareholders Agreement. Under the Stock Registration Rights Agreement, if at any time the Company registers its Common Stock under the Securities Act, MHS has the right to demand the registration of its shares of Common Stock. Also, if without the prior written consent of MHS: (1) the Company sells all or substantially all of its business; or (2) the Company fundamentally changes its line of business, then under the Shareholders Agreement, MHS may require WorldCorp to purchase all or part of MHS' shares at fair market value. Fair market value is defined to be not less than the aggregate of the costs borne by MHS in acquiring and holding shares of Common Stock, which currently exceeds the market price of the Common Stock. The Shareholders Agreement provides that if WorldCorp were to dispose of its holdings in the Company with the result that WorldCorp's ownership interest in the Company falls below 51% of the outstanding shares of Common Stock, then MHS may either sell its shares to a third party or require WorldCorp to sell a pro rata number of shares held by MHS to the party purchasing WorldCorp's shares. The Shareholders Agreement also grants MHS a right of first refusal to purchase shares of Common Stock issued by the Company or sold by WorldCorp to third parties and to purchase additional shares of Common Stock to maintain its ownership percentage in the Company. These rights were waived by MHS in connection with the Company's initial public offering. In addition, the Shareholders Agreement provides that (i) WorldCorp will vote its shares of Common Stock to elect the number of directors nominated by MHS that represent MHS' proportionate interest in the Company (not less than two directors), (ii) the Company will declare and distribute all dividends properly payable, subject to the requirements of law and general overall financial prudence, and (iii) the Board of Directors will hold Board meetings only if a director nominated by MHS is present and will not approve a sale of substantially all of the business of the Company, transactions not in the ordinary course of the air transportation business in excess of $500,000, the winding up of the business, the appointment of outside auditors, or the appointment of committees of the Board of Directors or the delegation of authority to such committees, without the consent of MHS, or the directors nominated by MHS. WorldCorp-nominated directors must abstain from voting on certain transactions in which WorldCorp or its affiliates have a beneficial interest. One of the Company's directors, Dato' Wan Malek Ibrahim, serves as Managing Director of Malaysian Airlines and is a director of MHS. Another director, Lim Kheng Yew, serves as Managing Director and CEO of MHS.
The Shareholders Agreement terminates if either WorldCorp's or MHS' ownership interest falls below 5% of the outstanding capital stock of the Company.

  The Company presently operates one cargo aircraft and two passenger aircraft for Malaysian Airlines under multi-year agreements, expiring between 1999 and 2000. During 1996, the Company generated revenues of $105.4 million from Malaysian Airlines under these and other agreements. The Company leases two DC10-30 aircraft from Malaysian Airlines under leases that expire in August 1998 and December 1998.

                            SELLING SECURITYHOLDERS

  The following table sets forth, as of September 12, 1997, information concerning the principal amount of Debentures beneficially owned by each Selling Securityholder which may be offered from time to time pursuant to this Prospectus. Other than as a result of the ownership or placement of Debentures or Common Stock, none of the Selling Securityholders has had any material relationship with the Company within the past three years, except as noted herein. The table has been prepared based upon information furnished to the Company by or on behalf of the Selling Securityholders.

                                                Principal Amount          Principal Amount
                                                  of Debentures             of Debentures              Percent of
Name                                           Beneficially Owned         Being Registered       Outstanding Debentures
----                                           ------------------         ----------------       ----------------------
                                                 (in thousands)            (in thousands)
The Bank of New York                              $   500,000                $   500,000                    1.00%
925 Patterson Plank Road
Secaucus, NJ  07094

BankBoston, N.A.                                      298,000                    298,000                    0.60
150 Royal Street
Canton, MA  02021

Bankers Trust Company                              13,477,000                 13,477,000                   26.95
c/o BT Services Tennessee, Inc.
648 Grassmere Park Drive
Nashville, TN  37211

Bear Stearns Securities Corp.                       5,150,000                  5,150,000                   10.30
One Metrotech Center North, 4th  Floor
Brooklyn, NY  11201-3862

Chase Manhattan Bank                                1,803,000                  1,803,000                    3.61
Two Chase Manhattan Plaza
5th Floor
New York, NY  10081

Firstar Trust  Company                              1,000,000                  1,000,000                    2.00
777 East Wisconsin Avenue
Milwaukee, WI  53202

Fleet Bank of Massachusetts, N.A.                     129,000                    129,000                    0.26
51 Mercedes Way
Edgewood, NJ  11717

First National Bank of Omaha                          480,000                    480,000                    0.96
One First National Center
Omaha, NE  68102

Goldman, Sachs & Co.                                1,500,000                  1,500,000                    3.00
51 Mercedes Way
Edgewood, NJ  11717

Investors Bank & Trust/M.F. Custody           2,000,000                 2,000,000                   4.00
89 South Street, 6th Floor
Corp. Action Dept.
Boston, MA  02111

Merrill, Lynch Professional Clearing Corp.      500,000                   500,000                   1.00
20 Broad Street
New York, NY  10005

Montgomery Securities                           500,000                   500,000                   1.00
51 Mercedes Way
Edgewood, NJ  11717

Morgan Stanley & Co. Incorporated             1,500,000                 1,500,000                   3.00
One Pierrepont Plaza
7th Floor
Brooklyn, NY  11201

Northern Trust Company                          793,000                   793,000                   1.59
801 S. Canal C-IN
Chicago, IL  60607

Scott & Stringfellow, Inc.                      500,000                   500,000                   1.00
909 E. Main Street
Richmond, VA  23219

Spear, Leeds & Kellogg                          500,000                   500,000                   1.00
120 Broadway
New York, NY  10271-0093

SSB  -- Custodian                             7,000,000                 7,000,000                  14.00
Global Proxy Unit, A5NW
P.O. Box 1431
Boston, MA  02105-1631

Wilmington Trust Company                      1,500,000                 1,500,000                   3.00
Rodney Square North
1100 North Market Street
Wilmington, DE  19890-0001

Chase Manhattan Bank/Chemical                 9,370,000                 9,370,000                  18.74
2 Chase Manhattan Plaza
5th Floor
New York, NY  10081

E D & F Man International                       200,000                   200,000                   0.40
440 South Lasalle Street
20th Floor
Chicago, IL  60605-1028

Kelly Asset Management                          200,000                   200,000                   0.40
3000 Colfax Avenue
Suite 222
Denver, CO  80206-1607

Agoura Asset Management                               100,000                   100,000                   0.20
29424 Weeping Willow Drive
Agoura, CA  91301-4135

NV Investments, Inc.                                  400,000                   400,000                   0.80
120 Broadway
New York, NY  10271-0002

Oscar Investment Fund                                 100,000                   100,000                   0.20
P.O. Box 64
Bowling Green Station
New York, NY  10274-0064

Fingerboard Management                                250,000                   250,000                   0.50

Marie Chaseman                                        250,000                   250,000                   0.50
                                                  -----------               -----------                 ------

Total                                             $50,000,000               $50,000,000                 100.00%
                                                  ===========               ===========                 ======

  Each Selling Securityholder is registering the entire amount of the Debentures set forth opposite its name above. In addition, each Selling Securityholder is registering the entire number of Shares which may be issued upon conversion of the Debentures set forth opposite its name above. The exact number of Shares which may be issued upon conversion of the Debentures cannot be determined until the date of such conversion, as the conversion price is subject to adjustment upon the occurrence of certain dilutive events. See "Description of Debentures." At the initial conversion price of $8.90 per share, each $1,000 principal amount of Debentures entitles the holder thereof to 112,360 shares of Common Stock. Further, because the Selling Securityholders may offer pursuant to this Prospectus all or some part of the Securities which they beneficially own and because such offer is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of Securities to be offered for sale by the Selling Securityholders pursuant to this Prospectus or the amount of Securities that will be held by the Selling Securityholders upon termination of the offering pursuant to this Prospectus. See "Plan of Distribution." To the extent required, the specific amount of Securities to be sold by a Selling Securityholder in connection with a particular offer pursuant to this Prospectus will be set forth in an accompanying Prospectus Supplement.

  The Company and the Selling Securityholders have agreed to indemnify each other against certain liabilities arising under the Securities Act. The Company has agreed to pay all expenses incident to the offer and sale of the Debentures and Common Stock to the public other than selling commissions and fees. See "Plan of Distribution."

                           DESCRIPTION OF DEBENTURES

  On August 26, 1997, the Company issued and sold, through the Initial Purchasers, an aggregate principal amount of $50,000,000 of the Debentures to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act ("Qualified Institutional Buyers") and certain other investors pursuant to Regulation S under the Securities Act in a private placement. As of the date of this Prospectus, the Debentures are issued and outstanding under an Indenture dated as of August 1, 1997 (the "Indenture") between the Company and First Union National Bank, as trustee (the "Trustee"). The Indenture is included as an exhibit to the Registration Statement to which this Prospectus is a part. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definition therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference.

General

  The Debentures are unsecured obligations of the Company, are limited to $50.0 million in aggregate principal amount and mature on August 26, 2004. The Debentures bear interest at the rate of 8% from August 26, 1997 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on February 26 and August 26 of each year, commencing February 26, 1998, to the Person in whose name the Debenture (or any predecessor Debenture) is registered at the close of business on the preceding February 11 or August 11, as the case may be. Interest on the Debentures is paid on the basis of a 360-day year of 12 30-day months.

  Principal of, and premium, if any, interest and Liquidated Damages (if any) on, the Debentures are payable in same day funds (i) in respect of Debentures held of record by the Depository Trust Company ("DTC") or its nominee on or prior to the payment dates with respect to such amounts and (ii) in respect of Debentures held of record by holders other than DTC or its nominee at the office of the Trustee, or its agent, in New York, New York. The Debentures may be surrendered for transfer, exchange or conversion at the office of the Trustee, or its agent, in New York, New York. In addition, with respect to Debentures held of record by holders other than DTC or its nominee, payment of interest and Liquidated Damages (if any) may be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by check mailed to the address of the persons entitled thereto as it appears in the Register for the Debentures on the Regular Record Date for such interest. (Section 301)

  The Debentures will be issued only in registered form, without coupons and in denominations of $1,000 or any integral multiple thereof. (Section 302) No service charge will be made for any transfer or exchange of the Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses (including the fees and expenses of the Trustee) payable in connection therewith. (Section 304) The Company is not required (i) to issue, register the transfer of or exchange any Debentures during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of such mailing, or (ii) to register the transfer or exchange of any Debenture selected for redemption in whole or in part, except the unredeemed portion of Debentures being redeemed in part.

  All monies paid by the Company to the Trustee or any Paying Agent for the payment of principal of and premium and interest on any Debenture which remain unclaimed for two years after such principal, premium or interest become due and payable may be repaid to the Company. Thereafter, the Holder of such Debentures may, as an unsecured general creditor, look only to the Company for payment thereof.

  The Indenture does not contain any provisions that would provide protection to Holders of the Debentures against a sudden and dramatic decline in credit quality of the Company resulting from any takeover, recapitalization or similar restructuring, except as described below under "Certain Rights to Require Repurchase of Debentures."

Conversion Rights

  The Debentures are convertible into Common Stock at any time after October 25, 1997 and prior to redemption or final maturity, initially at the conversion price of $8.90 per share. The right to convert Debentures which have been called for redemption will terminate at the close of business on the second business day preceding the Redemption Date. (Section 1301) See "Optional Redemption" below.

  The conversion price is subject to adjustment upon the occurrence of any of the following events: (i) the subdivision, combination or reclassification of outstanding shares of Common Stock; (ii) the payment in shares of Common Stock of a dividend or distribution on any class of capital stock of the Company;
(iii) the issuance of rights or warrants to all holders of Common Stock entitling them to acquire shares of Common Stock at a price per share less than the Current Market Price (as defined in the Indenture); (iv) the distribution to holders of Common Stock of shares of capital stock other than Common Stock, evidences of indebtedness or assets (including securities, but excluding dividends or distributions paid exclusively in cash and dividends, distributions, rights and warrants referred to above); (v) a distribution of cash (excluding any cash portion of a distribution resulting in an adjustment pursuant to clause (iv) above) to all holders of Common Stock in an aggregate amount that, together with (A) all other cash distributions made within the 12 months preceding such distribution and (B) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or a subsidiary of the Company for the Common Stock consummated within the 12 months preceding such distribution, exceeds 12.5% of the Company's market capitalization (being the product of the Current Market Price times the number of shares of common Stock then outstanding) on the date fixed for determining the stockholders entitled to such distribution; and (vi) the consummation of a tender offer made by the Company or any subsidiary of the Company for the Common Stock which involves an aggregate consideration that, together with (X) any cash and other consideration payable in respect of any tender offer by the Company or a subsidiary of the Company for the Common Stock consummated within the 12 months preceding the consummation of such tender offer and (Y) the aggregate amount of all cash distributions (excluding any cash portion of a distribution resulting in an adjustment pursuant to clause (iv) above) to all holders of the Common stock within the 12 months preceding the consummation of such tender offer, exceeds 12.5% of the Company's market capitalization at the date of consummation of such tender offer. (Section 1301) No adjustment of the conversion price will be required to be made until cumulative adjustments amount to at least one percent of the conversion price, as last adjusted. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. (Section 1304)

  In addition to the foregoing adjustments, the Company will be permitted to reduce the conversion price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event. (Section 1304)

  In the case of any consolidation or merger of the Company with any other corporation (other than one in which no change is made in the Common Stock), or any sale or transfer of all or substantially all of the assets of the Company, the Holder of any Debenture then outstanding will, with certain exceptions, have the right thereafter to convert such Debenture only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Debenture might have been converted immediately prior to such consolidation, merger, sale or transfer; and adjustments will be provided for events subsequent thereto that are as nearly equivalent as practical to the conversion price adjustments described above. (Section 1311)

  Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon the then Closing Price at the close of business on the day of conversion. (Section 1303) If any Debentures are surrendered for conversion during the period from the opening of business on any Regular Record Date through and including the next succeeding Interest Payment Date (except any such Debentures called for redemption), such Debentures when surrendered for conversion must be accompanied by payment in New York Clearing House funds of an amount equal to the interest thereon which the registered Holder on such Regular Record Date is to receive. (Section 1302) Except as described in the preceding sentence, no interest will be payable by the Company on converted Debentures with respect to any Interest Payment Date subsequent to the date of conversion. (Section 307) No other payment or adjustment for interest or dividends is to be made upon conversion. (Section 1302)

Subordination

  The payment of the principal of and premium, if any, interest and Liquidated Damages, if any, on the Debentures will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. The Debentures will be senior subordinated indebtedness of the Company ranking pari passu with all future senior subordinated indebtedness of the Company and senior to all existing and future Subordinated Indebtedness of the Company. If there is a payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon or provision for such payment in money or money's worth before the Holders of the Debentures will be entitled to receive any payment in respect of the principal of or premium, if any, interest or Liquidated Damages, if any, on the Debentures. (Section 1202) In the event of the acceleration of the Maturity of the Debentures, the holders of all Senior Indebtedness will first be entitled to receive payment in full in cash of all amounts due thereon or provision for such payment in money or money's worth before the Holders of the Debentures will be entitled to receive any payment for the principal of or premium, if any, interest or Liquidated Damages, if any, on the Debentures. (Section 1203) No payments on account of principal of or premium, if any, interest or Liquidated Damages, if any, on the Debentures or on account of the purchase or acquisition of Debentures may be made if there has occurred and is continuing a default in any payment with respect to Senior Indebtedness, any acceleration of the maturity of any Senior Indebtedness or if any judicial proceeding is pending with respect to any such default. (Section
1204)

  Senior Indebtedness is defined in the Indenture as the principal of and premium, if any, and interest on (a) all indebtedness of the Company for money borrowed, whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed, except any such other indebtedness that by the terms of the instrument or instruments by which such indebtedness was created or incurred expressly provides that it (i) is junior in right of payment to the Debentures ("Subordinated Indebtedness") or (ii) ranks pari passu in right of payment with the Debentures, and (b) any amendments, renewals, extensions, modifications, refinancings and refundings of any of the foregoing. The term "indebtedness for money borrowed" when used with respect to the Company is defined to mean (i) any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money (including, without limitation, fees, penalties and other obligations in respect thereof), whether or not evidenced by bonds, debentures, notes or other written instruments, and reimbursement obligations for letters of credit, (ii) any deferred payment obligation of, or any such obligation guaranteed by, the Company for the payment of the purchase price of property or assets evidenced by a note or similar instrument and (iii) any obligations and other liabilities (contingent or otherwise) of, or any such obligation guaranteed by, the Company for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of the Company under generally accepted accounting principles. (Section 101)

  The Indenture does not limit or prohibit the incurrence of Senior Indebtedness. At June 30, 1997, the aggregate amount of Senior Indebtedness outstanding and the amount of indebtedness and other liabilities of the Company to which the Debentures are effectively subordinated was $40.8 million (including $6.7 million attributable to capital lease obligations), no indebtedness of the Company was outstanding that would have ranked pari passu with the Debentures, and no indebtedness was outstanding that would have been Subordinated Indebtedness. The Company also expects to incur Senior Indebtedness from time to time in the future.

Optional Redemption

  The Debentures are redeemable, at the Company's option, in whole or from time to time in part, at any time on or after August 26, 2000, upon not less than 30 nor more than 60 days' notice mailed to each Holder of Debentures to be redeemed at its address appearing in the Security Register and prior to Maturity at the following Redemption Prices (expressed as percentages of the principal amount) plus accrued interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption
Date) (Article Eleven).

  If redeemed during the 12-month period beginning August 26, in the year indicated, the redemption price shall be:

                                                                      Redemption
Year                                                                    Price
----                                                                  ----------
2000  ................................................................  104.571%
2001  ................................................................  103.429%
2002  ................................................................  102.286%
2003  ................................................................  101.143%

and thereafter, at a redemption price equal to 100% of the principal amount, together with accrued interest in each case, to the date of redemption.

  No sinking fund is provided for the Debentures.

Consolidation, Merger and Sale of Assets

  The Company will not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person unless (a) if applicable, the Person formed by such consolidation or into which the Company is merged or the Person which acquires or leases all or substantially all the properties and assets of the Company is a corporation, limited liability company, partnership or, trust organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and expressly assumes payment of the principal of and premium, if any, and interest on the Debentures and performance and observance of each obligation of the Company under the Indenture, (b) after consummating such consolidation, merger, conveyance, transfer or lease, no Default or Event of Default will occur and be continuing, (c) such consolidation, merger, conveyance, transfer or lease does not adversely affect the validity or enforceability of the Debentures and
(d) the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the provisions of the Indenture. (Section 801)

Certain Rights to Require Repurchase of Debentures

  In the event of any Repurchase Event (as defined below) occurring on or prior to Maturity, each Holder of Debentures will have the right, at the Holder's option, to require the Company to repurchase all or any part of the Holder's Debentures on the date (the "Repurchase Date") that is 60 days after the date the Company gives notice of the Repurchase Event as described below at a price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the Repurchase Date. (Section 1401) On or prior to the Repurchase Date, the Company shall deposit with the Trustee or a Paying Agent an amount of money in same day funds sufficient to pay the Repurchase Price of the Debentures which are to be repaid on or promptly following the Repurchase Date. (Section 1403)

  Failure by the Company to provide timely notice of a Repurchase Event, as provided for below, or to repurchase the Debentures when required under the preceding paragraph will result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture. (Section 501)

  On or before the 60th day after the occurrence of a Repurchase Event, the Company is obligated to mail to all Holders of Debentures a notice of the occurrence of such Repurchase Event identifying the event constituting the Repurchase Event and the date thereof, the Repurchase Date, the date by which the repurchase right must be exercised, the Repurchase Price for Debentures and the procedures which the Holder must follow to exercise this right. To exercise the repurchase right, the Holder of a Debenture must deliver, on or before the close of business on the Repurchase Date, written notice to the Company (or an agent designated by the Company for such purpose) and to the Trustee, of the Holder's exercise of such right, together with the certificates evidencing the Debentures with respect to which the right is being exercised, duly endorsed for transfer. (Section 1402)

  A "Repurchase Event" shall mean (i) failure by the Company to effect the repurchase of at least 4.0 million shares of Common Stock within 150 days after the original issue of the Debentures or (ii) the occurrence of a Change in Control (as defined below) or a Termination of Trading (as defined below). (Section 1406)

  A "Change in Control" shall occur when: (i) all or substantially all of the Company's assets are sold as an entirety to any person or related group of persons; (ii) there shall be consummated any consolidation or merger of the Company (A) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly owned subsidiary of the Company in which all shares of Common Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (B) pursuant to which the Common Stock would be converted into cash, securities or other property, except in the case of (A) and (B), a consolidation or merger of the Company in which the holders of the Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the total voting power of all classes of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such consolidation or merger in substantially the same proportion as their ownership of Common Stock immediately before such transaction; (iii) any person, or any persons acting together which would constitute a "group" for purposes of Section 13(d) of the Exchange Act, together with any affiliates thereof (excluding, for purposes of this clause, WorldCorp) shall beneficially own (as defined in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended) at least 50% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of directors of the Company; (iv) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (v) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution; provided, however, that a Change in Control shall not be deemed to have occurred if either (a) the closing price per share of the Common Stock for any 10 Trading Days within the period of 20 consecutive Trading Days ending immediately before the Change in Control shall equal or exceed 105% of the conversion price in effect on each such Trading Day, or (b) (i) at least 90% of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the Change in Control consists of shares of common stock with full voting rights traded on a national securities exchange or quoted on Nasdaq (or which will be so traded or quoted when issued or exchanged in connection with such Change in Control) (such securities being referred to as "Publicly Traded Securities") and as a result of such transaction or transactions such Debentures become convertible solely into such Publicly Traded Securities and (ii) the consideration in the transaction or transactions constituting the Change in Control consists of cash, Publicly Traded Securities or a combination of cash and Publicly Traded Securities with an aggregate fair market value (which, in the case of Publicly Traded Securities, shall be equal to the average closing price of such Publicly Traded Securities during the ten consecutive Trading Days commencing with the sixth Trading Day following consummation of the transaction or transactions constituting the Change in Control) of at least 105% of the Conversion Price in effect on the date immediately preceding the date of consummation of such Change in Control. (Section 1406)

  A "Termination of Trading" shall occur if the Common Stock (or other common stock into which the Debentures are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States. (Section 1406)

  The Change of Control purchase feature of the Debentures may make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management.

  The right to require the Company to repurchase Debentures as a result of the occurrence of a Repurchase Event could create an event of default under Senior Indebtedness of the Company, as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Debentures. See "Subordination." Failure by the Company to repurchase the Debentures when required will result in an Event of Default with respect to the Debentures whether or not such repurchase is permitted by the subordination provisions.
The Company's ability to pay cash to the Holders of Debentures upon a repurchase may be limited by certain financial covenants contained in the Company's Senior Indebtedness.

  In the event a Repurchase Event occurs and the Holders exercise their rights to require the Company to repurchase Debentures, the Company intends to comply with applicable tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, as then in effect, with respect to any such purchase.

  The foregoing provisions would not necessarily afford Holders of the Debentures protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders. Moreover, certain events that may involve an actual change of control would not constitute a "Change of Control" for purposes of the Indenture. In addition, the foregoing provisions may discourage open market purchases of the Common Stock or a non-negotiated tender or exchange offer for such stock and, accordingly, may limit a stockholder's ability to realize a premium over the market price of the Common Stock in connection with any such transaction.

Rule 144A Information Requirement

  The Company has agreed to furnish to the Holders or beneficial holders of the Debentures and prospective purchasers of the Debentures designated by the Holders of the Debentures, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act until such time as the Company registers the Debentures and the Shares for resale under the Securities Act. (Section 705)

Events of Default

  The following are Events of Default under the Indenture with respect to the
Debentures: (a) default in the payment of principal of or premium, if any, on any Debenture when due (even if such payment is prohibited by the subordination provisions of the Indenture); (b) default in the payment of any interest on, or Liquidated Damages with respect to, any Debenture when due, which default continues for 30 days (even if such payment is prohibited by the subordination provisions of the Indenture); (c) failure to provide timely notice of a Repurchase Event as required by the Indenture; (d) default in the payment of the Repurchase Price in respect of any Debenture on the Repurchase Date therefor (even if such payment is prohibited by the subordination provisions of the Indenture); (e) default in the performance, or breach, of any other covenant of the Company in the Indenture which continues for 60 days after written notice as provided in the Indenture; (f) default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or any subsidiary of the Company or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any subsidiary of the Company, whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay the principal of indebtedness in excess of $5,000,000 when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in indebtedness in excess of $5,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 30 days after there shall have been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Debentures a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled; and (g) certain events in bankruptcy, insolvency or reorganization of the Company or any Material Subsidiary of the Company. (Section 501)

  If an Event of Default with respect to the Debentures shall occur and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Debentures then outstanding may declare the principal of, premium, if any, and interest accrued on the Debentures to the date of declaration and Liquidated Damages, if any, on all such Debentures to be due and payable immediately, but if the Company cures all Events of

Default (except the nonpayment of interest on, premium, if any, and principal of any Debentures) and certain other conditions are met, such declaration may be canceled and past defaults may be waived by the holders of a majority in principal amount of Outstanding Debentures. (Section 502) If an Event of Default shall occur as a result of an event of bankruptcy, insolvency or reorganization of the Company or any subsidiary of the Company, the principal of, premium, if any, accrued and unpaid interest and Liquidated Damages, if any, on the Debentures shall automatically become due and payable. (Section 502) The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 1004) The Indenture provides that the Trustee may withhold notice to the Holders of the Debentures of any continuing default (except in the payment of the principal of or premium, if any, or interest on any Debentures) if the Trustee considers it in the interest of Holders of the Debentures to do so. (Section 602)

Modification, Amendments and Waivers

  Except as provided in the next two succeeding paragraphs, the Indenture or the Debentures may be amended or supplemented with the consent of the Holders of not less than a majority in principal amount of the Debentures, and any past default hereunder and its consequences may be waived by the Holders of not less than a majority in principal amount of the Debentures. (Article Nine and Section 513)

  Without the consent of the Holder of each Outstanding Debenture affected, an amendment or supplement may not: (i) change the Maturity of the principal of, or any installment of interest on, any Debenture, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Debenture or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or adversely affect the right to convert any Debenture as provided in the Indenture, or modify the provisions of the Indenture relating to the Holder's right to require repurchase, or the provisions of the Indenture with respect to the subordination of the Debentures, in a manner adverse to the Holders; (ii) reduce the percentage in principal amount of the Debentures, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences provided for in the Indenture; (iii) make any change in the Indenture relating to waivers of past Defaults or the right of Holders of Debentures to receive payments of principal of, premium, if any, interest or Liquidated Damages, if any, on the Debentures; or (iv) modify any of the provisions of the Indenture relating to amendment, supplement or waiver (except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Debenture affected). (Section 902)

  Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of the Holders to: (a) cause the Indenture to be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"); (b) evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein and in the Debentures; (c) add to the covenants of the Company for the benefit of the Holders or an additional Event of Default, or surrender any right or power conferred upon the Company; (d) secure the Debentures; (e) make provision with respect to the conversion rights of Holders in the event of a consolidation, merger or sale of assets involving the Company, as required by the Indenture; (f) evidence and provide for the acceptance of appointment by a successor Trustee with respect to the Debentures; (g) cure any ambiguity, correct or supplement any provision which may be defective or inconsistent with any other provision, or make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture, provided, however, that no such modifications or amendment may adversely affect the interest of Holders in any material respect. (Section 901)

Book-Entry, Delivery and Form

  The Debentures that were sold to Qualified Institutional Buyers in the Private Placement in reliance on Rule 144A under the Securities Act have been issued in the form of one global Debenture (the "Rule 144A Global Security") which was deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee (the "Global Security Holder"). (Section 201) Except as set forth below, the Rule 144A Global Security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the Rule 144A Global Security directly through DTC if they are Participants in such system or indirectly through organizations that are Participants in such system. (Section 304)

  The Debentures originally sold to "accredited investors" (as defined in Rule 501(a)(1), (2), (3), (5), (6) or (7) under the Securities Act and referred to as "Accredited Investors") who are not Qualified Institutional Buyers have been issued and registered in certificated form without coupons and bear a legend containing restrictions on transfers (the "Certificated Securities"). Certificated Securities are not eligible to be exchanged for an interest in a Global Security. (Section 201)

  The Debentures that were sold outside of the United States in the Private Placement in reliance on Regulation S under the Securities Act initially are represented by the Regulation S Temporary Global Security. The Regulation S Temporary Global Security was deposited on behalf of the subscribers therefor with a custodian for DTC. The Regulation S Temporary Global Security is registered in the name of DTC or its nominee for credit to the subscribers' respective accounts at Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear or Cedel Bank. Beneficial interests in the Regulation S Temporary Global Security may be held only through Euroclear or Cedel Bank. (Section 201)

  Within a reasonable period of time after the expiration of the 40-day restricted period referred to in Rule 903(c)(3) of Regulation S under the Securities Act (the "40-day restricted period"), the Regulation S Temporary Global Security will be exchanged for the Regulation S Permanent Global Security upon delivery to DTC of certification of compliance with the transfer restrictions applicable to the Debentures and pursuant to Regulation S under the Securities Act as provided in the Indenture. (Section 304) The Regulation S Permanent Global Security will be deposited with a custodian and will be registered in the name of a nominee of DTC. (Section 201) Cedel Bank and Euroclear will hold beneficial interests in the Regulation S Permanent Global Security on behalf of their participants through their respective depositaries, which in turn will hold such beneficial interests in the Regulation S Permanent Global Security in participants' securities accounts in the depositaries' names on the books of DTC.

  Prior to and after the expiration of the 40-day restricted period, a beneficial interest in the Regulation S Temporary Global Security may be transferred to a person who takes delivery in the form of an interest in the Rule 144A Global Security only upon receipt by the Trustee of a written certification from the transferor in the form required by the Indenture to the effect that such transfer is being made (i) to a person whom the transferor reasonably believes is a Qualified Institutional Buyer in a transaction meeting the requirements under the Securities Act (in which case such certificate must be accompanied by an opinion of counsel regarding the availability of such exemption) and (ii) in accordance with all applicable securities laws of any state of the United States or any other jurisdiction. Beneficial interests in the Rule 144A Global Security may be transferred to a person who takes delivery in the form of an interest in the Regulation S Temporary or Permanent Global Security, whether before, on or after the 40-day restricted period, only upon receipt by the Trustee of a written certification from the transferor in the form required by the Indenture to the effect that such transfer is being made in accordance with Regulation S. Any beneficial interest in one of the Global Securities that is transferred to a person who takes delivery in the form of an interest in another Global Security will, upon transfer, cease to be an interest in such Global Security and become an interest in such other Global Security and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Security for as long as it remains such an interest. (Section 304)

  Because of time zone differences, the securities accounts of Euroclear or Cedel Bank participants (each, a "Member Organization") purchasing an interest in a Global Security from a Depositary Participant that is not a Member Organization will be credited during the securities settlement processing day (which must be a business day for Euroclear or Cedel Bank, as the case may be) immediately following the Depositary settlement date. Transactions in interests in a Global Security settled during any securities settlement processing day will be reported to the relevant Member Organization on the same day. Cash received in Euroclear or Cedel Bank as a result of sales of interests in a Global Security by or through a Member Organization to a Depositary Participant that is not a Member Organization will be received with value on the Depositary settlement date, but will not be available in the relevant Euroclear or Cedel Bank cash account until the business day following settlement at the Depositary.

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

  Subject to compliance with the transfer restrictions applicable to the Global Securities described above and in the Indenture, cross-market transfers between holders of interests in the Rule 144A Global Security, on the one hand, and direct or indirect account holders at a Member Organization holding interests in the Regulation S Permanent Global Security, on the other, will be effected through the Depositary in accordance with the Depositary's rules and the rules of Euroclear or Cedel Bank, as applicable. Such cross-market transactions will require, among other things, delivery of instructions by such Member Organization to Euroclear or Cedel Bank, as the case may be, in accordance with the rules and procedures and within deadlines (Brussels time) established in Euroclear or Cedel Bank, as the case may be. If the transaction complies with all relevant requirements, Euroclear or Cedel Bank, as the case may be, will then deliver instructions to its depositary to take action to effect final settlement on its behalf.

  DTC is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or "DTC's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. DTC's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or "DTC's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through DTC's Participants or DTC's Indirect Participants.

  Pursuant to procedures established by DTC (i) upon the issuance of the Rule 144A Global Securities, the Regulation S Temporary Global Securities or the Regulation S Permanent Global Securities (each, a "Global Security" and together, the "Global Securities"), DTC will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Securities and (ii) ownership of the Debentures evidenced by the Global Securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Depositary's Participants), DTC's Participants and DTC's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Debentures evidenced by the Global Securities will be limited to such extent.

  So long as the Global Security Holder is the registered owner of any Debentures, the Global Security Holder will be considered the sole Holder under the Indenture of any Debentures evidenced by the Global Securities. Beneficial owners of Debentures evidenced by the Global Securities will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the Debentures.

  Payments in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, on any Debentures registered in the name of the Global Security Holder on the applicable Record Date will be payable by the Trustee to or at the direction of the Global Security Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Debentures, including the Global Securities, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Debentures (including principal, premium, if any, interest and Liquidated Damages, if any). The Company believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of DTC. Payments by Participants and Indirect Participants to the beneficial owners of Debentures will be governed by standing instructions and customary practice and will be the responsibility of Participants or Indirect Participants.

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

Payments; Certifications by Holders of the Regulation S Temporary Global
Security

  A holder of a beneficial interest in the Regulation S Temporary Global Security must provide Euroclear or Cedel Bank, as the case may be, with a certificate in the form required by the Indenture certifying that the beneficial owner of the interest in the Regulation S Temporary Global Security is either not a U.S. Person (as defined below) or has purchased such interest in a transaction that is exempt from the registration requirements under the Securities Act and is in the process of obtaining a beneficial interest in the Rule 144A Global Security in exchange for its beneficial interest in the Regulation S Temporary Global Security (the "Regulation S Certificate"), and Euroclear or Cedel Bank, as the case may be, must provide to the Trustee (or the Paying Agent if other than the Trustee) a certificate in the form required by the Indenture, prior to (i) the payment of interest or principal with respect to such holder's beneficial interest in the Regulation S Temporary Global Security and (ii) any exchange of such beneficial interest for a beneficial interest in the Regulation S Permanent Global Security. "U.S. Person" means (i) any individual resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any estate of which any executor or administrator is a U.S. Person (other than an estate governed by foreign law and of which at least one executor or administrator is a non-U.S. Person who has sole or shared investment discretion with respect to its assets), (iv) any trust of which any trustee is a U.S. Person (other than a trust of which at least one trustee is a non-U.S. Person who has sole or shared investment discretion with respect to its assets and no beneficiary of the trust (and no settlor if the trust is revocable) is a U.S. Person), (v) any agency or branch of a foreign entity located in the United States, (vi) any non-discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person, (vii) any discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States (other than such an account held for the benefit or account of a non-U.S. Person) and (viii) any partnership or corporation organized or incorporated under the laws of a foreign jurisdiction and formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act (unless it is organized or incorporated, and owned, by accredited investors within the meaning of Rule 501(a) under the Securities Act who are not natural persons, estates or trusts); provided, however, that the term "U.S. Person" shall not include (A) a branch or agency of a U.S. Person that is located and operating outside the United States for valid business purposes as a locally regulated branch or agency engaged in the banking or insurance business, (B) any employee benefit plan established and administered in accordance with the law, customary practices and documentation of a foreign country and (C) the international organizations set forth in Section 902(c)(7) of Regulation S under the Securities Act and any other similar international organizations, and their agencies, affiliates and pension plans. (Section 304)

Certificated Securities

  Subject to certain conditions, any person having a beneficial interest in the Global Securities may, upon request to the Trustee, exchange such beneficial interest for Debentures evidenced by registered, definitive Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such Certificated Securities would be subject to the legend requirements as provided in the Indenture. In addition, if (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Debentures in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Security Holder of its Global Securities, Debentures in such form will be issued to each person that the Global Security Holder and DTC identify as being the beneficial owner of the related Debentures. (Section 304)

  Neither the Company nor the Trustee will be liable for any delay by the Global Security Holder or DTC in identifying the beneficial owners of Debentures and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Security Holder or DTC for all purposes.

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

Same-Day Settlement and Payment

  The Indenture requires that payments in respect of the Debentures represented by the Global Security (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Security Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Debentures represented by the Global Security are eligible for trading in the PORTAL Market to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Debentures will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Securities also will be settled in immediately available funds.

Registration Rights; Liquidated Damages

  Pursuant to a registration rights agreement dated as of August 26, 1997 (the "Registration Rights Agreement") the Company agreed for the benefit of the Holders, that (i) it would, at its cost, within 90 days after the closing of the Debenture Closing (the "Debenture Closing"), file a shelf registration statement (the "Shelf Registration Statement") with the Commission with respect to resales of the Debentures and the Shares, (ii) it will use its commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective by the Commission within 150 days after the Debenture Closing, and (iii) it will use its commercially reasonable efforts to keep such Shelf Registration Statement continuously effective under the Securities Act until, subject to certain exceptions specified in the Registration Rights Agreement, the second anniversary of the Debenture Closing. The Company will be permitted to suspend use of the prospectus that is part of the Shelf Registration Statement during certain periods of time and in certain circumstances relating to pending corporate developments and public filings with the Commission and similar events. If (a) the Company fails to file the Shelf Registration Statement required by the Registration Rights Agreement on or before the date specified for such filing, (b) such Shelf Registration Statement is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date") or (c) the Shelf Registration Statement is declared effective but thereafter ceases to be effective in connection with resales of Transfer Restricted Securities (as defined below) during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (c) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $0.05 per week (such amount to be pro rated on a daily basis) per $1,000 aggregate principal amount of the Debentures held by such Holder. The amount of the Liquidated Damages will increase by an additional $0.05 per week (such amount to be pro rated on a daily basis) per $1,000 aggregate principal amount of the Debentures held by each Holder with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.25 per week (such amount to be pro rated on a daily basis) per $1,000 aggregate principal amount of the Debentures held by each Holder. All accrued Liquidated Damages will be paid by the Company on each Interest Payment Date in cash. Such payment will be made to the Holder of the Global Securities by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities, if any, by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

  For purposes of the foregoing, "Transfer Restricted Securities" means each Debenture and each Share until the earlier of (i) the date on which such Debenture or Share has been effectively registered under the Securities Act and disposed of pursuant to an effective registration statement, (ii) the date on which such Debenture or Share is distributed to the public pursuant to Rule 144 under the Securities Act (or any similar provision then in effect) or is saleable pursuant to Rule 144(k) under the Securities Act and all legends thereon relating to transfer restrictions have been removed, or (iii) the date on which such Debenture or Share ceases to be outstanding.

  Holders of Debentures will be required to deliver information to be used in connection with the Shelf Registration Statement within time periods set forth in the Registration Rights Agreement in order to have their

Debentures or Shares included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

  The Company will provide to each registered holder of the Debentures or the Shares, who is named in the prospectus and who so requests in writing, copies of the prospectus which will be a part of such Shelf Registration Statement, notify each such holder when such Shelf Registration Statement for the Debentures and Shares has become effective and will take certain other actions as are required to permit unrestricted resales of the Debentures and Shares. A holder of Debentures or Shares that sells such securities pursuant to a Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification and contribution rights and obligations).

  The foregoing summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Registration Rights Agreement. The Registration Rights Agreement is included as an exhibit to the Registration Statement to which this Prospectus is a part.

Governing Law

  The Indenture and Debentures will be governed by and construed in accordance with the laws of the State of New York, without giving effect to such state's conflicts of laws principles. (Section 112)

Information Concerning the Trustee

  The Company and its subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The following is a general discussion of certain United States federal income tax considerations to holders of the Debentures. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings, and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations.

  This discussion does not deal with all aspects of United States federal income taxation that may be important to holders of the Debentures or shares of Common Stock and does not deal with tax consequences arising under the laws of any foreign, state or local jurisdiction. This discussion is for general information only, and does not purport to address all tax consequences that may be important to particular purchasers in light of their personal circumstances, or to certain types of purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who hold the Debentures or Common Stock in connection with a straddle) that may be subject to special rules. This discussion assumes that each holder holds the Debentures and the shares of Common Stock received upon conversion thereof as capital assets, and that the Debentures are properly characterized as debt instruments for federal income tax purposes.

  For the purpose of this discussion, a "Non-U.S. Holder" refers to any holder who is not a United States person. The term "United States person" means a citizen or resident of the United States, a corporation or partnership created or organized in the United States or any state thereof, an estate the income of which is includible in income for United States federal income tax purposes regardless of its source, or a trust subject to primary supervision by a court in the United States and control by one or more United States fiduciaries.

  PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR OWNERSHIP AND DISPOSITION OF THE DEBENTURES, INCLUDING CONVERSION OF THE DEBENTURES, AND THE EFFECT THAT THEIR PARTICULAR CIRCUMSTANCES MAY HAVE ON SUCH TAX CONSEQUENCES.

Ownership of the Debentures

  Interest on Debentures. Interest on Debentures will be taxable to a holder as ordinary interest income in accordance with the holder's methods of tax accounting at the time that such interest is accrued or received. The Debentures were not issued with original issue discount ("OID") within the meaning of the Code.

  Adjustments to Conversion Price. Adjustments to the conversion price as provided in the Indenture in most cases will not constitute a taxable event for a Holder. However, certain corporate transactions, such as distributions of assets to holders of Common Stock, may cause a deemed, taxable distribution to the holders of the Debentures when the conversion price is adjusted to reflect such a transaction.

  Sale or Exchange of Debentures or Shares of Common Stock. In general, a holder of Debentures will recognize gain or loss upon the sale, redemption, retirement or other disposition of the Debentures measured by the difference between the amount realized (except to the extent attributable to the payment of accrued interest) and the holder's adjusted tax basis in the Debentures. A holder's tax basis in Debentures generally will equal the cost of the Debentures to the holder, increased by the amount of any market discount previously taken into income by the holder or decreased by any bond premium amortized by the holder with respect to the Debentures. (For the basis and holding period of shares of Common Stock, see "Conversion of Debentures.") In general, each holder of Common Stock into which the Debentures have been converted will recognize gain or loss upon the sale, exchange, or other disposition of the Common Stock under rules similar to those applicable to the Debentures. Subject to the market discount rules discussed below, the gain or loss on the disposition of the Debentures or shares of Common Stock generally will be capital gain or loss.

  Conversion of Debentures. A holder of Debentures will not recognize gain or loss on the conversion of the Debentures into shares of Common Stock, except upon the receipt of cash in lieu of a fractional share. The holder's tax basis in the shares of Common Stock received upon conversion of the Debentures will equal the holder's aggregate basis in the Debentures exchanged therefor (less any portion thereof allocable to a fractional share). The holding period of the shares of Common Stock received by the holder upon conversion of Debentures will include the period during which the holder held the Debentures prior to the conversion. Cash received in lieu of a fractional share of Common Stock should be treated as a payment in exchange for such fractional share. Gain or loss recognized on the receipt of cash paid in lieu of a fractional share generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional share.

  Market Discount. The resale of Debentures may be affected by the "market discount" provisions of the Code. Market discount on a Debenture will generally equal the amount, if any, by which the principal amount of the Debenture exceeds the holder's acquisition price. Subject to a de minimis exception, these provisions generally require a holder of a Debenture acquired at a market discount to treat as ordinary income any gain recognized on the disposition of such Debenture to the extent of the "accrued market discount" at the time of disposition. If a Debenture with accrued market discount is converted into Common Stock pursuant to the conversion feature, the amount of such accrued market discount generally will be taxable as ordinary income upon disposition of the Common Stock. Market discount on a Debenture will be treated as accruing on a straight-line basis over the term of such Debenture or, at the election of the holder, under a constant-yield method. A holder of a Debenture acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Debenture until the Debenture is disposed of in a taxable transaction, unless the holder elects to include market discount in income as it accrues.

  Amortizable Premium. A purchaser of a Debenture at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize such premium ("Section 171 premium") from the purchase date to the Debenture's maturity date under a constant-yield method that reflects semiannual compounding based on the Debenture's payment period. Amortizable premium, however, will not include any premium attributable to a Debenture's conversion feature. The premium attributable to the conversion feature is the excess, if any, of the Debenture's purchase price over what the Debenture's fair market value would be if there were no conversion feature. Amortized Section 171 premium is treated as an offset to interest income on a Debenture and not as a separate deduction.

Certain Federal Income Tax Considerations Applicable to Non-U.S.  Holders

  Interest on Debentures. Generally, interest paid on the Debentures to a Non-U.S. Holder will not be subject to United States federal income tax if: such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder; the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all classes of stock of the Company entitled to vote and is not a "controlled foreign corporation" with respect to which the Company is a "related person" within the meaning of the Code; and the beneficial owner, under penalty of perjury, certifies to the payor that the owner is not a United States person and provides the owner's name and address. If certain requirements are satisfied, the certification described above may be provided by a securities clearing organization, a bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business. For this purpose, the holder of Debentures would be deemed to own constructively the Common Stock into which it could be converted. A holder that is not exempt from tax under these rules generally will be subject to United States federal income tax withholding at a rate of 30% unless (i) the interest is effectively connected with the conduct of a United States trade or business, in which case the interest will be subject to the United States federal income tax on net income that applies to United States persons generally, or (ii) an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax.

  Sale or Exchange of Debentures or Shares of Common Stock. A Non-U.S. Holder generally will not be subject to United States federal income tax on gain recognized upon the sale or other disposition of Debentures or shares of Common Stock unless the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder or, in the case of a Non-U.S. Holder who is a nonresident alien individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year. However, if the Company were to become a "United States real property holding corporation," a Non-U.S. Holder may be subject to federal income tax with respect to gain realized on the disposition of Debentures or shares of Common Stock. In that case, any withholding tax withheld pursuant to the rules applicable to dispositions of a "United States real property interest" will be creditable against such Non-U.S. Holder's United States federal income tax liability and may entitle such Non-U.S. Holder to a refund upon furnishing required information to the IRS.

  Conversion of Debentures. A Non-U.S. Holder generally will not be subject to United States federal income tax on the conversion of a Debenture into shares of Common Stock. To the extent a Non-U.S. Holder receives cash in lieu of a fractional share on conversion, such cash may give rise to gain that would be subject to the rules described above with respect to the sale or exchange of a Debenture or Common Stock.

  Dividends on Shares of Common Stock. Generally, any distribution on shares of Common Stock to a Non-U.S. Holder will be subject to United States federal income tax withholding at a rate of 30% unless (i) the dividend is effectively connected with the conduct of trade or business within the United States by the Non-U.S. Holder, in which case the dividend will be subject to the United States federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders under certain circumstances, the branch profits tax), or (ii) an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax. A Non-U.S. Holder may be required to satisfy certain certification requirements in order to claim a reduction of or exemption from withholding under the foregoing rules.

Information Reporting and Backup Withholding

  U.S. Holders. Information reporting and backup withholding may apply to payments of principal, interest or dividends on or the proceeds of the sale or other disposition of the Debentures or shares of Common Stock with respect to certain noncorporate U.S. Holders. Such U.S. Holders generally will be subject to backup withholding at a rate of 31% unless, among other conditions, the U.S. Holder supplies a taxpayer identification number, and certain other information, certified under penalties of perjury, to the payor or otherwise establishes an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the U.S. Holder's federal income tax.

  Non-U.S. Holders. Generally, information reporting and backup withholding of United States federal income tax at a rate of 31% may apply to payments of principal, interest and dividends to Non-U.S. Holders if the payee fails to certify that the holder is a Non-U.S. person. The 31% backup withholding tax will not apply to interest or dividends subject to the 30% withholding tax discussed above.

  The payment of the proceeds of the disposition of Debentures or shares of Common Stock to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides a required certification or otherwise establishes an exemption. The proceeds of the disposition by a Non-U.S. Holder of Debentures or Common Stock to or through a foreign office of a broker generally will not be subject to backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a United States trade or business, information reporting generally will apply unless the broker has documentary evidence in its files of the Non-U.S. Holder's foreign status and has no actual knowledge to the contrary.

  Proposed regulations would modify the information reporting and backup withholding tax rules for Non-U.S. Holders and, if adopted, generally would be effective for payments made after December 31, 1997.

                          DESCRIPTION OF CAPITAL STOCK

  World Airways' authorized capital stock consists of 40,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock") of which 8,003,064 shares of Common Stock and no shares of Preferred Stock are outstanding as of the date hereof. All of the issued and outstanding shares of Common Stock are fully paid and nonassessable.

  The following summary description of World Airways' capital stock accurately describes the material rights of holders of World Airways' capital stock but does not purport to be complete and is qualified in its entirety by reference to World Airways' Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated Bylaws (the "Bylaws").

Common Stock

  The holders of validly issued and outstanding shares of Common Stock are entitled to one vote per share on all matters to be voted upon by stockholders. At a meeting of stockholders at which a quorum is present, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provision of law or World Airways' Certificate of Incorporation or Bylaws. There is no cumulative voting with respect to the election of directors (or any other matter), but World Airways' Board of Directors is classified, which means that the holders of a majority of the shares at a meeting at which a quorum is present can elect all of the directors of the class then to be elected if they choose to do so, and, in such event, the holders of the remaining shares would not be able to elect any directors of that class. Under Delaware law, if WorldCorp owns a majority of the outstanding Common Stock, WorldCorp will be able to approve certain actions by written consent without a meeting of the stockholders of World Airways, subject to (i) WorldCorp's obligation to vote its shares of Common Stock for two directors nominated by MHS, (ii) to the requirement that one director nominated by MHS be present to constitute a quorum at a meeting of the Board of Directors and (iii) the requirement that MHS' approval be obtained for certain actions. See "Certain Relationships and Transactions."

  The holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities.

  Subject to the rights of holders of Preferred Stock, if any, in the event of a liquidation, dissolution or winding up of World Airways, holders of Common Stock are entitled to participate equally, share for share, in all assets remaining after payment of liabilities.

Preferred Stock

  World Airways' Certificate of Incorporation authorizes the Board of Directors to issue up to 5,000,000 shares of Preferred Stock in one or more series and to establish such relative voting, dividend, redemption, liquidation, conversion and other powers, preferences, rights, qualifications, limitations and restrictions as the Board of Directors may determine without further approval of the stockholders of World Airways. The issuance of Preferred Stock by the Board of Directors could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a person or group to gain control of World Airways.

  The issuance of any series of Preferred Stock, and the relative powers, preferences, rights, qualifications, limitations and restrictions of such series, if and when established, will depend upon, among other things, the future capital needs of World Airways, the then-existing market conditions and other factors that, in the judgment of the Board of Directors, might warrant the issuance of Preferred Stock. At the date of this Prospectus, there are no plans, agreements or understandings relative to the issuance of any shares of Preferred Stock.

Limitation on Voting by Foreign Owners

  The Certificate of Incorporation defines "Foreign Ownership Restrictions" as applicable provisions of law and regulations relating to ownership or control of U.S. air carriers (as amended or modified from time to time). Such restrictions currently require that no more than 25% of the voting stock of World Airways be owned or controlled, directly or indirectly, by Foreign Citizens for purposes of the Foreign Ownership Restrictions, and that World Airways' President and at least two-thirds of its directors be U.S. citizens. The Certificate of Incorporation and Bylaws provide that no shares of capital stock may be voted by or at the direction of Foreign Citizens, unless such shares are registered on the Foreign Stock Record. World Airways' Bylaws further provide that no shares will be registered on the Foreign Stock Record if the amount so registered would exceed the Foreign Ownership Restrictions. Registration on the Foreign Stock Record is made in chronological order based on the date World Airways receives a written request for registration. MHS owns approximately 24.9% of the outstanding Common Stock and such shares are registered on the Foreign Stock Record.

Delaware Law and Certain Charter and Bylaw Provisions

  Certain provisions of the General Corporation Law of the State of Delaware and of World Airways' Certificate of Incorporation and Bylaws, summarized in the following paragraphs, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders.

  Delaware Anti-takeover Law. World Airways, a Delaware corporation, is subject to the provisions of the General Corporation Law of the State of Delaware, including Section 203. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder unless: (i) prior to such date, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (ii) upon becoming an interested stockholder, the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or (iii) subsequent to such date, the business combination is approved by both the Board of Directors and by holders of at least 66 2/3% of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes, the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, World Airways to date has not made this election.

  Classified Board of Directors. The Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. Classification of the Board of Directors expands the time required to change the composition of a majority of directors and may tend to discourage an acquisition proposal for World Airways. Moreover, under the General Corporation Law of the State of Delaware, in the case of corporations having a classified Board of Directors, the stockholders may remove a director only for cause unless the corporation elects otherwise in its charter. World Airways' Certificate of Incorporation and Bylaws provide for removal of directors only with cause.

  Special Meetings of Stockholders; Action by Consent. World Airways' Bylaws provide that special meetings of stockholders may be called only by the Chairman of the Board of Directors or by the Secretary at the request in writing of a majority of the members of the Board of Directors of World Airways. World Airways' Bylaws also provide that any action required to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote upon the written consent of the minimum number of stockholders necessary to authorize such action.

  Advance Notice Requirements for Stockholder Proposals and Director Nominations. World Airways' Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or a special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive office of World Airways, not less than 60 days prior to the scheduled annual meeting regardless of any postponements, deferrals or adjournments of the meeting. The Bylaws also specify certain requirements pertaining to the form and substance of a stockholder's meeting. These provisions may preclude some stockholders from making nominations for directors at an annual or special meeting or from bringing other matters before the stockholders at a meeting.

  Indemnification. World Airways' Certificate of Incorporation provides that directors and officers of World Airways will be indemnified by World Airways to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of World Airways.

  Limitation of Liability. The Certificate of Incorporation provides that directors of World Airways will not be personally liable for monetary damages to World Airways for certain breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to World Airways or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. This provision does not affect the availability of equitable remedies or non-monetary relief, such as an injunction or rescission for breach of the duty of care. In addition, the provision applies only to claims against the director arising out of his role as a director and not in any other capacity (such as an officer or employee of World Airways). Furthermore, liability of a director for violations of the federal securities laws will not be limited by this provision. Directors are not, however, liable for monetary damages arising from decisions involving violations of the duty of care which could be deemed grossly negligent.

                              PLAN OF DISTRIBUTION

  The Selling Securityholders may sell all or a portion of the Debentures and the Shares offered hereby from time to time while the Registration Statement of which this Prospectus is a part remains effective. Pursuant to the Registration Rights Agreement, the Company is obligated to maintain the effectiveness of the Registration Statement for a period of two years from the completion of the Private Placement or, if shorter, when (i) all the Securities have been sold pursuant to the Registration Statement, (ii) all the Securities have been distributed to the public pursuant to Rule 144 under the Securities Act or are saleable pursuant to Rule 144(k) under the Securities Act or (iii) the date on which there ceases to be any outstanding Securities. The Selling Securityholders may sell Debentures or Shares on terms to be determined at the times of such sales through customary brokerage channels, negotiated transactions or by a combination of theses methods, at fixed prices that may be changed, at market prices then prevailing or at negotiated prices then obtainable. There is no assurance that the Selling Securityholders will sell any or all of the Debentures or Shares offered pursuant to this Prospectus.
Each of the Selling Securityholders reserves the right to accept and, together with its agents from time to time, to reject in whole or in part any proposed purchase of the Debentures or Shares to be made directly or through agents. The Company will not receive any of the proceeds from the sale of Debentures or Shares pursuant to this Prospectus. The aggregate proceeds to the Selling Securityholders from the sale of the Debentures and the Shares offered by the Selling Securityholders hereby will be the purchase price of such Debentures or Shares less any discounts or commissions.

  The Company has been advised by the Selling Securityholders that the Selling Securityholders, acting as principals for their own account, may sell Debentures or Shares from time to time directly to purchasers. Alternatively, the Selling Securityholders may, from time to time, sell Debentures or Shares through agents, dealers or underwriters to be designated by the Selling Securityholders from time to time who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Securityholders and the purchasers of the Debentures or Shares for whom they may act as agent. To the extent required, the aggregate principal amount of the Debentures and the number of Shares to be sold, the names of the Selling Securityholders, the purchase price, the name of any agent, dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. The Selling Securityholders and any agents, broker-dealers or underwriters that participate with the Selling Securityholders in the distribution of the Debentures or the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, commissions or concessions received by such broker-dealers, agents or underwriters and any profit on the resale of the Debentures or the Shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

  A Selling Securityholder may elect to engage a broker or dealer to effect sales in one or more of the following transactions: (a) block trades in which the broker or dealers so engaged will attempt to sell the Securities as agent by may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, and (c) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers and dealers engaged by Selling Securityholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Securityholders in amounts to be negotiated (and, if such broker-dealer acts as agent for the purchaser of such Securities, from such purchaser). Broker-dealers may agree with the Selling Securityholders to sell a specified number of such Securities at a stipulated price, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Securityholder, to purchase as principal any unsold Securities at the price required to fulfill the broker-dealer commitment to such Selling Securityholder. Broker-dealers who acquire Securities as principal may thereafter resell such Securities from time to time in transactions (which may involve crosses and block transaction and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Securities commissions as described above.

  The Securities originally issued by the Company in the Private Placement contained legends as to their restricted transferability. Upon the effectiveness of the Registration Statement of which this Prospectus is a part, these legends will no longer be necessary. Upon the transfer by the Selling Securityholders of any of the Securities, new certificates representing such Securities will be issued to the transferee, free of any such legends.

  To comply with the securities laws of certain states, if applicable, the Debentures and the Shares will be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Debentures and the Shares may not be offered or sold unless they have been registered or qualified for sale in such state or an exemption from the registration or qualification requirement is available and is complied with.

  The Company will not receive any of the proceeds from the offering of the Debentures and Shares by the Selling Securityholders hereby and will pay all expenses incident to the offering and sale of the Debentures and the Shares to the public other than underwriting discounts, selling commissions and fees. Pursuant to the Registration Rights Agreement, the Company and the Selling Securityholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

  Prior to the date hereof, there has been no public market for the Debentures and there can be no assurance regarding the future development of a market for the Debentures. The Debentures are eligible for trading on the PORTAL Market; however, no assurance can be given as to the liquidity of, or trading market for, the Debentures. The Company has been advised by the Initial Purchasers that they intend to make a market in the Debentures. However, the Initial Purchasers are not obligated to do so and any market-making activities with respect to the Debentures may be discontinued at any time without notice. Accordingly, no assurance can be given as to the liquidity of or the trading market for the Debentures.

  In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 or rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus. There is no assurance that any Selling Securityholder will sell any or all of the Debentures or Shares described herein, and any Selling Security Holder may transfer, devise or gift such securities by other means not described herein.

  The Debentures were originally sold to the Initial Purchasers on August 26, 1997 in a private placement at face value less approximately 3% offering expenses. The Company agreed to indemnify and hold such Initial Purchasers harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the Debentures by them. The Company and the Selling Securityholders are obligated to indemnify each other against certain liabilities arising under the Securities Act.

  For additional information concerning the registration rights of Selling Securityholders pursuant to which this Registration Statement is filed, see "Description of the Debentures--Registration Rights; Liquidated Damages."

                                 LEGAL MATTERS

  The validity of the Securities offered hereby will be passed upon for World Airways by Hunton & Williams, Richmond, Virginia.

                                    EXPERTS

  The financial statements and schedule of World Airways as of December 31, 1995 and 1996 and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  World Airways is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by World Airways may be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices:
Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such material can also be obtained from the Commission's Web site at http://www.sec.gov. World Airways' Common Stock is traded on Nasdaq under the symbol "WLDA."

  The Company has filed with the Commission the Registration Statement on Form S-3 under the Securities Act for the offering of the Securities made by this Prospectus. This Prospectus, filed as part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about the Company and the Securities offered pursuant to this Prospectus, refer to the Registration Statement and the exhibits and schedules thereto, all of which may be inspected without charge or copied at the Commission's offices (at the locations described above) and copies of which may be obtained at prescribed rates from the Public Reference Section of the Commission (at the locations described above). Statements made in this Prospectus about the contents of any contract, agreement or document are not necessarily complete and in each instance reference is made to the copy of such contract, agreement or document filed as an exhibit to the Registration Statement and each such statement is qualified in its entirety by such reference.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The following documents have been filed with the Commission by the Company and are hereby incorporated by reference into this Prospectus: (i) World Airways' Annual Report on Form 10-K for the fiscal year ended December 31, 1996, (ii) World Airways' Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, all filed pursuant to Section 13 or 15(d) of the Exchange Act, (iii) World Airways Current Reports on Form 8-K dated July 7, 1997, July 14, 1997 and October 2, 1997, and (iv) the description of World Airways' Common Stock contained in World Airways' Registration Statement on Form 8-A, filed with the Commission on August 8, 1995 pursuant to Section 12 of the Exchange Act. All other documents filed by World Airways with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of filing of such reports and documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  World Airways will provide without charge to each person to whom a Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference into this Prospectus, other than certain exhibits to such documents. Requests for such copies should be directed to: Investor Relations, World Airways, Inc., 13873 Park Center Road, Suite 490, Herndon, Virginia 20171 (telephone: (703) 834-9200).

================================================================================

  No dealer, salesperson, or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, or any Selling Security Holder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                                ---------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary.............................................................3
Risk Factors..................................................................11
Use Of Proceeds...............................................................20
Price Range Of Common Stock...................................................20
Price Range Of Debentures.....................................................21
Dividend Policy...............................................................21
Capitalization................................................................22
Selected Financial And Operating Data.........................................23
Management's Discussion And Analysis Of Financial
   Conditions And Results Of Operations.......................................25
Business......................................................................35
Management....................................................................46
Certain Relationships And Transactions........................................47
Selling Securityholders.......................................................50
Description Of Debentures.....................................................53
Certain United States Federal Income Tax Consequences.........................65
Description Of Capital Stock..................................................68
Plan Of Distribution..........................................................71
Legal Matters.................................................................72
Experts.......................................................................72
Available Information.........................................................73
Incorporation Of Certain Information By Reference.............................73

================================================================================



================================================================================

                                  $50,000,000



                              WORLD AIRWAYS, INC.



                                 8% Convertible
                              Senior Subordinated
                              Debentures Due 2004









                                   PROSPECTUS





                               November ___, 1997


================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

  The following table sets forth the expenses to be borne by the Registrant in connection with the issuance and distribution of the securities being registered hereby other than underwriting discounts and commissions. No portion of such expenses are to be borne by the Selling Security Holders. All expenses other than the SEC registration fee and the Nasdaq listing fee are estimated.

SEC registration fee..........................................................   $15,152
Nasdaq listing fee............................................................    17,500
Trustee's fees and expenses...................................................     2,500
Accounting fees and expenses..................................................    10,000
Legal fees and expenses.......................................................    25,000
"Blue Sky" fees and expenses (including legal fees)...........................     1,000
Costs of printing and engraving...............................................     1,000
  Total.......................................................................   $72,152
                                                                                 =======

Item 15.  Indemnification of Directors and Officers.

  The Registrant's Bylaws effectively provide that the Registrant shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 145"), indemnify all person whom it may indemnify pursuant thereto. In addition, the Registrant's Amended and Restated Certificate of Incorporation eliminates personal liability of its directors to the full extent permitted by Section 102(b) (7) of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 102(b) (7)").

  Section 145 permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

  Section 102(b) (7) provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

  The Company maintains insurance against liabilities under the Securities Act of 1933 for the benefit of its officers and directors.

  Section 9 of the Registration Rights Agreement (filed as Exhibit 4.3 to this Registration Statement) provides that the Holders of Transfer Restricted Securities covered by this Registration statement severally and not jointly will indemnify and hold harmless the Registrant and each director, officer and controlling person of the Registrant from and against any liability caused by any statement or omission in the Registration Statement, in the Prospectus or in any amendment or supplement thereto, in each case to the extent that the statement or omission was made in reliance upon and in conformity with written information furnished to the Registrant by the Holders of Transfer Restricted Securities covered by this Registration Statement expressly for use therein.

Item 16.  Exhibits.

                                 EXHIBIT INDEX

   Exhibit
   Number                                Description
   -------                               -----------
      *3.1     Amended and Restated Certificate of Incorporation of the
               Company (incorporated by reference to Exhibit 3.1 of the
               Company's Registration Statement on Form S-1, as amended
               (Commission File No. 33-95488) filed on August 8, 1995 (the
               "Form S-1").
      *3.2     Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Form S-1).
       4.1     Indenture dated as of August 1, 1997 between the Company and
               First Union National Bank, as Trustee (the "Indenture").
       4.2     Form of 8% Convertible Subordinated Debenture due 2003
               (included in the Indenture).
       4.3     Registration Rights Agreement dated as of August 26, 1997 among the Company and the Initial Purchasers.
       4.4     Purchase Agreement dated August 21, 1997 among the Company and the Initial Purchasers.
       5.1     Opinion of Hunton & Williams regarding the legality of the securities being registered.
      12.1     Ratio of Earnings to Fixed Charges
      23.1     Consent of Hunton & Williams (included in Exhibit 5.1).
      23.2     Consent of KPMG Peat Marwick LLP.
      24.1     Power of Attorney (included on the signature page of this
               Registration Statement).
      25.1     Form T-1 Statement of Eligibility and Qualification under the
               Trust Indenture Act of 1939 of First Union National Bank.

___________
* Filed previously

Item 17.  Undertakings.

  The undersigned Registrant hereby undertakes that, for purpose of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby further undertakes:

     (1) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Herndon, Virginia, on November 6, 1997.

                                         WORLD AIRWAYS, INC.

                                         By /s/ Russell L. Ray, Jr.
                                           -------------------------------------
                                           Russell L. Ray, Jr.
                                           President and Chief Executive Officer


          Each of the directors and/or officers of World Airways, Inc. whose signature appears below hereby appoints T. Coleman Andrews III and Russell L. Ray, Jr. as his attorneys-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments to this registration statement, making such changes in the registration statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable World Airways, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


Signature                             Title                                    Date
---------                             -----                                   -----

/s/ Russell L. Ray, Jr.               Director, President and Chief           November 6, 1997
------------------------------        Executive Officer
Russell L. Ray, Jr.


/s/ Russell L. Ray, Jr.               Principal Financial Officer             November 6, 1997
------------------------------
Russell L. Ray, Jr.

/s/ Russell L. Ray, Jr.               Principal Accounting Officer            November 6, 1997
------------------------------
Russell L. Ray, Jr.

/s/ T. Coleman Andrews, III           Director, Chairman of the Board         November 6, 1997
------------------------------
T. Coleman Andrews, III


/s/ A. Scott Andrews                  Director                                November 6, 1997
------------------------------
A. Scott Andrews

                                      Director                                _____________  ___, 1997
------------------------------
Wan Malek Ibrahim


                                       Director, Executive Vice President
------------------------------         Marketing and Sales                     _____________  ___, 1997
Ahmad M. Khatib

/s/ Peter M. Sontag                    Director                               November 6, 1997
------------------------------
 Peter M. Sontag

                                       Director
------------------------------                                                _____________  ___, 1997
Lim Kheng Yew

/s/ John C. Backus, Jr.                Director                               November 6, 1997
------------------------------
John C. Backus, Jr.


                                 EXHIBIT INDEX

 Exhibit
 Number                              Description
 -------                             -----------
     4.1    Indenture dated as of August 1, 1997 between the Company and
            First Union National Bank, as Trustee (the "Indenture").
     4.2    Form of 8% Convertible Subordinated Debenture due 2003 (included in the Indenture).
     4.3    Registration Rights Agreement dated as of August 26, 1997 among the Company and the Initial Purchasers.
     4.4    Purchase Agreement dated August 21, 1997 among the Company and the
            Initial Purchasers.
     5.1    Opinion of Hunton & Williams regarding the legality of the securities being registered.
    12.1    Ratio of Earnings to Fixed Charges.
    23.1    Consent of Hunton & Williams (included in Exhibit 5.1).
    23.2    Consent of KPMG Peat Marwick LLP.
    24.1    Power of Attorney (included on the signature page of this
            Registration Statement).
    25.1    Form T-1 Statement of Eligibility and Qualification under the Trust
            Indenture Act of 1939 of First Union National Bank.